UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

KINETIC CONCEPTS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.001, of Kinetic Concepts, Inc.

(2)

Aggregate number of securities to which transaction applies:

92,432,291 shares of common stock, which includes (A) 73,066,604 shares of common stock outstanding, (B) 4,902,639 shares of common stock subject to in-the-money options, (C) 516,827 shares of restricted stock, (D) 507,505 restricted stock units that will vest and (E) 13,438,716 shares of common stock issuable upon conversion of KCI’s 3.25% convertible senior notes due 2015.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 73,066,604 shares of common stock (which includes 516,827 shares of restricted stock), 507,505 restricted stock units that will vest and 13,438,716 shares of common stock issuable upon conversion of KCI’s 3.25% convertible senior notes due 2015, each multiplied by $68.50 per share and (B) 4,902,639 shares of common stock subject to in-the-money options multiplied by $28.53 (which is the difference between $68.50 per share and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001161 by the maximum aggregate value of the transaction.

	(4)	Proposed maximum aggregate value of transaction: $6,100,250,803

	(5)	Total fee paid: $708,239

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED AUGUST 8, 2011

Kinetic Concepts, Inc.

8023 Vantage Drive

San Antonio, Texas 78230

[                    ], 2011

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Kinetic Concepts, Inc., which we refer to as KCI, to be held on [                    ], 2011 at [                    ], at [                    ], San Antonio time. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 12, 2011, which we refer to as the Merger Agreement, by and among KCI, Chiron Holdings, Inc., a Delaware corporation, and Chiron Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Chiron Holdings, Inc. Pursuant to the Merger Agreement, Chiron Merger Sub, Inc. will merge with and into KCI, which we refer to as the Merger, and KCI will become a wholly owned subsidiary of Chiron Holdings, Inc., an entity owned by a consortium comprised of investment funds advised by Apax Partners and controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board.

If the Merger is completed, you will be entitled to receive $68.50 in cash, without interest and less any applicable withholding tax, for each share of KCI common stock you own as of the date of the Merger.

After careful consideration, our board of directors determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of KCI shareholders. Our board of directors has unanimously approved the Merger Agreement. Our board of directors recommends that you vote “FOR” adoption of the Merger Agreement and approval of the transactions contemplated thereby at the special meeting.

Our board of directors carefully considered a number of factors in evaluating the transaction and consulted with its legal and financial advisors in so doing. The enclosed proxy statement provides detailed information about the special meeting, the Merger Agreement and the Merger. We encourage you to read the proxy statement carefully in its entirety. You may also obtain more information about KCI from documents we file with the Securities and Exchange Commission from time to time.

Your vote is very important, regardless of the number of shares you own. The Merger must be approved by the affirmative vote of the holders of at least two-thirds of our outstanding common stock. Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, it will have the same effect as if you voted against adoption of the Merger Agreement and approval of the transactions contemplated thereby (however, such abstention shall not constitute a vote against the Merger for purposes of exercising appraisal rights). Only shareholders who owned shares of KCI common stock at the close of business on [                    ], 2011, the record date for the special meeting, will be entitled to vote at the special meeting. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. On behalf of our board of directors, I urge you to complete, sign, date and return the enclosed proxy card, or vote via the Internet or telephone as soon as possible, even if you currently plan to attend the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

On behalf of our board of directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Ronald W. Dollens

Chairman of the Board of Directors

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement is dated [                    ], 2011 and is being mailed to shareholders of KCI on or about [                    ], 2011.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED AUGUST 8, 2011

Kinetic Concepts, Inc.

8023 Vantage Drive

San Antonio, Texas 78230

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Notice is hereby given that a special meeting of shareholders of Kinetic Concepts, Inc., a Texas corporation, which we refer to as KCI, will be held on [                    ], 2011 at [                    ], at [                    ], San Antonio time, to consider and vote upon the following matters:

1. a proposal to adopt the Agreement and Plan of Merger, dated as of July 12, 2011, which we refer to as the Merger Agreement, by and among KCI, Chiron Holdings, Inc., a Delaware corporation, which we refer to as Chiron Holdings, and Chiron Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Chiron Holdings, Inc., which we refer to as Merger Sub, as it may be amended from time to time, as more fully described in the enclosed proxy statement;

2. a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the Merger Agreement and approving the transactions contemplated thereby at the time of the special meeting;

3. a non-binding proposal regarding certain Merger-related executive compensation arrangements; and

4. other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Your vote is very important, regardless of the number of shares you own. The affirmative vote of the holders of at least two-thirds of KCI’s outstanding common stock is required to adopt the Merger Agreement and approve the transactions contemplated thereby. Any proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies and the non-binding proposal regarding certain Merger-related executive compensation arrangements requires the affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the special meeting by the holders of the outstanding shares of KCI common stock.

You are entitled to vote at the special meeting (including at any adjournment or postponement of such special meeting) if you were a shareholder of record at the close of business on [                    ], 2011. A list of shareholders will be available for inspection at the special meeting. All shareholders of record are cordially invited to attend the special meeting in person. Holders, as of the record date, of KCI common stock are entitled to rights of dissent and appraisal under Texas law in connection with the merger of Merger Sub with and into KCI, which we refer to as the Merger, if they meet certain conditions. See “The Merger—Appraisal Rights” beginning on page 50 of the proxy statement and Annex C hereto.

KCI urges you to read the entire proxy statement carefully. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or vote via the Internet or telephone to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby, any adjournment of the special meeting, if necessary or appropriate, to permit solicitations of additional proxies, and the non-binding proposal regarding certain Merger-related executive compensation arrangements

(however, no proxy that is specifically marked against adoption of the Merger Agreement will be voted in favor of the non-binding proposal unless it is specifically marked “FOR” the non-binding proposal). If you fail to return your proxy card and do not vote via the Internet or by telephone, your shares will effectively be counted as a vote against adoption of the Merger Agreement and approval of the transactions contemplated thereby (however, such abstention shall not constitute a vote against the Merger for purposes of exercising appraisal rights), and will not be counted for purposes of determining whether a quorum is present at the special meeting or for purposes of any vote to adjourn the special meeting, if necessary or appropriate, to permit solicitations of additional proxies or the vote on the non-binding proposal of certain Merger-related executive compensation arrangements. If you do attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Our board of directors recommends that you vote “FOR” adoption of the Merger Agreement and approval of the transactions contemplated thereby at the special meeting, “FOR” any adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies and “FOR” the non-binding proposal regarding certain Merger-related executive compensation arrangements.

By Order of the Board of Directors,

John T. Bibb

Senior Vice President and General Counsel

Dated: [                    ], 2011

i

ANNEX A            AGREEMENT AND PLAN OF MERGER

ANNEX B            OPINION OF J.P. MORGAN

ANNEX C            SUBCHAPTER H OF CHAPTER 10 OF THE TBOC

ii

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See “Where You Can Find More Information” beginning on page 82. The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this proxy statement, “KCI,” “we,” “our,” “us” and similar words in this proxy statement refer to Kinetic Concepts, Inc. including, in certain cases, our subsidiaries. Throughout this proxy statement we refer to Chiron Holdings, Inc. as “Chiron Holdings” and Chiron Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the merger between KCI and Merger Sub as the “Merger” and the Agreement and Plan of Merger, dated as of July 12, 2011, by and among KCI, Chiron Holdings and Merger Sub as the “Merger Agreement.”

Parties to the Merger (page 22)

KCI is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products that have been designed to leverage the body’s ability to heal, thus improving clinical outcomes while helping to reduce the overall cost of patient care. Headquartered in San Antonio, Texas, the success of KCI spans more than three decades. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all healthcare settings, including acute care hospitals, extended care organizations and patients’ homes, both in the United States and abroad.

Chiron Holdings was formed by a consortium comprised of investment funds advised by Apax Partners and controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board solely for the purpose of entering into the Merger Agreement with KCI and completing the Merger and the other transactions contemplated by the Merger Agreement and the related financing transactions. Chiron Holdings has not conducted any business operations other than in connection with the transactions contemplated by the Merger Agreement and the related financing transactions.

Merger Sub was formed by Chiron Holdings solely for the purpose of entering into the Merger Agreement with KCI and completing the Merger and the other transactions contemplated by the Merger Agreement and the related financing transactions. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the Merger Agreement and the related financing transactions.

Certain Effects of the Merger (page 42)

On July 12, 2011, KCI entered into the Merger Agreement. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into KCI, with KCI as the surviving corporation and a wholly owned subsidiary of Chiron Holdings. At the effective time of the Merger:

•

you will receive $68.50 in cash, without interest and less any applicable withholding tax (the “Merger Consideration”), in exchange for each share of KCI common stock that you own immediately prior to the effective time of the Merger and for which you have not properly exercised your right of dissent and appraisal;

•

each option granted under any director or employee stock option or compensation plan, whether vested or unvested, will be converted into the right to receive, and be cancelled in exchange for, an amount, in cash, equal to the excess, if any, of the Merger Consideration less the per-share exercise price of such option times the number of shares subject to such option (unless otherwise agreed between Chiron Holdings and any individual holder);

•

each share of restricted stock granted under any director or employee stock incentive or compensation plan will be cancelled in exchange for an amount, in cash, equal to the Merger Consideration (unless otherwise agreed between Chiron Holdings and any individual holder); and

•

each restricted stock unit will be deemed fully earned and vested (or, in the case of performance-based restricted stock units, vested as if the applicable target performance goals had been met), and each such vested restricted stock unit shall be cancelled in exchange for an amount, in cash, equal to the Merger Consideration and any remaining unvested restricted stock units will be cancelled for no consideration (unless otherwise agreed by Chiron Holdings and any individual holder).

After the Merger is completed, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a KCI shareholder as a result of the Merger (other than shareholders who have perfected their right of dissent and appraisal). KCI shareholders will receive the Merger Consideration in exchange for their KCI stock in accordance with the instructions contained in the letter of transmittal to be sent to holders of our common stock shortly after the closing of the Merger.

The Special Meeting (page 18)

Date, Time and Place

A special meeting of our shareholders will be held on [                    ], 2011 at [                    ], at [                    ], San Antonio time. At the special meeting, we will ask our shareholders to adopt the Merger Agreement and approve the transactions contemplated thereby, to adjourn the special meeting to a later date to solicit additional proxies if there are not sufficient votes in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby, and to approve a non-binding proposal regarding certain Merger-related executive compensation arrangements.

Record Date; Shares Entitled to Vote; Quorum

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [                    ], the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of [                    ], there were approximately [                    ] shares of our common stock entitled to be voted at the special meeting. A quorum of shareholders is necessary to hold a valid special meeting. Under our bylaws, a quorum is present at the special meeting if the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting are present, either in person or by proxy.

Vote Required

Adoption of the Merger Agreement and approval of the transactions contemplated thereby requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock. Approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies or the non-binding proposal regarding certain Merger-related executive compensation arrangements requires the affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the special meeting by the holders of the outstanding shares of KCI common stock. See the section entitled “The Merger—Interests of the Directors and Executive Officers of KCI in the Merger—Voting Agreement” on page 50 for a description of a voting and support agreement entered into with certain of our shareholders related to the Merger.

Recommendation of Our Board of Directors and Reasons for the Merger (page 31)

Our board of directors has unanimously (i) approved the Merger Agreement and the Merger, (ii) determined that the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of our shareholders, (iii) recommended that our shareholders vote “FOR” the approval of the Merger Agreement, (iv) recommended that our shareholders vote “FOR” the approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and (v) recommended that our shareholders vote “FOR” the non-binding proposal regarding certain Merger-related executive compensation arrangements.

Opinion of J.P. Morgan (page 33)

J.P. Morgan Securities LLC, or J.P. Morgan, delivered its written opinion to KCI’s board of directors that, as of July 12, 2011, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth therein, the Merger Consideration to be paid to holders of KCI common stock in the Merger was fair, from a financial point of view, to such shareholders.

The full text of the written opinion of J.P. Morgan dated July 12, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. J.P. Morgan provided its opinion for the information of KCI’s board of directors in connection with and for the purposes of the board of directors’ evaluation of the transactions contemplated by the Merger Agreement. J.P. Morgan’s written opinion addresses only the Merger Consideration to be paid to holders of KCI common stock in the Merger and does not address any other matter.

Financing (page 43)

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, including the funds needed to:

•	pay our shareholders (including equity award holders) the amounts due under the Merger Agreement;

•	refinance, repay or repurchase certain of our outstanding indebtedness; and

•	pay customary fees and expenses in connection with the transactions contemplated by the Merger Agreement,

will be approximately $6.5 billion. This amount will be funded through a combination of:

•	equity financing of up to $1.75 billion to be provided by investors in Chiron Holdings; and

•

borrowings of up to $2.6 billion under a senior secured loan facility and $2.15 billion in aggregate principal amount of senior notes (or, to the extent those are not issued at or prior to the closing of the Merger, $900 million in senior unsecured bridge loans and $1.25 billion in senior secured second lien bridge loans).

Chiron Holdings has obtained the equity and debt financing commitments described more fully below. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the conditions to closing in the Merger Agreement. We believe the committed amounts will be sufficient to complete the Merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, we have substantially less cash on hand or Chiron Holdings or Merger Sub have substantially lower net proceeds from the equity and debt financings than we currently expect. Although obtaining the proceeds of any financing, including the financing under the commitment letters, is not a condition to Chiron Holdings’ obligation to complete the Merger, the failure of Chiron Holdings and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the Merger to be completed. In that case, Chiron Holdings may be obligated to pay us a fee of $317,200,000 as described under “The Merger Agreement—Termination Payments and Expenses” beginning on page 74.

Treatment of Convertible Notes (page 59)

After the effective time of the Merger, each holder of the convertible notes, to the extent such holder has not exercised its right to require the surviving corporation to repurchase such holder’s convertible notes in accordance with the terms of the convertible notes and the convertible notes indenture, will be entitled to convert such holder’s convertible notes into the right to receive an amount in cash for each $1,000 principal amount of convertible notes held by such holder equal to the product of (a) $68.50 and (b) 19.4764 (as adjusted pursuant to the convertible notes indenture, including, without limitation, the increase in the conversion rate described in the indenture for holders who convert their convertible notes from and after the effective date of the Merger to and including the close of business on the business day prior to the fundamental change purchase date designated by us). The surviving corporation (directly or through the paying agent) will pay such holders as soon as practicable following such conversion.

2004 Employee Stock Purchase Plan (page 59)

The 2004 Employee Stock Purchase Plan (the “ESPP”) will terminate immediately following the effective time of the Merger. Prior to the Merger, the plan administrator will determine when the then-current offering period will terminate and KCI will ensure that a new offering period does not begin following July 12, 2011.

Interests of the Directors and Executive Officers of KCI in the Merger (page 44)

In considering the recommendation of KCI’s board of directors with respect to the Merger, you should be aware that certain members of KCI’s board of directors and KCI’s executive officers have certain interests in the Merger other than (if applicable) their interests as KCI shareholders generally. Such interests may include severance payments under existing employment and retention agreements and accelerated vesting of options, restricted stock and restricted stock units. These interests may be different from, or in conflict with, your interests as KCI shareholders. The members of our board of directors were aware of these additional or different interests, and considered them, when they approved the Merger Agreement.

Concurrently with the execution of the Merger Agreement, James R. Leininger, Cecelia Anne Leininger and J&E Investments, L.P. (together representing ownership of approximately 11% of KCI common stock) executed a voting and support agreement, pursuant to which such shareholders agreed to, among other things, vote in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby on the terms and subject to the conditions set forth in the voting and support agreement. Such commitment terminates automatically upon termination of the Merger Agreement and therefore does not impede the ability of such shareholders to vote in favor of a superior proposal following termination of the Merger Agreement.

Appraisal Rights (page 50)

Under the Texas Business Organizations Code (the “TBOC”), holders of our common stock are entitled to exercise their right of dissent and appraisal in connection with the Merger, provided that they perfect those rights in the manner provided for in the TBOC.

If you vote against adoption of the Merger Agreement and approval of the transactions contemplated thereby and instead perfect your right of dissent and appraisal under the TBOC, you will have the right to a judicial appraisal of the “fair value” of your shares in connection with the Merger. This value could be more than, less than or the same as the value of the right to receive the Merger Consideration in the Merger.

In order to preserve your right of dissent and appraisal, you must take all the steps provided under the TBOC within the appropriate time periods. Failure to follow exactly the procedures specified under the TBOC will result in the loss of your right of dissent and appraisal. The relevant section of the TBOC regarding rights of dissent and appraisal is reproduced and attached as Annex C to this proxy statement. We encourage you to read these provisions carefully and in their entirety.

ANY KCI SHAREHOLDER WHO WISHES TO EXERCISE RIGHTS OF DISSENT AND APPRAISAL OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Material U.S. Federal Income Tax Consequences of the Merger (page 53)

For a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 53), the exchange of shares of our common stock for the $68.50 per share cash Merger Consideration will be a taxable transaction for U.S. federal income tax purposes. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on the facts of your own situation. We recommend that you consult your own tax advisor to fully understand the tax consequences of the Merger to you.

Regulatory Approvals Required for the Merger (page 54)

Antitrust in the United States

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) prohibits us from completing the Merger until we have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and the applicable waiting period has expired or been terminated. KCI and Chiron Holdings each filed their HSR Act premerger notifications on August 2, 2011.

CFIUS

KCI and Chiron Holdings anticipate filing, as promptly as practicable, a joint voluntary notice with the Committee on Foreign Investment in the United States (“CFIUS”).

Foreign Competition Laws

We and an investor in Chiron Holdings are required to make filings with competition authorities in Germany and Austria and receive their approval prior to consummation of the Merger. We and an investor in Chiron Holdings made these filings on August 2, 2011.

We and Chiron Holdings were also required to make a filing with the competition authority in Brazil, and we and Chiron Holdings made this filing on August 2, 2011.

Chiron Holdings is also required to make a filing with the European Commission in the European Union and receive its approval prior to consummation of the Merger. Chiron Holdings intends to make this filing as promptly as practicable.

Legal Proceedings Regarding the Merger (page 56)

Following the announcement of the Merger Agreement on July 13, 2011, four purported shareholders of KCI initiated legal actions challenging the Merger. On July 20, 2011, purported shareholder John Chevedden sent a letter to our board of directors demanding that it take actions to remedy alleged breaches of fiduciary duties in connection with our board of directors’ approval of the Merger. On July 22, 2011, purported shareholder Sharon M. Dunn filed a putative class action petition in the District Court of Bexar County, Texas, 288th Judicial District, in an action styled Dunn v. Apax Partners, et al., Case No. 2011-CI-11943. On August 2, 2011, purported shareholder Michael Ross filed a putative class action petition in the District Court of Bexar County, Texas, 224th Judicial District, in an action styled Ross v. Kinetic Concepts, Inc., et al., Case No. 2011-CI-12497. On August 4, 2011, purported shareholder Arthur I. Murphy, Jr., filed a putative class action petition in the District Court of Bexar County, Texas, 225th Judicial District, in an action styled Murphy v. Chiron Holdings, Inc., et al., Case No. 2011-CI-12685. The three filed putative class action petitions allege that KCI’s directors breached their fiduciary duties to shareholders and committed gross mismanagement and waste of corporate assets by their actions in approving the Merger Agreement, and all three actions request that the Merger be enjoined.

Although it is not possible to predict the outcome of these litigation matters with certainty, KCI and our directors believe that the claims raised by these purported shareholders are without merit, and we intend to defend our position in these matters vigorously.

Solicitation of Acquisition Proposals (page 65)

The Merger Agreement provides that until 11:59 p.m., New York City time, on August 21, 2011, we are permitted to initiate, solicit and encourage any acquisition proposals from third parties and provide non-public information to and participate in discussions and negotiate with third parties with respect to any acquisition proposals.

Beginning at 12:00 a.m., New York City time, on August 22, 2011, and until the effective time of the Merger, we are required to immediately cease any solicitation, encouragement, discussions or negotiations with any person that may be ongoing with respect to an acquisition proposal (except for certain acquisition proposals received prior to such time) and we are not permitted to initiate, solicit, facilitate or encourage any inquiry or the making of any acquisition proposals. Notwithstanding these restrictions, under certain circumstances, we may, from and after August 22, 2011, and before the time our shareholders adopt the Merger Agreement, provide information to and participate in discussions and engage in negotiations with third parties with respect to an alternative acquisition proposal that the board of directors has determined is, or could reasonably be expected to result in, a superior proposal.

At any time before the Merger Agreement is adopted by our shareholders, if the board of directors determines that an acquisition proposal constitutes a superior proposal, we may terminate the Merger Agreement and enter into any alternative acquisition agreement relating to such superior proposal, so long as we comply with certain terms of the Merger Agreement, including payment of a termination fee to Chiron Holdings, if applicable. See the section entitled “The Merger Agreement—Termination Payments and Expenses” beginning on page 74. In addition, we must notify Chiron Holdings at least three business days prior to terminating the Merger Agreement to enter into an alternative acquisition agreement with respect to a superior proposal. We must then negotiate in good faith with Chiron Holdings (to the extent Chiron Holdings desires to negotiate) during such period to make revisions to the Merger Agreement and the financing commitments so that the superior proposal ceases to be a superior proposal.

Conditions to the Closing of the Merger (page 71)

Each party’s obligation to effect the Merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, which include the following:

•	the Merger Agreement is adopted by our shareholders at the special meeting;

•

all applicable waiting periods have expired or been terminated or applicable approvals have been obtained under the HSR Act, and applicable foreign merger control, competition or foreign investment laws; and

•

no court or other governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law, injunction, judgment or ruling (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal consummation of the Merger.

Chiron Holdings and Merger Sub will not be obligated to effect the Merger unless the following conditions are satisfied or waived:

•

our representations and warranties (i) regarding certain matters related to our corporate power and authority to execute the Merger Agreement, our board of directors’ recommendation and facilitation of the Merger and the requisite shareholder approval thereof, absence of material adverse effects, takeover statutes, the opinion of our financial advisor and brokers are true and correct as of the closing of the Merger, (ii) with respect to certain matters regarding capitalization of KCI are true and correct in all respects as of the closing of the Merger, except for de minimis inaccuracy, (iii) with respect to our ownership of our subsidiaries are true and correct in all material respects as of the closing of the Merger and (iv) other than those addressed in clause (i), (ii) and (iii) of this paragraph (without giving effect to any materiality or “material adverse effect” qualifications in such representations and warranties) are true and correct in all respects as of the closing of the Merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect;

•	we have performed in all material respects our obligations required under the Merger Agreement at or prior to the closing of the Merger;

•	Chiron Holdings has received a certificate signed by a senior executive officer of KCI certifying that the conditions described in the preceding two bullets have been satisfied; and

•

if applicable, any review by CFIUS has concluded, the President of the United States of America has not taken action to block or prevent the consummation of the transactions contemplated by the Merger Agreement and no requirements or conditions to mitigate any national security concerns have been imposed that would reasonably be expected to have a material adverse effect on KCI.

We will not be obligated to effect the Merger unless the following conditions are satisfied or waived:

•

each of the representations and warranties of Chiron Holdings and Merger Sub is true and correct as of the closing of the Merger as though made on and as of such date except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a “parent material adverse effect” (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•	we have received a certificate signed by a senior executive officer of Chiron Holdings to the effect that the condition described in the preceding bullet has been satisfied; and

•

each of Chiron Holdings and Merger Sub has performed in all material respects all of their respective obligations required under the Merger Agreement at or prior to the closing of the Merger Agreement; and we have received a certificate signed on behalf of Chiron Holdings and Merger Sub by a senior executive officer of Chiron Holdings certifying that this condition has been satisfied.

Termination of the Merger Agreement (page 72)

We and Chiron Holdings can terminate the Merger Agreement under certain circumstances, including:

•	by mutual written agreement;

•

the Merger has not occurred on or prior to the termination date, which is January 30, 2012 (but the right to terminate the Merger Agreement under this circumstance will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of, or resulted in, the failure of the Merger to be consummated on or before such date);

•

the special meeting and any adjournment or postponement thereof has concluded without our shareholders having adopted the Merger Agreement and approved the transactions contemplated thereby (but the right to terminate the Merger Agreement under this circumstance will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of, or resulted in, the failure of the approval of the Merger Agreement by the shareholders); or

•

any governmental entity having jurisdiction over any of the parties to the Merger Agreement has issued any law, injunction, judgment or ruling, in each case restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action has become final and non-appealable.

We can terminate the Merger Agreement:

•

at any time prior to the time shareholder approval is obtained, if (i) our board of directors authorizes KCI to enter into one or more alternative acquisition agreements with respect to a superior proposal, (ii) immediately prior to or concurrently with the termination of the Merger Agreement, KCI enters into an alternative acquisition agreement with respect to a superior proposal and (iii) KCI immediately prior to or concurrently with such termination pays to Chiron Holdings or its designees the applicable termination fee;

•

upon a breach of any representation, warranty, covenant or agreement made by Chiron Holdings or Merger Sub, or if any representation or warranty of Chiron Holdings or Merger Sub becomes untrue, which in any case would give rise to the failure of the related conditions to our obligations to consummate the Merger and such breach or condition is not curable prior to the termination date, except that the right to terminate under this paragraph will not be available to us if we are then in breach of any of our representations, warranties, covenants or other agreements contained in the Merger Agreement such that the related condition to Chiron Holdings’ obligation to consummate the Merger is not satisfied; or

•

if (i) all the mutual conditions to the parties’ obligations to consummate the Merger and the conditions to the obligations of Chiron Holdings and Merger Sub to consummate the Merger are satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger), (ii) we have confirmed by written notice to Chiron Holdings our intention to terminate the Merger Agreement and (iii) Chiron Holdings and Merger Sub fail to complete the closing of the Merger within three business days of the date the closing should have occurred and we stood ready, willing and able to consummate the Merger through the end of such three-day period.

Chiron Holdings can terminate the Merger Agreement if:

•

our board of directors (a) has effected a change in its recommendation to our shareholders to approve the Merger Agreement; (b) fails to publicly recommend against a publicly announced alternative transaction, following a request to do so by Chiron Holdings; (c) fails to publicly reaffirm its recommendation of the Merger Agreement, following a request to do so by Chiron Holdings; or (d) publicly announces its intention to do any of the foregoing;

•	we enter into an alternative acquisition agreement; or

•

we are in breach of any representation, warranty, covenant or agreement made by us, or any such representation and warranty shall be untrue, which would give rise to the failure of the related conditions to Chiron Holdings’ and Merger Sub’s obligations to consummate the Merger and such breach is not curable prior to the termination date, except that Chiron Holdings may not terminate the Merger Agreement as a result of such breach if Chiron Holdings is then in breach of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that the related condition to our obligation to consummate the Merger is not satisfied.

Termination Payments and Expenses (page 74)

Except for the termination fee payable by either party under certain circumstances in a termination of the Merger Agreement (as described below) and subject to certain other exceptions, whether or not the Merger is completed, we and Chiron Holdings are each responsible for all of our respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement. In no event will either party be required to pay a termination fee on more than one occasion.

Company Termination Fees

We will be required to pay Chiron Holdings a termination fee if:

•

the Merger Agreement is terminated for the reasons listed below and, prior to any such termination, there was an alternative acquisition proposal publicly announced or otherwise communicated to our board of directors or our shareholders (which communication must be public for purposes of termination for failure to obtain the shareholder approval) that was not publicly withdrawn prior to the termination (with respect to the first and third bullets below) or the shareholders’ meeting (with respect to the second bullet below) and we enter into an alternative acquisition agreement or consummate an alternative acquisition within 12 months of such termination (in which case the termination fee is payable concurrently with the occurrence of the applicable event):

•	the Merger is not consummated prior to the termination date;

•	shareholder approval is not obtained at the shareholders’ meeting; or

•

we breach a representation or warranty or fail to perform our obligations in the Merger Agreement that would cause a failure of a condition to closing and such condition is not curable prior to the termination date (provided that at the time of such termination Chiron Holdings is not in breach of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that the related condition to our obligation to consummate the Merger is not satisfied);

•

the Merger Agreement is terminated by Chiron Holdings (or us, at a time when the Merger Agreement was terminable by Chiron Holdings) as a result of our board of directors having made a change of recommendation or if we enter into an alternative acquisition agreement (in which case our termination fee is payable no later than three business days from the date of such termination); or

•

the Merger Agreement is terminated by us upon the board of directors’ authorization to enter into an alternative acquisition agreement (in which case our termination fee is payable immediately prior to or concurrently with termination).

The termination fee that we will be required to pay is $51,800,000 if the termination is in connection with our entering into an alternative acquisition agreement with a party that made an acquisition proposal during the 40-day “go-shop” period that our board of directors determines is a superior proposal. In all other circumstances of our termination in which a fee is payable by us, the termination fee that we will be required to pay is $155,400,000.

Chiron Holdings Termination Fee

Chiron Holdings will be required to pay us a termination fee of $317,200,000 if the Merger Agreement is terminated by us because (i) Chiron Holdings breaches a representation or warranty or fails to perform its obligations in the Merger Agreement that would cause a failure of a condition to closing and such condition is not curable prior to the termination date (provided that at the time of such termination we are not in breach of any of our representations, warranties, covenants or other agreements contained in the Merger Agreement such that the related condition to Chiron Holdings’ obligation to consummate the Merger is not satisfied) and at such time all of Chiron Holdings’ conditions to closing are satisfied and Chiron Holdings was obligated to consummate the Merger and failed to do so or (ii) all of Chiron Holdings’ conditions to closing are satisfied and Chiron Holdings was obligated to consummate the Merger and failed to do so within three business days, we confirmed to Chiron Holdings in writing our intention to terminate and we stood ready, willing and able to consummate the Merger through the end of such three day period.

Market Prices and Dividend Data (page 77)

Our common stock is listed on the NYSE under the symbol “KCI.” On July 5, 2011, the last trading day prior to published reports regarding the potential sale of KCI, the closing price of our common stock was $58.78 per share, on July 12, 2011, the last full trading day before the public announcement of the Merger Agreement, the closing price for our common stock was $64.49 per share and on [                    ], 2011, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $[            ] per share.

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS

The following Q&A is intended to address some commonly asked questions regarding the Merger. These questions and answers may not address all questions that may be important to you as a KCI shareholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is furnishing this proxy statement to the holders of KCI common stock in connection with the solicitation of proxies to be voted at a special meeting of shareholders or at any adjournments or postponements of the special meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to adopt a Merger Agreement that provides for the acquisition of KCI by Chiron Holdings. The proposed acquisition would be accomplished through a merger of Merger Sub, a wholly owned subsidiary of Chiron Holdings, with and into KCI. As a result of the Merger, KCI will become a wholly owned subsidiary of Chiron Holdings and KCI common stock (except shares held by KCI, Chiron Holdings or subsidiaries of Chiron Holdings, and except shares held by shareholders properly exercising their appraisal rights as described in this proxy statement) will be converted into the right to receive the Merger Consideration discussed below. In addition, KCI common stock will cease to be listed on the New York Stock Exchange (the “NYSE”), will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, you are being asked to grant KCI management authority to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the Merger Agreement at the time of the special meeting. Also, you are being asked to approve a non-binding proposal regarding certain Merger-related executive compensation arrangements.

Q:	What will I receive in the Merger?

A:	As a result of the Merger, holders of our common stock (except shares held by KCI, Chiron Holdings or subsidiaries of Chiron Holdings, and except shares held by shareholders properly exercising their appraisal rights as described in this proxy statement) will receive $68.50 in cash, without interest and less any applicable withholding tax, for each share of common stock they own at the effective time of the Merger. For example, if you own 100 shares of KCI common stock, you will receive $6,850.00 in cash, less any applicable withholding tax, in exchange for your 100 shares.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully and consider how the Merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or vote via the Internet or telephone, so that your shares can be voted at the special meeting. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, under the terms of the Merger Agreement, you will receive written instructions for exchanging your shares of common stock for the Merger Consideration for each share of common stock you hold.

Q:	How does KCI’s board of directors recommend that I vote?

A:

Our board of directors recommends that you vote “FOR” adoption of the Merger Agreement and approval of the transactions contemplated thereby, “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the non-binding proposal regarding certain Merger-related executive compensation arrangements. At a meeting held on July 12, 2011, KCI’s board of directors unanimously approved the Merger Agreement and determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of KCI shareholders.

Q:	Who will own KCI after the Merger?

A:	After the Merger, KCI will be a wholly owned subsidiary of Chiron Holdings, Inc., an entity owned by a consortium comprised of investment funds advised by Apax Partners and controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board. As a result of the receipt of the Merger Consideration in exchange for KCI common stock, you will no longer benefit from any increase in KCI’s value, nor will you acquire an ownership interest in Chiron Holdings or any of the entities that own Chiron Holdings.

Q:	Do any of KCI’s directors or officers have interests in the Merger that may differ from those of KCI shareholders generally?

A:	Yes. When considering the recommendation of our board of directors, you should be aware that members of KCI’s board of directors and KCI’s executive officers may have interests with respect to the Merger that are, or may be, different from, or in addition to, those of KCI shareholders generally. Our board of directors was aware of these additional or different interests, and considered them, when it approved the Merger Agreement. See “The Merger—Interests of the Directors and Executive Officers of KCI in the Merger” beginning on page 44 for a description of the rights of our directors and executive officers that come into effect in connection with the Merger.

Q:	What factors did KCI’s board of directors consider in making its recommendation?

A:	In making its recommendation, our board of directors took into account, among other things, the $68.50 per share cash consideration to be received by holders of our common stock in the Merger, not only in relation to the closing price of our common stock on July 5, 2011, the last trading day prior to published reports regarding the potential sale of KCI, but also in relation to our board of directors’ estimate of the current and future value of KCI as an independent entity, the business, competitive position, strategy and prospects of KCI, the opinion of our financial advisor, and the terms and conditions of the Merger Agreement.

Q:	What vote is required to adopt the Merger Agreement and approve the transactions contemplated thereby?

A:	Adoption of the Merger Agreement and approval of the transactions contemplated thereby requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock.

As of [                    ], 2011, the record date for determining who is entitled to vote at the special meeting, there were approximately [            ] shares of KCI common stock issued and outstanding. Each holder of KCI common stock is entitled to one vote per share of stock owned by such holder.

Q:	What vote is required to approve the non-binding proposal regarding certain Merger-related executive compensation arrangements and to approve any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A:	Approval of the non-binding proposal regarding certain Merger-related executive compensation arrangements and to approve any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, each require the affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the special meeting by the holders of the outstanding shares of KCI common stock.

Q:	Where and when is the special meeting of shareholders?

A:	The special meeting will be held on [ ], 2011 at [ ], at [ ], San Antonio time.

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record as of the close of business on [ ], 2011 are entitled to receive notice of the special meeting and to vote the shares of common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	May I attend the special meeting and vote in person?

A:	Yes. All shareholders as of the record date may attend the special meeting and vote in person. Seating will be limited. Shareholders will need to present proof of ownership of KCI common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting. Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Q:	May I vote via the Internet or telephone?

A:	If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet by accessing www.proxyvote.com and following the on-screen instructions or telephonically by calling (800) 690-6903 and following the telephone voting instructions. Proxies submitted over the Internet or by telephone must be received by [ ], on [ ], 2011. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone. Based on your Internet and telephone voting, the proxy holders will vote your shares according to your directions.

Your proxy voting instructions, whether by Internet, telephone or mail, cover all shares registered in your name.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as if you voted against adoption of the Merger Agreement and approval of the transactions contemplated thereby (however, such abstention shall not constitute a vote against the Merger for purposes of exercising appraisal rights), but will have no effect on any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies or the non-binding proposal regarding certain Merger-related executive compensation arrangements.

Q:	What happens as a result of the Merger to any convertible notes of KCI I hold?

A:

After the Merger, each holder of the convertible notes, to the extent such holder has not exercised its right to require the surviving corporation to repurchase such holder’s convertible notes in accordance with the terms of the convertible notes and the convertible notes indenture, will be entitled to convert such holder’s convertible notes into the right to receive an amount in cash for each $1,000 principal amount of convertible notes held by such holder equal to the product of (a) $68.50 and (b) 19.4764 (as adjusted pursuant to the convertible notes indenture, including, without limitation, the increase in the conversion rate described in the indenture for holders who convert their convertible notes from and after the effective date of the Merger to and including the close of business on the business day prior to the fundamental change purchase date designated by us). The surviving corporation (directly or through the paying agent) will pay such holders as soon as practicable following such conversion.

Q:	What happens if I do not return my proxy card, vote via the Internet or telephone or attend the special meeting and vote in person?

A:	Adoption of the Merger Agreement and approval of the transactions contemplated thereby requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock. Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, it will have the same effect as if you voted against adoption of the Merger Agreement and approval of the transactions contemplated thereby (however, such abstention shall not constitute a vote against the Merger for purposes of exercising appraisal rights). For any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies or the non-binding proposal regarding certain Merger-related executive compensation arrangements, the failure to vote will have no effect on the outcome.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways.

First, you can deliver a written notice to us (as described below) bearing a date later than the proxy you previously delivered stating that you would like to revoke your proxy.

Second, you can complete, execute and deliver a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by [                    ] time, on [                    ], 2011.

Third, you can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

If you did not submit a later-dated new proxy card via the Internet or telephone, any written notice of revocation or subsequent proxy should be delivered to Kinetic Concepts, Inc., Attention: Secretary, 8023 Vantage Drive, San Antonio, Texas 78230, or hand delivered to KCI’s Secretary or his representative, in each case no later than immediately prior to the beginning of the special meeting.

If you have instructed a broker or bank to vote your shares, you must follow the directions received from your broker or bank to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	What happens if I sell or otherwise transfer my shares of KCI common stock before the special meeting?

A:

The record date for the special meeting is earlier than the date of the special meeting and the date the Merger is expected to be completed. If you sell or otherwise transfer your shares of KCI common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the Merger Consideration. Even if you sell or otherwise transfer your shares of KCI common stock after the record date, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone.

Q:	Will the Merger be taxable to me?

A:	For a U.S. holder, the receipt of cash in exchange for shares of KCI common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between the amount of cash received by that shareholder in the Merger and that shareholder’s adjusted tax basis in the shares of KCI common stock exchanged for cash in the Merger. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you. We provide a more complete description of the material United States federal income tax consequences of the Merger under the heading “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 53.

Q:	What will the holders of KCI stock options, restricted stock and performance share awards receive in the Merger?

A:	Unless otherwise agreed between Chiron Holdings and any individual holder, at the effective time of the Merger, each option granted under any director or employee stock option or compensation plan, whether vested or unvested, will be converted into the right to receive, and be cancelled in exchange for, an amount, in cash, equal to the excess, if any, of the Merger Consideration less the per-share exercise price of such option times the number of shares subject to such option.

Unless otherwise agreed between Chiron Holdings and any individual holder, at the effective time of the Merger, each share of restricted stock granted under any director or employee stock incentive or compensation plan will be cancelled in exchange for an amount, in cash, equal to the Merger Consideration.

Unless otherwise agreed between Chiron Holdings and any individual holder, at the effective time of the Merger, each restricted stock unit will be deemed fully earned and vested (or, in the case of performance-based restricted stock units, vested as if the applicable target performance goals had been met), and each such vested restricted stock unit shall be cancelled in exchange for an amount, in cash, equal to the Merger Consideration. Any remaining unvested restricted stock units will be cancelled for no consideration.

Q:	What will happen to the 2004 Employee Stock Purchase Plan?

A:	The ESPP will terminate immediately following the effective time of the Merger. Prior to the Merger, the plan administrator will determine when the then-current offering period will terminate and KCI will ensure that a new offering period does not begin following July 12, 2011.

Q:	What regulatory approvals are needed to complete the Merger?

A:	The HSR Act prohibits us from completing the Merger until we have furnished certain information and materials to the DOJ and the FTC and the applicable waiting periods have expired or been terminated. KCI and Chiron Holdings each filed their HSR Act premerger notifications on August 2, 2011.

KCI and Chiron Holdings anticipate filing, as promptly as practicable, a joint voluntary notice with CFIUS.

We and an investor in Chiron Holdings are required to make filings with competition authorities in Germany and Austria and receive their approval prior to consummation of the Merger. We and an investor in Chiron Holdings made these filings on August 2, 2011.

We and Chiron Holdings were also required to make a filing with the competition authority in Brazil, and we and Chiron Holdings made this filing on August 2, 2011.

Chiron Holdings is also required to make a filing with the European Commission in the European Union and receive its approval prior to consummation of the Merger. Chiron Holdings intends to make this filing as promptly as practicable.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect to consummate the Merger later this year. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to certain conditions, including adoption of the Merger Agreement by our shareholders, the receipt of regulatory approvals and the conclusion of a 20 business day marketing period that Chiron Holdings may use to complete its financing for the Merger.

Q:	What rights do I have if I oppose the Merger?

A:	Holders of KCI common stock are entitled to exercise their right of dissent and appraisal in connection with the Merger. If you vote against the Merger and it is completed, you may seek payment of the fair value of your shares under the TBOC. To do so, however, you must strictly comply with all of the required procedures under the TBOC. See “The Merger—Appraisal Rights” beginning on page 50 and Annex C hereto.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (collect)

or

Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

FORWARD-LOOKING STATEMENTS

This proxy statement contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These forward-looking statements are not based on historical facts, but rather on our current expectations or projections about future events. Accordingly, these forward-looking statements are subject to known and unknown risks and uncertainties. While we believe that the assumptions underlying these forward-looking statements are reasonable and make the statements in good faith, actual results almost always vary from expected results, and differences could be material. Shareholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors, including, without limitation:

•

the occurrence of any event, change or circumstance that could give rise to the termination of the Merger Agreement and the possibility that we would be required to pay either a $51,800,000 or $155,400,000 termination fee, as applicable, in connection therewith;

•	the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;

•

the failure by Chiron Holdings to obtain the financing arrangements set forth in the financing commitment letters received in connection with the Merger Agreement or alternative financing arrangements;

•

the inability to complete the Merger due to the failure to obtain shareholder approval or failure to satisfy the other conditions to the completion of the Merger, including expiration of the waiting period under the HSR Act and the receipt of other required regulatory approvals;

•	risks that the proposed transaction disrupts current plans and operations or affects our ability to retain or recruit key employees;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or Merger;

•	risks related to diverting management’s or employees’ attention from ongoing business operations;

•	risks that our stock price may decline significantly if the Merger is not completed;

•	changes in consumer demand and selling prices for our products, including new products that our competitors or we may introduce that could impact sales and margins;

•	material substitutions and changes in costs of raw materials, including labor, utilities or transportation that could impact our expenses and margins;

•	changes in laws or governmental actions, including changes in healthcare regulation;

•	the availability or cost of capital could impact growth or acquisition opportunities;

•	workforce factors such as strikes or other labor interruptions;

•	the general economic, political and competitive conditions in countries in which we operate, including currency fluctuations and other risks associated with operating outside of the U.S.;

•	changes in (i) assumptions regarding the long-term rate of return on pension assets and other factors, (ii) the discount rate and (iii) the level of amortization of actuarial gains and losses;

•	changes in U.S. and/or foreign governmental regulations relating to pension plan funding;

•	changes enacted by the SEC, the Financial Accounting Standards Board or other regulatory or accounting bodies;

•	competition from producers located in countries that have lower labor and other costs; and

•	our ability to integrate new businesses that we have acquired and may acquire or to dispose of businesses or business segments that we may wish to divest.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011 and other reports we file with the SEC identify other factors that could cause such differences (see Item 1A. “Risk Factors” therein). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. KCI shareholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of our board of directors for use at the special meeting of shareholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting on [                    ], 2011 at [                    ], at [                    ], San Antonio time.

Purpose of the Special Meeting

At the special meeting, we will ask our shareholders to adopt the Merger Agreement and approve the transactions contemplated thereby, adjourn the special meeting to a later date to solicit additional proxies if there are not sufficient votes in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby, and approve a non-binding proposal regarding certain Merger-related executive compensation arrangements.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on [                    ], 2011, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, approximately [            ] shares of our common stock were issued and outstanding and held by approximately [                    ] holders of record. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and the non-binding proposal regarding certain Merger-related executive compensation arrangements.

A quorum of shareholders is necessary to hold a valid special meeting. Under our bylaws, a quorum is present at the special meeting if the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting are present, either in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

Adoption of the Merger Agreement and approval of the transactions contemplated thereby requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock. Adoption of the Merger Agreement and approval of the transactions contemplated thereby is a condition to the closing of the Merger.

Approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and approval of the non-binding proposal regarding certain Merger-related executive compensation arrangements requires the affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the special meeting by the holders of the outstanding shares of KCI common stock.

If a KCI shareholder abstains from voting, the abstention will have the same effect as if the shareholder voted against adoption of the Merger Agreement and approval of the transactions contemplated thereby (however, such abstention shall not constitute a vote against the Merger for purposes of exercising appraisal rights). For shareholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the shareholder voted against any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and against the non-binding proposal regarding certain Merger-related executive compensation arrangements. Each “broker non-vote” will also count as a vote against adoption of the Merger Agreement and approval of the transactions contemplated thereby, but will have no effect on any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies or the non-binding proposal regarding certain Merger-related executive compensation arrangements. See the section entitled “The Merger—Interests of the Directors and Executive Officers of KCI in the Merger—Voting Agreement” on page 50 for a description of a voting and support agreement entered into with certain of our shareholders related to the Merger.

Shares Held by KCI’s Directors and Executive Officers

At the close of business on [                    ], 2011, the record date for the special meeting, our directors and executive officers beneficially owned [            ] shares of our common stock, which represented approximately [    ]% of the shares of our outstanding common stock on that date.

Concurrently with the execution of the Merger Agreement, James R. Leininger, Cecelia Anne Leininger and J&E Investments, L.P. (together representing ownership of approximately 11% of KCI common stock) executed a voting and support agreement, pursuant to which such shareholders agreed to, among other things, vote in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby on the terms and subject to the conditions set forth in the voting and support agreement. Such commitment terminates automatically upon termination of the Merger Agreement and therefore does not impede the ability of such shareholders to vote in favor of a superior proposal following termination of the Merger Agreement.

Voting of Proxies

If your shares are registered in your name, you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet by accessing www.proxyvote.com and following the on-screen instructions or telephonically by calling (800) 690-6903 and following the telephone voting instructions. Proxies submitted over the Internet or by telephone must be received by [                    ] time, on [                    ], 2011. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone. Based on your Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” adoption of the Merger Agreement and approval of the transactions contemplated thereby, “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the non-binding proposal regarding certain Merger-related executive compensation arrangements. No proxy that is specifically marked against adoption of the Merger Agreement will be voted in favor of the non-binding proposal unless it is specifically marked “FOR” the non-binding proposal.

If your shares are held in “street name” through a broker or bank, you may vote through your broker or bank by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank. If you do not return your bank’s or broker’s voting form, do not vote via the Internet or telephone through your broker or bank, if possible, or do not attend the special meeting and vote in person with a proxy from your broker or bank, it will have the same effect as if you voted against adoption of the Merger Agreement and approval of the transactions contemplated thereby (however, such abstention shall not constitute a vote against the Merger for purposes of exercising appraisal rights), but will have no effect on any vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies or the vote on the non-binding proposal of certain Merger-related executive compensation arrangements.

Revocability of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked by one of three ways:

•	First, you can deliver a written notice to us (as described below) bearing a date later than the proxy you previously delivered stating that you would like to revoke your proxy.

•

Second, you can complete, execute and deliver a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by [                    ] time, on [                    ], 2011.

•	Third, you can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

If you did not submit a later-dated new proxy card via the Internet or telephone, any written notice of revocation or subsequent proxy should be delivered to Kinetic Concepts, Inc., Attention: Secretary, 8023 Vantage Drive, San Antonio, Texas 78230, or hand delivered to KCI’s Secretary or his representative, in each case no later than immediately prior to the beginning of the special meeting.

If you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change those instructions.

Board of Directors’ Recommendation

After careful consideration, our board of directors has unanimously approved the Merger Agreement and determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of KCI shareholders. Our board of directors recommends that KCI shareholders vote “FOR” the proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the non-binding proposal regarding certain Merger-related executive compensation arrangements.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by KCI. We have retained MacKenzie Partners, Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $50,000 plus expenses. We will also indemnify MacKenzie Partners, Inc. against certain losses arising out of its provisions of such services on our behalf. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Other Matters

At this time, we know of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, the persons named in the enclosed proxy card will vote the shares the proxy represents in accordance with his or her judgment.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another shareholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions.

If your shares are registered in your own name, please contact us at our executive offices at Kinetic Concepts, Inc., Investor Relations, 8023 Vantage Drive, San Antonio, Texas 78230, Telephone: (210) 524-9000, Email: todd.wyatt@kci1.com, to inform us of your request. If a bank, brokerage firm or other nominee holds your shares, please contact your bank, brokerage firm or other nominee directly.

Shareholder List

A list of our shareholders entitled to vote at the special meeting will be available for examination by any KCI shareholder at the special meeting. For ten days prior to the special meeting, this shareholder list will be available for inspection during ordinary business hours at our corporate offices located at Kinetic Concepts, Inc., 8023 Vantage Drive, San Antonio, Texas 78230.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties to the Merger

Kinetic Concepts, Inc.

8023 Vantage Drive

San Antonio, Texas 78230

(210) 524-9000

KCI is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products that have been designed to leverage the body’s ability to heal, thus improving clinical outcomes while helping to reduce the overall cost of patient care. Headquartered in San Antonio, Texas, the success of KCI spans more than three decades. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all healthcare settings, including acute care hospitals, extended care organizations and patients’ homes, both in the United States and abroad.

We have three reporting segments:

•

Our Active Healing Solutions segment is focused on the development and commercialization of advanced wound care therapies based on our Negative Pressure Technology Platform which employs negative pressure in a variety of applications to promote wound healing through unique mechanisms of action and to speed recovery times while reducing the overall cost of treating patients with complex wounds.

•

Our LifeCell segment is focused on the development and commercialization of regenerative and reconstructive acellular tissue matrices for use in reconstructive, orthopedic and urogynecologic surgical procedures to repair soft tissue defects, as well as for reconstructive and cosmetic procedures.

•

Our Therapeutic Support Systems segment is focused on commercializing specialized therapeutic support systems, including hospital beds, mattress replacement systems, overlays and patient mobility devices.

KCI was founded in 1976 and is incorporated in Texas. Our website is located at www.kci1.com. Additional information regarding KCI is contained in our filings with the Securities and Exchange Commission (the “SEC”). See “Where You Can Find More Information” on page 82.

Chiron Holdings, Inc.

c/o Apax Partners, L.P.

601 Lexington Avenue, 53rd Floor

New York, New York 10022

(212) 753-6300

c/o Canada Pension Plan Investment Board

One Queen Street East, Suite 2600

P.O. Box 101

Toronto, Ontario M5C 2W5

(416) 868-4075

c/o Public Sector Pension Investment Board

1250 René-Lévesque Blvd. West, Suite 900

Montréal, Québec H3B 4W8

(514) 937-2772

Chiron Holdings was formed by a consortium comprised of investment funds advised by Apax Partners and controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board, solely for the purpose of entering into the Merger Agreement with KCI and completing the Merger and the other transactions contemplated by the Merger Agreement and the related financing transactions. Chiron Holdings has not conducted any business operations other than in connection with the transactions contemplated by the Merger Agreement and the related financing transactions.

Chiron Merger Sub, Inc.

c/o Apax Partners, L.P.

601 Lexington Avenue, 53rd Floor

New York, New York 10022

(212) 753-6300

c/o Canada Pension Plan Investment Board

One Queen Street East, Suite 2600

P.O. Box 101

Toronto, Ontario M5C 2W5

(416) 868-4075

c/o Public Sector Pension Investment Board

1250 René-Lévesque Blvd. West, Suite 900

Montréal, Québec H3B 4W8

(514) 937-2772

Merger Sub was formed by Chiron Holdings solely for the purpose of entering into the Merger Agreement with KCI and completing the Merger and the other transactions contemplated by the Merger Agreement and the related financing transactions. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the Merger Agreement and the related financing transactions.

Background of the Merger

As part of its ongoing evaluation of KCI’s business, KCI’s board of directors and senior management regularly review and assess opportunities to increase shareholder value and achieve long-term strategic goals, including, among other things, strategic alliances and partnerships to grow KCI’s business, potential opportunities for business combinations, internal restructurings and investments and other strategic alternatives. As part of this review, J.P. Morgan periodically meets with KCI’s board of directors and management and advises KCI with respect to potential acquisitions, dispositions and other potential strategic initiatives. KCI retained J.P. Morgan to act as its financial advisor in connection with the proposed Merger. KCI selected J.P. Morgan based on J.P. Morgan’s qualifications, expertise and reputation and its knowledge of the industries in which KCI conducts its business. J.P. Morgan, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate initiatives and other purposes.

On March 24, 2011 Apax Partners (“Apax”), through its financial advisor Morgan Stanley & Co. LLC (“Morgan Stanley”), contacted Mr. Ronald W. Dollens, Chairman of the board of directors of KCI, to request a call to discuss certain matters related to KCI’s business. On March 25, 2011, Mr. Dollens and Morgan Stanley had a call to discuss whether KCI might be interested in a possible acquisition of KCI. On March 29, 2011, Mr. Dollens, Morgan Stanley and Apax had a call, at which time representatives of Apax informed Mr. Dollens that Apax was interested in acquiring KCI and that Mr. Dollens should expect a written letter indicating Apax’s interest. Later that day, Mr. Dollens received an unsolicited proposal letter from Apax to acquire KCI for cash. Mr. Dollens circulated the proposal letter to certain members of KCI’s management, J.P. Morgan, and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden, Arps”), KCI’s legal advisor, and instructed management to circulate the letter to the other board members and schedule a meeting of the board to discuss the proposal letter. The proposal letter for 100% of the outstanding common stock of KCI set forth a price range of $63.00 to $65.00 per share. Apax indicated in the proposal letter that it had significant prior experience within the wound care industry based on its prior portfolio investments, had performed a substantial amount of due diligence based on public information prior to the submission of the proposal letter and that any remaining diligence would be confirmatory in nature. Apax stated in the proposal letter that the acquisition would likely be effected through a merger of KCI with a new company formed by funds advised by Apax and that the Merger Agreement would include a “go-shop” provision that would permit KCI to solicit competing proposals for a reasonable period after the signing of the acquisition agreement. Based on this proposal, including the proposed “go-shop” provision, and in consideration for the considerable resources Apax anticipated expending to conduct further due diligence, Apax requested that KCI enter into an exclusivity agreement with Apax for a four week period. Apax indicated that the acquisition would be financed with equity from the Apax funds and debt financing from or arranged by Morgan Stanley. A copy of a “highly confident” financing letter from Morgan Stanley was provided along with the proposal.

On March 30, 2011, the KCI board of directors met. Also present at the meeting were Mr. John Bibb, Senior Vice President and General Counsel of KCI, Mr. Martin Landon, Executive Vice President and Chief Financial Officer of KCI, Mr. Adam Rodriguez, Vice President, Global Business Development and Planning of KCI, representatives of Skadden, Arps, and representatives of J.P. Morgan. Mr. Bibb and Ms. Catherine Burzik, President, Chief Executive Officer and Director of KCI, led a discussion of the contents of the Apax proposal letter. A representative of Skadden, Arps discussed the board of directors’ fiduciary duties in connection with the proposal and a potential sale transaction. Representatives of J.P. Morgan then provided an overview of Apax, its past transactions in the healthcare field, the proposal and potential next steps, including a review of other third parties that might be interested in a transaction with KCI. The board instructed J.P. Morgan to obtain from management an updated set of financial projections taking into account the 2011 budget of KCI in order to allow J.P. Morgan to provide the board with an updated valuation model of KCI and enable the board to properly evaluate the Apax proposal. In addition, the board instructed management not to engage in any substantive discussions or negotiations with Apax principals regarding valuation, due diligence process, or management compensation or retention in a potential transaction.

On April 7, 2011, the KCI board of directors met to discuss the unsolicited proposal letter from Apax. Also present at the meeting were Mr. Landon, Mr. Bibb and Mr. Rodriguez from KCI and representatives of Skadden, Arps and J.P. Morgan. Mr. Bibb and a representative of Skadden, Arps provided the board with a review of directors’ fiduciary duties in the context of the proposal and a potential sale transaction. The board then discussed the terms of the Apax proposal, valuation ranges for KCI in light of its strategic plan, which had previously been presented to the board in August 2010 and updated to reflect the 2011 budget and other relevant business factors, and other potential third parties that might be interested in participating in a limited auction process, should KCI decide to pursue one. The KCI board of directors discussed with Skadden, Arps and J.P. Morgan the benefits and limitations of an exclusive negotiation process followed by a “go-shop” period as compared to an auction process involving a limited number of private equity and strategic bidders. Ms. Burzik and Mr. Landon then provided the board with a summary of the updates made to the strategic plan. Representatives of J.P. Morgan presented J.P. Morgan’s preliminary valuation of KCI, including a detailed review of comparable publicly traded companies, comparable transactions, discounted cash flow analysis, and present value of future stock prices. The representatives of J.P. Morgan also provided an overview of the terms of the proposal received from Apax. To enable Apax to raise its offer to a level that might be of interest to the board, the board authorized management to enter into a confidentiality agreement with Apax and to meet with Apax’s representatives for a preliminary review of KCI’s business, including a review of the updated KCI strategic plan. The board and Skadden, Arps discussed the possibility of forming a special committee of the board to assess a transaction with Apax. The board concluded that there was no need for a special committee of the board. In connection with that discussion, Ms. Burzik, KCI’s Chief Executive Officer and only board member who is also a member of management, indicated she was agreeable to recusing herself from board deliberations on matters in which she might have a potential conflict of interest. The board also discussed that, as Ms. Burzik’s potential conflict of interest was properly and fully disclosed to the board, the board could act with respect to a material transaction through a majority of non-interested directors. The board also adopted as a general practice having an executive session at the conclusion of each meeting where Ms. Burzik and other members of management were not present.

On April 14, 2011, KCI and Apax entered into a confidentiality agreement to facilitate the exchange of confidential information. Later that evening, senior management of KCI, principals of Apax, and representatives of Skadden, Arps, J.P. Morgan and Morgan Stanley met for dinner. At the dinner, Apax representatives provided a description of their organization, including management philosophy, investment style and vision for the KCI business.

On April 15, 2011, members of KCI management presented an overview of the business and the strategic plan to representatives of Apax and Morgan Stanley. Representatives of Skadden, Arps and J.P. Morgan were also present at this meeting.

On April 27, 2011, Mr. Dollens met with a representative of Apax. During that meeting, the representative of Apax presented a revised proposal letter with an increased indicative price range to acquire 100% of the outstanding common stock of KCI for $67.00 to $70.00 per share. The proposal was contingent upon KCI agreeing to negotiate exclusively with Apax during a 30-day due diligence period and was subject to completion of due diligence and negotiation of definitive documentation. The representative of Apax indicated that the revised price range was based on further discussions with KCI management, including a more comprehensive presentation of the strategic plan with all members of KCI’s senior management team.

On April 29, 2011, the KCI board met to discuss Apax’s revised proposal. Also present at the meeting were Mr. Landon, Mr. Bibb and Mr. Rodriguez from KCI and representatives of Skadden, Arps and J.P. Morgan. Mr. Dollens informed the board of his meeting with a representative of Apax and Apax’s revised proposal. Ms. Burzik, Mr. Landon and representatives of J.P. Morgan summarized the management meetings with Apax on April 14 and 15, 2011. A representative of J.P Morgan next led a discussion on the benefits and limitations of an exclusive negotiation process, as requested by Apax, followed by a “go-shop” period as compared to a non-public controlled auction process involving a limited number of private equity and strategic bidders. The representatives of J.P. Morgan then provided an updated overview of J.P. Morgan’s financial analysis and management reviewed three financial cases of projected future results for KCI, including the assumptions and sensitivities of each case. As part of its evaluation, the board considered and discussed with management and J.P. Morgan these three cases and the board’s view of the risks and opportunities inherent in each case. The board provided its view that case 3 was somewhat aspirational in nature and not the most likely future results of operations. After management’s review, the representatives of J.P. Morgan then provided an overview of a leveraged buyout analysis and discussed Apax’s ability to obtain financing consistent with its revised proposal and the “highly confident” letter from Morgan Stanley relating to that proposal. The representatives of J.P. Morgan also reviewed the potential alternative parties that might be interested in an acquisition of KCI. After discussion, the KCI board instructed J.P. Morgan to advise Apax that, if presented with a higher valuation or value range, the board of directors would agree to a 30-day exclusive negotiation process with a subsequent “go-shop” provision if a definitive agreement was reached with Apax. The KCI board also reiterated its instructions to management not to engage in any price negotiations with Apax or any discussions regarding management compensation or retention arrangements in the event of a transaction.

On May 4, 2011, a representative of Apax called Mr. Dollens to provide a second revised proposal with a higher indicative price range of $70.00 to $72.00 per share. The representative of Apax subsequently confirmed Apax’s second revised proposal in writing. The other terms of the second revised proposal were consistent with the terms set forth in the proposal letter received by KCI on April 27, 2011, including that its proposal was contingent upon KCI agreeing to negotiate exclusively with Apax during a specified period in which Apax would continue to conduct due diligence and work towards reaching an agreement on the proposed transaction.

On May 5, 2011, a representative of Morgan Stanley provided a representative of J.P. Morgan with Morgan Stanley’s “highly confident” financing letter relating to the second revised proposal.

Prior to May 9, 2011, a representative of Apax contacted a representative of J.P. Morgan to request permission to work with Canada Pension Plan Investment Board and the Public Sector Pension Investment Board (collectively, together with Apax, the “Sponsors”) in connection with the pursuit of a potential transaction.

On May 9, 2011, KCI agreed to permit Apax to work with the other Sponsors, who are each investors in funds advised by Apax or its affiliates, in pursuit of a potential transaction. The parties agreed that in light of the other Sponsors’ investing experience and available capital, they would, collectively, have an enhanced ability to make a proposal that the board would determine was desirable for KCI’s shareholders.

On May 9, 2011, KCI and Apax executed an exclusivity agreement pursuant to which, until June 12, 2011 (subject to one seven-day extension right of Apax if Apax was continuing to work in good faith toward a transaction), KCI agreed to work exclusively with Apax to permit Apax to conduct due diligence and to negotiate a transaction.

On May 13, 2011, a KCI electronic data room containing business and other information responsive to requests made by the Sponsors was made available to the Sponsors and their advisors.

On May 18-19, 2011, KCI management provided the Sponsors and their advisors with a more detailed management presentation of the businesses of KCI followed by break-out due diligence sessions.

On May 18-20, 2011, KCI provided the Sponsors’ accounting advisors with access to KCI’s auditor’s work papers for review.

On May 23, 2011, management of KCI and representatives of the Sponsors had a series of follow-up due diligence calls. J.P. Morgan representatives were in attendance.

On May 24, 2011, the KCI board met to discuss the diligence meetings with the Sponsors and the revised proposal of May 4, 2011. Also present at the meeting were Mr. Landon, Mr. Bibb and Mr. Rodriguez from KCI and representatives of J.P. Morgan. Mr. Dollens summarized his telephone call with Apax on May 4, 2011 regarding Apax’s second revised proposal which was conditioned upon KCI agreeing to negotiate exclusively with Apax during a due diligence period. Next, Ms. Burzik, Mr. Landon and representatives of J.P. Morgan summarized the management meetings with Apax on May 18-19, 2011. Representatives of J.P. Morgan then provided an update on the then-current state of the capital markets as well as transactions comparable to the transaction being proposed by the Sponsors. Next, a representative of J.P. Morgan provided an overview of the anticipated process and due diligence plan with the Sponsors, an overview of a “go-shop” process that would follow announcement of a negotiated definitive agreement if one were approved by the board, a summary of key contract terms in recent precedent transactions, and a description of the leverage levels in recent precedent transactions.

On May 25, 2011, representatives of the Sponsors met with KCI management for additional due diligence sessions to discuss financial and key business drivers.

From May 30, 2011 through June 7, 2011, representatives of the Sponsors conducted site visits to certain KCI facilities located in Germany, Ireland, Scranton, PA, Branchburg, NJ and San Antonio, TX.

On June 4, 2011, Simpson Thacher & Bartlett LLP (“Simpson Thacher”), counsel to the Sponsors, distributed an initial draft of the Merger Agreement to KCI and its advisors. The initial proposed draft of the Merger Agreement included a reference to a voting and support agreement (the “Voting Agreement”) contemplated to be entered into by certain unspecified shareholders of KCI, pursuant to which such shareholders would agree to, among other things, vote in favor of approval of the Merger Agreement on the terms and conditions set forth in the Voting Agreement.

On June 7 and 8, 2011, representatives of the Sponsors met KCI management for additional due diligence sessions to discuss commercial and financial matters, cost savings potential and information technology. J.P. Morgan representatives were in attendance.

On June 8, 2011, the exclusivity period under the exclusivity agreement between KCI and Apax was extended by Apax until June 19, 2011.

On June 11, 2011, Skadden, Arps provided a mark-up of the Merger Agreement to the Sponsors and their advisors.

On June 13, 2011, a representative of the Sponsors orally requested that the exclusivity agreement be further extended for an additional three weeks in order to complete confirmatory due diligence.

On June 13, 2011, representatives of Skadden, Arps and Simpson Thacher discussed the terms of the Merger Agreement. Among other things, the parties discussed the “go-shop” related provisions of the Merger Agreement (including matching rights and KCI’s termination fees), as well as covenants related to Chiron Holdings’ third party debt financing and KCI’s and Chiron Holdings’ respective obligation to pay a termination fee to the other party under certain circumstances.

On June 14, 2011, a representative of the Sponsors distributed an initial draft of the debt commitment letter to KCI and its advisors. Also on June 14, 2011, a representative of Apax provided KCI a confirmation letter indicating that Apax would require an additional three-week period in order to complete its ongoing due diligence and confirming that Apax’s offer range remained at $70.00 to $72.00 per share.

On June 15, 2011, the KCI board met to receive an update on activity with respect to a potential acquisition of KCI by the Sponsors. Also present at the meeting were Mr. Landon, Mr. Bibb, David A. Lillback, Senior Vice President, Human Resources and Mr. Rodriguez from KCI and representatives of Skadden, Arps and J.P. Morgan. Ms. Burzik provided a report on due diligence conducted to date, as well as an overview of: (i) the Sponsors’ request to conduct additional due diligence and for an extension of the exclusivity period, (ii) a review of the most recent due diligence request list provided by the Sponsors, and (iii) management’s plan for responding to the due diligence request. A representative of Skadden, Arps provided a summary of key terms and issues raised by the draft Merger Agreement and the June 14, 2011 debt commitment letter. Following discussion, the KCI board decided that the exclusivity period would not be extended and instructed J.P. Morgan to decline such an extension, but that KCI management and advisors should respond to the diligence requests and continue working toward a possible transaction with the Sponsors.

On June 26, 2011, Simpson Thacher distributed an initial draft of the form of equity commitment letter to be executed by certain funds advised by Apax and controlled affiliates of the other Sponsors.

On June 27, 2011, representatives of Skadden, Arps and Simpson Thacher discussed certain provisions contained in the Merger Agreement and equity commitment letter.

On June 27 and 28, 2011, representatives of the Sponsors met KCI management for additional due diligence sessions. J.P. Morgan representatives were in attendance.

On June 29, 2011, Simpson Thacher distributed a revised draft of the Merger Agreement to KCI and its advisors. At this time, Simpson Thacher also distributed an initial draft of the Voting Agreement to KCI and its advisors.

On June 30, 2011, Skadden, Arps distributed a mark-up of the form of equity commitment letter to the Sponsors and their advisors.

On July 1, 2011, Simpson Thacher distributed a revised draft of the form of equity commitment letter to KCI and its advisors.

On July 2, 2011, Skadden, Arps distributed a mark-up of the Merger Agreement to the Sponsors and their advisors as well as an initial draft of the disclosure schedules to the Merger Agreement.

From July 3, 2011 through the execution of the Merger Agreement, representatives of Skadden, Arps and Simpson Thacher discussed the terms of the Merger Agreement and ancillary documentation. Among other things, the parties discussed the circumstances in which KCI’s and Chiron Holdings’ termination fees would be payable and whether Chiron Holdings would be entitled to expense reimbursement in certain circumstances.

On July 5, 2011, Simpson Thacher presented a revised draft of the Merger Agreement contemplating that Dr. James R. Leininger, Cecelia Anne Leininger and J&E Investments, L.P. (the “Leininger Parties”) would each execute the Voting Agreement.

On July 6, 2011, press reports on rumors that KCI was in discussions to be purchased by a private equity firm surfaced. KCI’s common stock closed on July 6, 2011 up $7.42 per share to $66.20 per share. Following the rumors reported by the press, KCI and J.P. Morgan received inquiries regarding possible transactions with KCI.

Also on July 6, 2011, Simpson Thacher distributed a revised draft of the Merger Agreement and disclosure schedules to KCI and its advisors and on July 7, 2011, Skadden, Arps distributed a mark-up of the form of equity commitment letter and Merger Agreement to the Sponsors and their advisors. Also on July 7, 2011, Cox Smith Matthews Incorporated, Texas counsel to KCI and counsel to the Leininger Parties (“Cox Smith”), provided comments to the draft Voting Agreement to Simpson Thacher.

On July 7, 2011, the KCI board met. Also present at the meeting were Mr. Landon, Mr. Bibb and Mr. Rodriguez from KCI and representatives of Skadden, Arps and J.P. Morgan. Ms. Burzik and Mr. Landon provided a summary of due diligence and additional management meetings with representatives of the Sponsors and an overview of recent press reports regarding rumors that KCI was in discussions to be acquired by a private equity firm. A representative of J.P. Morgan next provided an overview of the Sponsors’ work to be completed with respect to obtaining financing for the proposed transaction and the Sponsors’ renewed request to enter into an exclusivity agreement with KCI until a definitive agreement was signed. Next, a representative of Skadden, Arps provided the board with an overview of the transaction, including (i) a summary of key terms in the transaction documents, including the draft debt commitment letter, form of equity commitment letter and Merger Agreement; (ii) a summary of the outstanding key issues remaining to be negotiated; (iii) an overview of the board approvals, shareholder approvals and regulatory approvals required for the transaction; and (iv) a summary of activities that would follow if KCI entered into a definitive agreement, including a “go-shop” period, a “no-shop” period, a debt marketing period and a special KCI shareholder meeting. In response to the Sponsors’ inquiry, the board instructed J.P. Morgan to advise the Sponsors that KCI would not agree to negotiate exclusively with the Sponsors but would continue negotiations.

On July 8, 2011, Simpson Thacher distributed a revised draft of the debt commitment letter to KCI and its advisors. Also on July 8, 2011, representatives of Cox Smith and Simpson Thacher discussed the Voting Agreement. Between July 8, 2011, and July 12, 2011, Cox Smith and Simpson Thacher exchanged further drafts of the Voting Agreement and negotiated its terms.

On July 8, 2011, representatives of the Sponsors visited KCI’s San Antonio manufacturing facility to conduct a due diligence review of the facility. From July 8, 2011 through the execution of the Merger Agreement, KCI, the Sponsors and their representatives held additional due diligence discussions.

On July 8, 2011, representatives of KCI and J.P. Morgan received two inquiries from private equity firms indicating an interest in a transaction with KCI. No price or proposed transaction provisions were included in either such proposal.

On July 9, 2011, Simpson Thacher distributed a revised draft of the form of equity commitment letter and Merger Agreement to KCI and its advisors. Later that day, Skadden, Arps distributed revised drafts of the form of equity commitment letter and Merger Agreement to the Sponsors and their advisors.

On July 10, 2011, Morgan Stanley called a representative of J.P. Morgan to indicate that the Sponsors would be submitting a revised offer later that day, which would include a proposed transaction at $67.50 per share, a premium of 22% to the 90-trading day average share price up to July 5th, 2011, the last trading day prior to press reports on rumors that KCI was in discussions to be purchased by a private equity firm. Later that day, a representative of the Sponsors sent the Sponsors’ written offer for $67.50 per share to representatives of KCI, along with revised drafts of the form of equity commitment letters and the Merger Agreement. The written offer indicated that the Sponsors were reducing the proposed transaction price from the previous proposed price range in light of, among other things, the challenging global credit markets, KCI’s revised expectations for Q2 2011 for the Active Healing Solutions segment, higher than expected tax liabilities and other execution complexities. In addition, the Sponsors noted that the expected cost of their debt financing would be higher than originally contemplated. Subsequently that day, a representative of the Sponsors sent representatives of KCI the revised form of debt commitment letters.

Later on July 10, 2011, the KCI board met. Also present at the meeting were Mr. Landon, Mr. Bibb, Mr. Lillback and Mr. Rodriguez from KCI and representatives of Skadden, Arps and J.P. Morgan. Representatives of J.P. Morgan reviewed the revised proposal of $67.50 per share. The representatives of J.P. Morgan then summarized some contacts and information in the market following the press speculation on rumors of KCI being in discussion to be acquired by a private equity firm. The board discussed the two letters received from private equity firms and instructed management to make themselves available for any further discussions. The letters did not discuss a specific transaction or name any specific transaction price. A representative of Skadden, Arps provided an overview of key Merger Agreement terms, including termination and reverse termination fees and “go-shop” provisions. After discussion, the board instructed J.P. Morgan, Skadden, Arps and KCI management not to initiate in any further discussion with the Sponsors until after a board meeting the following day.

On July 11, 2011, representatives of J.P. Morgan received calls from representatives of Morgan Stanley and the Sponsors to discuss the proposal. Later on July 11, 2011, a representative of Morgan Stanley called a representative of J.P. Morgan to discuss the proposal, and the potential for a revised offer. Representatives of J.P. Morgan communicated to representatives of Morgan Stanley that it was instructed by the board to seek a higher price than $67.50, which did not represent a price at which the board was willing to enter into a transaction. A representative of Morgan Stanley indicated that the Sponsors were prepared to increase their offer to $68.50 per share.

Later on July 11, 2011, the KCI board met. Also present at the meeting were Mr. Landon, Mr. Bibb, Mr. Lillback and Mr. Rodriguez from KCI and representatives of Skadden, Arps and J.P. Morgan. Representatives of J.P. Morgan provided an update on the revised offer of $68.50 per share, including a review of the financial sensitivities regarding changes to financing costs, in light of the current state of the global credit markets, and the pro forma impact on sponsor return in a leveraged buyout model. A representative of Skadden, Arps then provided an overview of the outstanding key issues in the Merger Agreement, outlined possible responses on each issue, and then provided an overview of the directors’ fiduciary duties. The KCI board of directors instructed a representative of J.P. Morgan to propose a counter-offer to the Sponsors of $69.50 per share and certain revisions to the key terms of the Merger Agreement, including a lower termination fee payable by KCI for a termination related to the “go-shop” period and no reimbursement of the Sponsors’ transaction expenses if the Merger Agreement were terminated in certain circumstances.

On July 12, 2011, the KCI board met. Also present at the meeting were Mr. Landon, Mr. Bibb, Mr. Lillback and Mr. Rodriguez from KCI and representatives of Skadden, Arps and J.P. Morgan. Representatives of J.P. Morgan provided an update on the process with the Sponsors, noting that the board’s counter-offer had been delivered. Next representatives of J.P. Morgan provided J.P. Morgan’s analysis and opinion that a transaction at $68.50 – the price at which Morgan Stanley indicated the Sponsors were prepared to enter into a transaction – was fair from a financial point of view to the holders of KCI common stock. A representative of Skadden, Arps then reviewed the definitive documentation for the transaction. Representatives of J.P. Morgan then reviewed the planned “go-shop” activities that would occur after execution of the definitive Merger Agreement. Next, Ms. Burzik outlined the shareholder and employee communications plan should a transaction be approved. The meeting was adjourned until later on July 12, 2011.

Later on July 12, 2011, a representative of Simpson Thacher delivered the Sponsors’ response to KCI’s proposal, accepting a number of revisions to the key terms of the Merger Agreement, including the lower “go-shop” fee proposed by KCI and the deletion of the expense reimbursement provision. The representative of Simpson Thacher also indicated that the Sponsors’ proposal was for a transaction at $68.50 per share and was the Sponsors’ best and final offer. Thereafter, the KCI board of directors reconvened its earlier board meeting. The representative of Skadden, Arps summarized the key terms of the response from the Sponsors. Representatives of J.P. Morgan then reviewed with the KCI board of directors J.P. Morgan’s final fairness opinion that the proposed acquisition by the Sponsors at the $68.50 per share price was fair to KCI’s shareholders from a financial point of view. The KCI board of directors then unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to and in the best interests of the shareholders and approved the Merger Agreement and the transactions contemplated by the Merger Agreement.

Also late in the evening of July 12, 2011, the Merger Agreement, the Voting Agreement and the equity commitment letters and debt commitment letters were executed and delivered.

On July 13, 2011, prior to the opening of trading of KCI’s common stock on the NYSE, the Sponsors and KCI issued press releases announcing the execution of the Merger Agreement and related transactions.

Recommendation of Our Board of Directors and Reasons for the Merger

Our board of directors recommends that you vote “FOR” adoption of the Merger Agreement and approval of the transactions contemplated thereby, “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the non-binding proposal regarding certain Merger-related executive compensation arrangements.

At a special meeting of our board of directors on July 12, 2011, after careful consideration, including consultation with financial and legal advisors, our board of directors unanimously determined that the Merger Agreement and the Merger were advisable, fair to and in the best interests of KCI shareholders and approved the Merger Agreement. In the course of reaching its decision, our board of directors consulted with our senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	our board of directors’ belief that we had obtained the highest price per share that Chiron Holdings was willing to agree to, taking into account the intensive negotiations between the parties;

•

the $68.50 per share in cash to be paid as Merger Consideration in relation to the market price of KCI common stock prior to published reports regarding the potential sale of KCI and also in relation to the board of directors’ estimate of the current and future value of KCI as an independent entity and, specifically, the fact that the $68.50 per share in cash to be paid as Merger Consideration represents an approximately 21% premium to the one-month historical average stock price of KCI common stock through July 5, 2011, the last trading day prior to published reports regarding the potential sale of KCI;

•

information with respect to KCI’s financial condition, results of operations, business, competitive position and business strategy, on both a historical and prospective basis, as well as current industry, economic and market conditions and trends;

•	KCI’s future prospects if we were to remain independent, including the risks inherent in remaining independent;

•

the possible strategic alternatives to the Merger (including but not limited to the possibility of continuing to operate as an independent entity), as well as the potential values, benefits, risks and uncertainties to KCI shareholders associated with such alternatives and the timing and the likelihood of accomplishing the goals of such alternatives;

•

the current state of the economy, debt financing markets and general uncertainty surrounding forecasted economic conditions in both the near-term and the long-term, generally as well as within our industry;

•

the value of the consideration to be received by our shareholders and the fact that the consideration would be paid in cash, which, in comparison to non-cash consideration, provides certainty and immediate value to our shareholders;

•

our assessment as to the probability that a third party with the financial means would agree to a transaction at a higher price than Chiron Holdings, as more fully described in “The Merger—Background of the Merger” beginning on page 24;

•

the fact that the Merger Agreement provides for a 40-day “go-shop” period during which KCI would have the opportunity to actively seek a higher offer, as well as a lower go-shop period termination fee;

•

the likelihood that, in our board of directors’ view, conducting an auction process before approving the Merger would be detrimental to KCI by posing significant risks to our existing operations, including risks related to employee retention;

•

the financial analyses presented to our board of directors by J.P. Morgan, as well as the opinion of J.P. Morgan, dated July 12, 2011, to our board of directors to the effect that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the $68.50 cash per share Merger Consideration to be paid to holders of KCI common stock in the proposed Merger was fair, from a financial point of view, to such shareholders;

•

the equity commitments provided to Chiron Holdings and the terms of the debt commitment provided to Chiron Holdings in connection with the Merger and the fact that such financing was committed prior to the execution of the Merger Agreement;

•

the likelihood that the Merger would be completed, in light of, among other things, the financial capabilities and reputation of Apax, Canada Pension Plan Investment Board and the Public Sector Pension Investment Board and the parties to the equity and debt financing commitments;

•	the fact that the Merger is not subject to a financing condition in the Merger Agreement;

•

the terms of the Merger Agreement, including the number and nature of the conditions to complete the Merger, Chiron Holdings’ undertakings in the Merger Agreement to obtain regulatory approvals and the obligation of Chiron Holdings under certain circumstances to pay us a termination fee of $317,200,000;

•

that certain of our shareholders (together representing ownership of approximately 11% of KCI common stock) executed a voting and support agreement in favor of adopting the Merger, and that such commitment terminates automatically upon termination of the Merger Agreement and therefore does not impede the ability of such shareholders to vote in favor of a superior proposal following termination of the Merger Agreement; and

•	that shareholders who vote against the Merger will have the right to dissent from the Merger and to demand appraisal of the fair value of their shares under the TBOC.

The financial analyses presented to our board of directors by J.P. Morgan were based upon projections of growth rates and profitability levels of KCI prepared by the management of KCI based on management’s various assumptions about the future performance of the business. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

Our board of directors also considered potentially negative factors in its deliberations concerning the Merger including, among others, the following:

•

the fact that we will no longer exist as an independent public company and our shareholders will forgo any future increase in our value that might result from our earnings or possible growth as an independent company;

•	the risk that necessary regulatory approvals and clearances may be delayed, conditioned or denied;

•

the restrictions on the conduct of our business prior to the completion of the Merger, which could delay or prevent us from undertaking business opportunities that may arise or any other action we would otherwise take with respect to our operations absent the pending completion of the Merger;

•

the announcement and pendency of the Merger, the solicitation activities during the go-shop period or the failure to close the Merger, may cause substantial harm to relationships with our employees, vendors, customers and partners and may divert management and employee attention away from the day-to-day operation of our business;

•	the risk that while the Merger Agreement is not by its terms subject to a financing condition, if sufficient debt financing is not obtained by Chiron Holdings the Merger may not be consummated; and

•	an all cash transaction would be taxable to our shareholders that are U.S. holders for U.S. federal income tax purposes.

During its consideration of the Merger, our board of directors was aware that some of our directors and executive officers may have interests with respect to the Merger, that are, or may be, different from, or in addition to those of KCI shareholders generally, as described in “The Merger—Interests of the Directors and Executive Officers of KCI in the Merger” beginning on page 44.

While our board of directors considered potentially positive and potentially negative factors, our board of directors concluded that, overall, the potentially positive factors far outweighed the potentially negative factors.

The foregoing discussion summarizes the material information and some of the factors considered by our board of directors in its consideration of the Merger. Our board of directors collectively reached the unanimous decision to approve the Merger Agreement in light of the factors described above and other factors that each member of our board of directors felt were appropriate. In view of the variety of factors and the quality and amount of information considered, our board of directors as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall analysis of the transaction. Individual members of our board of directors may have given different relative consideration to individual factors.

Opinion of J.P. Morgan

Pursuant to an engagement letter dated June 17, 2011 and effective as of March 29, 2011, KCI retained J.P. Morgan as its financial advisor in connection with the proposed Merger.

At the meeting of KCI’s board of directors on July 12, 2011, J.P. Morgan rendered its oral opinion to KCI’s board of directors that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Merger Consideration to be paid to holders of KCI common stock in the proposed Merger was fair, from a financial point of view, to such shareholders. J.P. Morgan has confirmed its July 12, 2011 oral opinion by delivering its written opinion to KCI’s board of directors, dated July 12, 2011, that, as of such date, the consideration to be paid to holders of KCI common stock in the proposed Merger was fair, from a financial point of view, to such shareholders. No limitations were imposed by KCI’s board of directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of J.P. Morgan dated July 12, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. KCI’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to KCI’s board of directors, is directed only to the Merger Consideration to be paid in the Merger and does not constitute a recommendation to any shareholder of KCI as to how such shareholder should vote at the special meeting. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning KCI and the industries in which it operates;

•

compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of KCI with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of KCI common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of KCI relating to its business;

•	reviewed certain reports published by industry and equity analysts; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of KCI with respect to certain aspects of the Merger, and the past and current business operations of KCI, the financial condition and future prospects and operations of KCI and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by KCI or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct, nor was provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of KCI or Chiron Holdings under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of KCI to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement. J.P. Morgan also assumed that the representations and warranties made by KCI and Chiron Holdings in the Merger Agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to KCI with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on KCI or on the contemplated benefits of the Merger that would be material to J.P. Morgan’s analysis.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm the opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of KCI common stock in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of the Merger to, or any consideration paid in connection therewith by, the holders of any other class of securities, creditors or other constituencies of KCI or as to the underlying decision by KCI to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Merger Consideration to be paid to holders of KCI common stock in the Transaction or with respect to the fairness of any such compensation. J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of KCI or any other alternative transaction prior to the date of the opinion.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. Certain of the financial analyses summarized below include information presented in tabular format. In order to fully understand J.P. Morgan’s financial analyses, the table must be read together with the text of the related summary. The table alone does not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses. Mathematical analysis, such as determining the arithmetic median, or the high or low, is not in itself a meaningful method of using selected company data.

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of KCI with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to KCI’s business or aspects thereof. The companies selected by J.P. Morgan were:

•	Hologic, Inc.

•	American Medical Systems Holdings, Inc.

•	Smith & Nephew plc

•	Coloplast A/S

•	Teleflex Incorporated

•	CareFusion Corporation

•	Hill-Rom Holdings, Inc.

•	Integra LifeSciences Holdings Corporation

These companies were selected, among other reasons, because they operate in the same industries as KCI and, in certain cases, are similar to KCI based on operational characteristics and financial metrics. However, none of the companies selected is identical or directly comparable to KCI and certain of the companies may have characteristics that are materially different from those of KCI. Accordingly, J.P. Morgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

For each selected company and KCI, J.P. Morgan calculated such company’s estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”), for the 2011 calendar year (“CY11”), and divided its Firm Value by its EBITDA (“FV/EBITDA”). For purposes of this analysis, a company’s “Firm Value” was calculated as the fully diluted common equity value of such company as of July 5, 2011 plus the value of such company’s indebtedness and minority interests and preferred stock, minus such company’s cash, cash equivalents and marketable securities. J.P. Morgan also calculated, for each selected company and KCI, the ratio of the closing price of such company’s common stock as of July 8, 2011 to estimated cash earnings (or net income plus amortization) per share for CY11 (“Cash P/E”). For purposes of this analysis, J.P. Morgan used estimates for EBITDA and cash earnings (or net income plus amortization) per share based on analyst research estimates in line with street consensus as of July 8, 2011.

In calculating FV/EBITDA and Cash P/E for KCI for CY11, J.P. Morgan reviewed three different cases based on KCI management projections of 2011 financial performance, which cases are discussed in more detail in “The Merger—KCI Unaudited Prospective Financial Information” beginning on page 40.

The following table represents the results of J.P. Morgan’s analysis of comparable publicly traded companies compared to KCI’s trading multiples as of July 5, 2011, the last trading day prior to published reports regarding the potential sale of KCI:

Selected Group	CY11 Low	CY11 High	CY11 Median	CY11 KCI Case 1	CY11 KCI Case 2	CY11 KCI Case 3
FV/EBITDA	7.9x	10.9x	9.9x	8.2x	8.0x	7.4x
Cash P/E	14.1x	19.6x	16.0x	12.9x	12.0x	11.2x

J.P. Morgan then calculated KCI’s equity value per share implied by certain reference ranges of multiples, which were based on the ranges of multiples calculated in the chart above for comparable companies but adjusted to take into account differences between the scale, growth prospects and historical and estimated future profitability levels of KCI and the comparable companies and such other factors as J.P. Morgan deemed appropriate, and noted that the implied equity values per share of KCI common stock ranged from: (1) $54.85 to $80.65, based on the ratio of Firm Value to estimated EBITDA, using a reference range of 7.5x to 11.0x; and (2) $58.70 to $95.40, based on the ratio of closing price as of July 5, 2011 to estimated cash earnings per share, using a reference range of 12.0x to 19.5x.

All values presented were rounded to the nearest $0.05. In each case, J.P. Morgan compared the implied equity values per share to the per share Merger Consideration of $68.50 in cash to be paid to holders of KCI common stock in the Merger, the $56.49 per share one-month average closing price of KCI common stock for the period ending July 5, 2011 and the $58.78 per share closing price of KCI common stock as of July 5, 2011.

Selected Transaction Analysis

Using publicly available information, J.P. Morgan examined selected transactions with respect to businesses which J.P. Morgan determined to be analogous to KCI’s business. These transactions were selected, among other reasons, because the businesses involved in these transactions share similar business characteristics to KCI based on operational characteristics and financial metrics. The transactions considered and the month and year each transaction was announced are as follows:

Target	Acquiror	Month and Year Announced	Purchase Multiple
CaridianBCT Holding Corp.	Terumo Corporation	March 2011	14.4x

Advanced Medical Optics, Inc.	Abbott Laboratories	January 2009	10.7x

Mentor Corporation	Johnson & Johnson	December 2008	13.3x

ConvaTec Inc.	Nordic Capital and Avista Capital Partners	May 2008	10.2x

Boston Scientific Corp.’s Cardiac Surgery Business	Getinge AB	November 2007	10.4x

Arrow International, Inc.	Teleflex Incorporated	July 2007	15.8x

Bausch & Lomb Incorporated	Warburg Pincus LLC	May 2007	12.6x

Mölnlycke Health Care Group	Investor AB	January 2007	12.4x

Sirona Group	Madison Dearborn Partners, LLC	May 2005	11.3x

Mölnlycke Health Care AB	Apax Partners	April 2005	9.7x

SOLA International Inc.	Carl Zeiss AG and EQT III	December 2004	11.1x

Using publicly available estimates, J.P. Morgan reviewed the Firm Values implied by each transaction as a multiple of the target company’s EBITDA for the twelve-month period immediately preceding announcement of the transaction (“LTM EBITDA”), which is referred to below as “Firm Value/LTM EBITDA.” For the precedent transactions, J.P. Morgan noted that this analysis showed a range of Firm Value/LTM EBITDA multiples of 9.7x to 15.8x, with a median of 11.3x.

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied a Firm Value/LTM Revenue multiple range of 9.5x to 12.5x to KCI’s LTM EBITDA. This analysis produced the following per share value range:

Multiple	Implied Per Share Value
Firm Value/LTM EBITDA	$65.30 - $86.60

All values presented were rounded to the nearest $0.05. In each case, J.P. Morgan compared the implied equity values per share to the per share consideration of $68.50 in cash to be paid to holders of KCI common stock in the Merger. Such analysis took into account the estimated payments that KCI would be obligated to make pursuant to the hedge and warrant transactions entered into on April 15, 2008 for purposes of determining the amount of indebtedness in a transaction.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for KCI common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

Using 2010 as the base year, J.P. Morgan calculated the unlevered free cash flows that KCI is expected to generate during the time period from the second half of fiscal year 2011 through fiscal year 2021 based upon financial projections prepared by the management of KCI which included financial forecasts for the years 2011 through 2015 and certain extrapolations approved by management of KCI. J.P. Morgan also calculated a range of terminal asset values of KCI at the end of the 10.5-year period ending December 31, 2021 by applying a perpetual growth rate ranging from 1.0% to 1.5% of the unlevered free cash flow of KCI as estimated for the terminal period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.5% to 11.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of KCI.

The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for KCI’s estimated debt, cash and cash equivalents as of June 30, 2011 (as provided by KCI’s management).

J.P. Morgan reviewed three different cases based on KCI management projections of growth rates and profitability levels based on management’s various assumptions about the future performance of KCI’s business. Some, but not all, of the factors management considered include overall market demand for KCI’s key products and services, pricing, and competitive dynamics. The following table represents management’s financial profile of the three business cases:

Case	Revenue Growth 2010 – 2015	EBITDA Margin Improvement 2010 – 2015 (Basis Points)
Case 1	2.6%	-80

Case 2	5.4%	180

Case 3	9.3%	450

A summary of the implied valuation ranges of KCI common stock that J.P. Morgan derived from such analyses, as compared to the per share Merger Consideration of $68.50 in cash to be paid to holders of KCI common stock in the Merger, is set forth below:

Cases	Implied Valuation Range for KCI Common Stock
Case 1	$35.50 to $46.35

Case 2	$47.40 to $61.55

Case 3	$68.45 to $87.45

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the results of all its analyses as a whole and made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results or, should the Merger fail to be consummated, the future value of KCI common stock, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to KCI, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies that operate in the industries in which KCI operates and, in certain cases, have operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of KCI. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to KCI and the transactions compared to the Merger.

The opinion of J.P. Morgan was one of the many factors taken into consideration by KCI’s board of directors in making its determination to approve the Merger. The analyses of J.P. Morgan as summarized above should not be viewed as determinative of the opinion of KCI’s board of directors with respect to the value of KCI, or of whether KCI’s board of directors would have been willing to agree to different or other forms of consideration.

As a part of its investment banking and financial advisory business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise KCI with respect to the Merger on the basis of such experience and its familiarity with KCI.

J.P. Morgan has acted as financial advisor to KCI with respect to the Merger, and will receive a transaction fee of approximately $34 million, $3 million of which was earned upon delivery of the opinion, and the rest of which will be payable upon completion of the Merger. In addition, KCI has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

During the two years preceding the date of its opinion, J.P. Morgan and its affiliates had commercial and/or investment banking relationships with KCI, and affiliates of Chiron Holdings (the “Acquiror Group”) and certain of the Acquiror Group’s portfolio companies, for which it and such affiliates received customary compensation. Such services for KCI during such period included serving as joint lead arranger of certain senior secured credit facilities of KCI in January 2011.

Such services for Apax, a member of the Acquiror Group, and its portfolio companies during such period included acting as: (i) financial advisor to Apax in connection with its acquisition of a controlling equity stake in Tivit Terceirização e Serviços SA in May 2010, (ii) financial advisor to Central European Media Enterprises Ltd. (“CME”) in connection with its sale of a minority equity stake to Time Warner Inc. in May 2009, (iii) financial advisor to TDC A/S (“TDC”) in connection with the sale of its TDC Switzerland subsidiary in September 2010, (iv) financial advisor to Qualitest Pharmaceuticals in connection with its sale to Endo Pharmaceuticals in November 2010, (v) financial advisor to Capio AB in connection with its sale of its subsidiary Capio Sanidad in March 2011, (vi) co-managing underwriter and joint bookrunner, respectively, for offerings by Wind Telecomunicazioni S.p.A. (“Wind”) of its debt securities in June 2009 and December 2009, respectively, and joint bookrunner and lead arranger in connection with senior secured credit facilities of Wind in December 2010, (vii) co-managing underwriter and joint bookrunner, respectively, for offerings by CME of its debt securities in September 2009 and October 2010, respectively, (viii) co-managing underwriter for offerings by Intelsat Jackson Holdings S.A. of its debt securities in October 2009 and September 2010, respectively, (ix) joint bookrunner for offerings by Rue 21, Inc. of its common stock in November 2009 and February 2010, respectively, (x) joint bookrunner for an offering by Promethean World PLC of its common stock in March 2010, (xi) co-managing underwriter for an offering by Phillips-Van Heusen Corporation of its common stock in April 2010, (xii) depository bank in connection with the offering by SouFun Holdings Ltd. of its American Depositary Receipts in July 2010, (xiii) joint bookrunner for offerings by TDC of its common stock and its debt securities in December 2010 and February 2011, respectively, and (xiv) joint bookrunner for the initial public offering by Bankrate, Inc. of its common stock in June 2011. The aggregate compensation received by J.P. Morgan and its affiliates from Apax and its portfolio companies for such services totaled $[    ].

Additionally, during the two years preceding the date of its opinion, J.P. Morgan and its affiliates also engaged in providing certain financial advisory and/or capital raising services to certain members of the Acquiror Group which were not publicly announced and were unrelated to KCI or the Merger. J.P. Morgan’s commercial bank affiliate provided treasury and cash management services to KCI and certain Apax portfolio companies and is a lender (and in some cases an agent bank) under outstanding credit facilities of KCI and certain Apax portfolio companies. J.P. Morgan’s investment management affiliate also provided certain asset management services to certain members of the Acquiror Group and their respective portfolio companies. In addition, one of J.P. Morgan’s affiliates was counterparty to KCI in a “call spread” derivative transaction entered into with KCI in connection with its issuance of certain convertible debt securities in April 2008, which will by its terms be liquidated as a result of the Merger. J.P. Morgan’s affiliate, and KCI, respectively, may be required to make a payment to the other in connection with any such liquidation and J.P. Morgan’s affiliate may recognize a gain in connection with such liquidation. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of KCI or portfolio companies of the members of the Acquiror Group for its own account or for the accounts of customers, and accordingly, they may at any time hold long or short positions in such securities.

KCI Unaudited Prospective Financial Information

KCI does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to the unpredictability of future results and the judgments required for the underlying assumptions and estimates. However, in connection with the financial analysis conducted by KCI’s financial advisor, KCI provided J.P. Morgan with certain non-public unaudited prospective financial information based on estimates by KCI management and upon certain assumptions. These estimates were prepared with respect to prospective financial information in connection with due diligence, and were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or GAAP. A summary of this information is presented below.

While the financial forecasts were prepared in good faith, no assurance can be made regarding future events. The estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory, industry and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which KCI operates, and the risks and uncertainties described under “Risk Factors” in KCI’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, and in “Forward-Looking Statements,” all of which are difficult to predict and many of which are outside the control of KCI. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the financial forecasts, whether or not the Merger is completed. The inclusion in this document of the unaudited prospective financial information below should not be regarded as an indication that KCI or its board of directors considered, or now considers, these projections and forecasts to be a reliable predictor of future results. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on this information. None of the financial forecasts reflects any impact of the Merger.

All of the financial forecasts summarized in this section were prepared by the management of KCI. Ernst & Young LLP (KCI’s independent registered public accounting firm) has not examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, Ernst & Young LLP has not expressed any opinion or given any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The Ernst & Young LLP reports included in documents incorporated by reference into this document relate to the historical financial information of KCI. Such reports do not extend to the financial forecasts and should not be read to do so.

By including in this document a summary of certain financial forecasts, neither KCI nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of KCI or the surviving corporation compared to the information contained in the financial forecasts. The financial forecasts summarized in this section have not been updated to reflect any changes since the date they were prepared or the actual results of operation of KCI. Other than as required by law, KCI does not undertake any obligation to update or otherwise revise the financial forecasts or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The projected financial information set forth below includes financial measures that were not calculated in accordance with GAAP, namely EBITDA. EBITDA is defined as operating income plus depreciation and amortization expense, stock based compensation expense, bad debt expense and also includes adjustments for certain one-time charges. KCI believes that these measures provide management with a useful alternative method for assessing its operating results. However, these measures do not provide a complete picture of KCI’s operations. Non-GAAP measures should not be considered a substitute for or superior to GAAP results.

The summary of the financial forecasts is not included in this document in order to induce any shareholder to vote in favor of the merger proposal or any of the other proposals to be voted on at the special meeting.

Using 2010 as the base year, the following table presents the financial forecasts for the fiscal years ending 2011 through 2015 which were included in materials presented to, and discussed with, KCI’s board of directors:

	Revenue ($ millions)			EBITDA Margin
Year	Case 1	Case 2	Case 3	Case 1	Case 2	Case 3
2010	2,018	2,018	2,018.299		.299	.299
2011	2,063	2,089	2,122.308		.312	.330
2012	2,117	2,198	2,346.309		.323	.343
2013	2,173	2,339	2,586.295		.313	.339
2014	2,232	2,481	2,852.289		.315	.342
2015	2,298	2,629	3,150.291		.317	.344

The following table presents a summary of the financial profile of the three business cases for the fiscal years ending 2011 through 2015 (using 2010 as the base year) which were included in materials presented to, and discussed with, KCI’s board of directors:

Case	Revenue Growth 2010 – 2015	EBITDA Margin Improvement 2010 – 2015 (Basis Points)
Case 1	2.6%	-80
Case 2	5.4%	180
Case 3	9.3%	450

KCI provided the financial forecast for Case 3 to the Sponsors and their Representatives.

In preparing the projections above, KCI management made the following material assumptions:

•	the Merger is not consummated, and all transaction costs associated with the Merger are excluded;

•

commensurate with the repudiation of the license agreement with Wake Forest, no further royalty payments would be owed to Wake Forest, and a portion of such license expenses are reinvested back into the business;

•	there would be no significant economic or regulatory changes to KCI’s key product markets; and

•	there would be no significant impact from any litigation.

None of KCI or our affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of KCI compared to the information contained in the financial forecasts or that forecasted results will be achieved.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL FORECASTS, KCI UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL FORECASTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL FORECASTS ARE SHOWN TO BE IN ERROR OR CHANGE.

Certain Effects of the Merger

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with the TBOC, at the effective time of the Merger, Merger Sub, a wholly owned subsidiary of Chiron Holdings and a party to the Merger Agreement, will merge with and into KCI. KCI will survive the Merger as a wholly owned subsidiary of Chiron Holdings. Our articles of incorporation, as in effect immediately prior to the effective time of the Merger, will at the effective time of the Merger be amended and restated in full to read as the form of the articles of formation of Merger Sub as in effect immediately prior to the execution of the Merger Agreement, except that the name of the surviving corporation shall be “Kinetic Concepts, Inc.” The bylaws of Merger Sub, as in effect immediately prior to the effective time of the Merger, will be the bylaws of KCI, as the surviving corporation in the Merger.

Effect of the Merger on Outstanding KCI Common Stock, Stock Options, Restricted Stock and Restricted Stock Units

At the effective time of the Merger, each outstanding share of our common stock, other than treasury shares, shares owned by Chiron Holdings, Merger Sub or any of their direct or indirect wholly owned subsidiaries and shares held by shareholders who exercise their right of dissent and appraisal, will be converted into the right to receive $68.50 in cash, without interest and less any applicable withholding tax. Treasury shares and shares owned by Chiron Holdings, Merger Sub or any of their direct or indirect wholly owned subsidiaries will be cancelled immediately prior to the effective time of the Merger.

As of the effective time of the Merger, all shares of our common stock will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder thereof will cease to have any rights as a shareholder, except the right to receive $68.50 per share in cash, without interest and less applicable withholding tax (other than shareholders who have perfected their appraisal rights).

At the effective time of the Merger, unless otherwise agreed between Chiron Holdings and any individual holder, each option granted under any director or employee stock option or compensation plan, whether vested or unvested, will be converted into the right to receive, and be cancelled in exchange for, an amount, in cash, equal to the excess, if any, of the Merger Consideration less the per-share exercise price of such option times the number of shares subject to such option.

At the effective time of the Merger, unless otherwise agreed between Chiron Holdings and any individual holder, each share of restricted stock granted under any director or employee stock incentive or compensation plan will be cancelled in exchange for an amount, in cash, equal to the Merger Consideration.

At the effective time of the Merger, unless otherwise agreed between Chiron Holdings and any individual holder, each restricted stock unit will be deemed fully earned and vested (or, in the case of performance-based restricted stock units, vested as if the applicable target performance goals had been met), and each such vested restricted stock unit shall be cancelled in exchange for an amount, in cash, equal to the Merger Consideration. Any remaining unvested restricted stock units will be cancelled for no consideration.

Delisting and Deregistration of KCI Common Stock

If the Merger is completed, our common stock will be delisted from and will no longer be traded on the NYSE and will be deregistered under the Exchange Act. Following the completion of the Merger, KCI will no longer be an independent public company.

Financing

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, including the funds needed to (i) pay our shareholders (including equity award holders) the amounts due under the Merger Agreement, (ii) refinance, repay or repurchase certain of our outstanding indebtedness and (iii) pay customary fees and expenses in connection with the transactions contemplated by the Merger Agreement, will be approximately $6.5 billion. This amount will be funded through a combination of (x) equity financing up to $1.75 billion to be provided by the Sponsor Parties (as defined below) and (y) borrowings of up to $2.8 billion under a senior secured loan facility and $2.15 billion in aggregate principal amount of senior notes (or, to the extent those are not issued at or prior to the closing of the Merger, $900 million in senior unsecured bridge loans and $1.25 billion in senior secured second lien bridge loans).

Chiron Holdings has obtained the equity and debt financing commitments described more fully below. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the conditions to closing in the Merger Agreement. We believe the committed amounts will be sufficient to complete the Merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, we have substantially less cash on hand or Chiron Holdings or Merger Sub have substantially lower net proceeds from the equity and debt financings than we currently expect. Although obtaining the proceeds of any financing, including the financing under the commitment letters, is not a condition to Chiron Holdings’ obligation to complete the Merger under the Merger Agreement, the failure of Chiron Holdings and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the Merger to be completed. In that case, Chiron Holdings may be obligated to pay us a fee of $317,200,000 as described under “The Merger Agreement—Termination Payments and Expenses” beginning on page 74.

Equity Financing—Termination Fee Commitments

Each of Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., Apax US VII, L.P., Port-aux-Choix Private Investments Inc. and CPP Investment Board (USRE V) Inc. (collectively, the “Sponsor Parties”) have entered into equity commitment letters with KCI and Chiron Holdings to provide funds to Chiron Holdings for the purpose of the payment of any amounts payable by Chiron Holdings in the event of a termination of the Merger Agreement. We are a party to these equity commitment letters and subject to the terms and conditions of such equity commitment letters, we are entitled to seek enforcement of the payment of such fee in the case it becomes due. However, the Sponsor Parties’ obligations under such equity commitment letters are subject to an aggregate cap equal to $317,200,000, with each Sponsor responsible for its pro rata share of the cap amount, in proportion to such Sponsor’s share of the total equity financing commitments made pursuant to the Sponsor’s equity financing commitment letters with respect to their closing commitments as described below. See the section entitled “The Merger Agreement—Termination Payments and Expenses” beginning on page 74.

Equity Financing—Closing Commitments

Chiron Holdings has delivered to us equity financing commitment letters, dated July 12, 2011, pursuant to which the Sponsor Parties have, subject to customary terms and conditions, committed to provide an aggregate equity contribution in an amount of approximately $1.75 billion to Chiron Holdings for the purpose of funding the equity portion of the financing for the closing of the transactions contemplated by the Merger Agreement. Each Sponsor may assign all or any portion of its equity commitment to other persons, though no such assignment will relieve the assigning Sponsor from its funding obligations.

The Sponsor Parties’ obligations to fund the financing contemplated by the equity financing commitment letters for closing are generally subject to the satisfaction of the conditions to Chiron Holdings’ and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement and the funding of the debt financing pursuant to the debt commitment letter.

Debt Financing

Pursuant to the debt commitment letter dated July 12, 2011, Bank of America, N.A.; Credit Suisse AG, Cayman Islands Branch; and Morgan Stanley Senior Funding, Inc., or collectively, the “Lenders” have committed to provide Merger Sub borrowings of up to $2.8 billion under a senior secured loan facility and $2.15 billion in aggregate principal amount of senior notes (or, to the extent those are not issued at or prior to the closing of the Merger, $900 million in senior unsecured bridge loans and $1.25 billion in senior secured second lien bridge loans (an amount of which may be agreed to be in Euro equivalent)), on the terms and subject to the conditions set forth in the debt commitment letter. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to a number of customary conditions, including (i) that since December 31, 2010 there has not been any change, event, occurrence or effect which has had or would reasonably be expected to have a “material adverse effect” (as defined in the Merger Agreement); (ii) equity contributions in an amount equal to at least 25% of the total pro forma debt and equity capitalization of Merger Sub and its subsidiaries; (iii) consummation of the Merger in accordance with the Merger Agreement (without giving effect to amendments, consents, waivers or modifications that are material and adverse to the lenders as reasonably determined by the lead arrangers); (iv) execution and delivery of the definitive credit agreements and delivery of customary closing documents and legal opinions, including a solvency certificate; (v) delivery of an offering document for use in a Rule 144A offering involving senior secured and senior unsecured notes, the proceeds of which would be used to complete the Merger and related transactions, and other data and information for use in such offering; and (vi) expiration of a 15 consecutive business day marketing period (the Merger Agreement provides for a 20 consecutive business day marketing period) with customary blackout periods to seek placement of the notes with qualified purchasers.

Interests of the Directors and Executive Officers of KCI in the Merger

In considering the recommendation of our board of directors with respect to the Merger, KCI shareholders should be aware that certain executive officers and directors of KCI have certain interests in the Merger that may be different from, or in addition to, the interests of KCI shareholders generally. The members of our Board of Directors were aware of these additional and different interests and considered them, among other matters, in approving the Merger Agreement and the Merger and making their recommendation that the KCI shareholders approve the Merger Agreement and the Merger. These interests are described below.

Treatment of Outstanding Equity Awards

Pursuant to the KCI incentive plans and programs, KCI equity awards held by our executive officers and directors that are outstanding immediately prior to the closing of the Merger will be subject to the following treatment.

Options

The Merger Agreement provides that upon consummation of the Merger, unless otherwise agreed between Chiron Holdings and any individual holder, each option then held by each executive officer and director, whether vested or unvested, will be converted into the right to receive, and be cancelled in exchange for, an amount, in cash, equal to the excess, if any, of the Merger Consideration less the per-share exercise price of such option times the number of shares subject to such option.

Restricted Stock

The Merger Agreement provides that upon consummation of the Merger, unless otherwise agreed between Chiron Holdings and any individual holder, each share of restricted stock then held by each executive officer and director will be cancelled in exchange for an amount, in cash, equal to the Merger Consideration.

Restricted Stock Units

The Merger Agreement provides that upon consummation of the Merger, unless otherwise agreed between Chiron Holdings and any individual holder, each restricted stock unit then held by each executive officer and director shall, as of the effective time of the Merger, be deemed fully earned and vested (or, in the case of performance-based restricted stock units, vested as if the applicable target performance goals had been met), and each such vested restricted stock unit shall be cancelled in exchange for an amount, in cash, equal to the Merger Consideration. Any remaining unvested restricted stock units will be cancelled for no consideration.

Summary Table

The following table shows, for each executive officer and each director, as applicable, as of October 24, 2011, the assumed effective date of the Merger, (i) the number of shares subject to vested options held by him or her; (ii) the cash consideration that he or she will receive for such vested options upon completion of the Merger; (iii) the number of shares subject to unvested options held by him or her; (iv) the cash consideration that he or she will receive for such unvested options upon completion of the Merger; (v) the number of shares subject to restricted stock held by him or her; (vi) the cash consideration that he or she will receive for such restricted stock upon completion of the Merger; (vii) the number of restricted stock units (with performance-based units presented at target); and (viii) the cash consideration that he or she will receive for such restricted stock units.

Name	Number of Shares Subject to Vested Options (#)	Cash-Out Payment for Vested Options ($)	Number of Shares Subject to Unvested Options (#)	Cash-Out Payment for Unvested Options ($)	Number of Shares Subject to Restricted Stock (#)	Cash-Out Payment for Restricted Stock ($)	Number of Restricted Stock Units (#)	Cash-Out Payment for Restricted Stock Units ($)
Executive Officers

Catherine M. Burzik President and Chief Executive Officer	617,780	18,679,297	345,750	11,505,955	0	0	88,000	6,028,000

Martin J. Landon Executive Vice President and Chief Financial Officer	142,865	3,606,685	110,900	3,702,545	0	0	29,275	2,005,338

Michael C. Genau Global President, Active Healing Solutions	92,000	3,775,425	125,525	4,623,042	33,000	2,260,500	22,025	1,508,713

Lisa N. Colleran Global President, LifeCell Corporation	98,000	3,287,100	111,500	3,822,250	0	0	23,875	1,635,438

Stephen D. Seidel Global President, Therapeutic Support Systems	91,315	1,681,826	93,749	3,394,856	0	0	15,625	1,070,313

All other executive officers as a group	16,282	392,207	26,671	704,680	7,978	546,493	25,764	1,764,834

Directors

Ronald W. Dollens	46,962	1,306,395	10,312	346,890	15,678	1,073,943	1,172	80,282

Harry R. Jacobson, M.D.	28,384	730,781	5,156	173,445	7,838	536,903	586	40,141

James R. Leininger, M.D.	28,384	730,781	5,156	173,445	7,838	536,903	586	40,141

Woodrin Grossman	28,075	850,730	5,156	173,445	7,838	536,903	586	40,141

Carl F. Kohrt, Ph.D.	16,066	663,383	6,656	239,025	7,838	536,903	586	40,141

David J. Simpson	28,384	730,781	5,156	173,445	7,838	536,903	586	40,141

C. Thomas Smith	28,384	730,781	5,156	173,445	7,838	536,903	586	40,141

Donald E. Steen	28,384	730,781	5,156	173,445	7,838	536,903	586	40,141

Craig R. Callen	16,066	663,383	6,656	239,025	7,838	536,903	586	40,141

The following table shows, for each executive officer and each director, as applicable, as of October 24, 2011, the assumed effective date of the Merger, (i) the total cash consideration he or she will receive for all unvested equity awards upon completion of the Merger and (ii) the total cash consideration he or she will receive for all outstanding equity awards upon completion of the Merger.

Name	Total Payment for Unvested Equity Awards ($)	Total Payment for Outstanding Equity Awards ($)
Executive Officers

Catherine M. Burzik	17,533,955	36,213,252

Martin J. Landon	5,707,883	9,314,568

Michael C. Genau	8,392,255	12,167,680

Lisa N. Colleran	5,457,688	8,744,788

Stephen D. Seidel	4,465,169	6,146,995

All other executive officers as a group	3,016,007	3,408,214

Directors

Ronald W. Dollens	1,501,115	2,807,510

Harry R. Jacobson, M.D.	750,489	1,481,270

James R. Leininger, M.D.	750,489	1,481,270

Woodrin Grossman	750,489	1,601,219

Carl F. Kohrt, Ph.D.	816,069	1,479,452

David J. Simpson	750,489	1,481,270

C. Thomas Smith	750,489	1,481,270

Donald E. Steen	750,489	1,481,270

Craig R. Callen	816,069	1,479,452

Executive Agreements

KCI is party to employment and retention agreements with our executive officers which provide that upon a termination of employment by KCI without “cause” or by the executive for “good reason” (each as defined in the executive’s agreement) following a change in control (a “Qualifying Termination”), the executive will be entitled to receive:

•	a cash lump sum payment equal to two times the sum of (i) base salary and (ii) target annual bonus (three times in the case of Ms. Burzik);

•	for Ms. Burzik only, a pro rata bonus payment based on KCI’s actual performance;

•

reimbursement of COBRA premiums for 18 months (in the case of Ms. Colleran, the first twelve months of such reimbursement will be equal to the difference between her COBRA premium and her contribution amount as of the date of termination of employment); and

•	in the case of Ms. Burzik, a gross-up payment to compensate her for any “golden parachute” excise tax imposed on her due to any payments received in connection with the Merger.

The consummation of the Merger will constitute a “change in control” for purposes of the executive agreements.

The following table presents, with respect to each executive officer, an estimate of the amounts of severance benefits payable under the employment and retention agreements in the event of a Qualifying Termination, estimated as of October 24, 2011, the assumed effective date of the Merger. For a quantification of the value of the vesting of equity, see the tables set forth in “The Merger—Interests of Directors and Executive Officers of KCI in the Merger—Treatment of Outstanding Equity Awards” beginning on page 44.

Executive Officer	Severance Payments ($)
Catherine M. Burzik	12,909,581

Martin J. Landon	1,687,439

Michael C. Genau	1,787,962

Lisa N. Colleran	1,598,583

Stephen D. Seidel	1,432,540

All other executive officers as a group	2,371,237

Golden Parachutes

The following table sets forth the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the Merger. These amounts have been calculated assuming the Merger is consummated on October 24, 2011 and, where applicable, assuming each named executive officer experiences a Qualifying Termination (as discussed in more detail under the section titled “The Merger—Interests of Directors and Executive Officers of KCI in the Merger—Executive Agreements” beginning on page 47) as of October 24, 2011, the assumed effective date of the Merger. Certain of the amounts payable may vary depending on the actual date of completion of the Merger and any Qualifying Termination.

Golden Parachute Compensation

Named Executive Officer	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Tax Reimbursement ($) (4)	Total ($) (5)
Catherine M. Burzik	6,423,619	17,533,955	28,800	6,457,162	30,443,536

Martin J. Landon	1,658,639	5,707,883	28,800	0	7,395,322

Michael C. Genau	1,759,162	8,392,255	28,800	0	10,180,217

Lisa N. Colleran	1,569,783	5,457,688	28,800	0	7,056,271

Stephen D. Seidel	1,403,740	4,465,169	28,800	0	5,897,709

(1) Cash. Represents the value of:

•	a cash lump sum payment equal to two times the sum of (i) base salary and (ii) target annual bonus (three times in the case of Ms. Burzik); and

•	for Ms. Burzik only, a pro rata bonus payment based on KCI’s actual performance.

The following table shows, for each named executive officer, the amount of each component of the cash severance benefits payable under the employment and retention agreements with our named executive officers. These amounts are all “double trigger” in nature; namely, eligibility to receive these amounts requires both the occurrence of a change in control, which would include the consummation of the Merger, and a qualifying termination of employment, which could include a Qualifying Termination, following the change in control.

Named Executive Officer	Severance Payment ($)	Pro Rata Bonus ($)	Total ($)
Catherine M. Burzik	5,623,037	800,582	6,423,619

Martin J. Landon	1,658,639	0	1,658,639

Michael C. Genau	1,759,162	0	1,759,162

Lisa N. Colleran	1,569,783	0	1,569,783

Stephen D. Seidel	1,403,740	0	1,403,740

(2) Equity. Represents the aggregate payments to be made in respect of unvested options, restricted stock and restricted stock units upon consummation of the Merger, as described in greater detail in the section entitled “The Merger—Interests of Directors and Executive Officers of KCI in the Merger—Treatment of Outstanding Equity Awards” beginning on page 44 and as quantified in the “Total Payment for Unvested Equity Awards” column corresponding to each named executive officer’s name in the summary table set forth in that section. Amounts included in this column are all “single-trigger” in nature; namely, eligibility to receive the payment is conditioned solely on the occurrence of a change in control, including the consummation of the Merger.

(3) Perquisites/Benefits. Represents reimbursement of COBRA premiums for 18 months (in the case of Ms. Colleran, the first twelve months of such reimbursement will be equal to the difference between her COBRA premium and her contribution amount as of the date of termination of employment).

(4) Tax Reimbursement. Represents a gross-up payment to compensate Ms. Burzik for any “golden parachute” excise tax imposed on her due to any payments received in connection with the Merger.

(5) Total. The following table shows, for each named executive officer, the amounts which are single trigger or double trigger in nature.

Named Executive Officer	Single Trigger ($)	Double Trigger ($)
Catherine M. Burzik	17,533,955	12,909,581

Martin J. Landon	5,707,883	1,687,439

Michael C. Genau	8,392,255	1,787,962

Lisa N. Colleran	5,457,688	1,598,583

Stephen D. Seidel	4,465,169	1,432,540

Indemnification and Insurance

The Merger Agreement provides that Chiron Holdings will cause the surviving corporation in the Merger to indemnify the present and former directors and officers of KCI and our subsidiaries for acts and omissions occurring at or prior to the effective time of the Merger to the fullest extent permitted by law, and Chiron Holdings will cause the surviving corporation to promptly advance expenses as incurred to the fullest extent permitted by law. In addition, after the effective time of the Merger, the surviving corporation will maintain in effect provisions in the surviving corporation’s organizational documents related to indemnification and advancement of expenses that are no less favorable than those set forth in KCI’s organizational documents as of the date of the Merger Agreement.

The Merger Agreement also provides that Chiron Holdings will cause to be maintained for a period of six years following the effective time of the Merger, at Chiron Holdings’ option: (i) KCI’s current directors’ and officers’ liability insurance policies, (ii) a directors’ and officers’ liability “tail” or “runoff” insurance policy in an amount not to exceed the annual aggregate coverage limit of the current policies maintained by KCI or (iii) such other policies of directors’ and officers’ liability insurance that are no less advantageous than KCI’s current policies. Alternatively, KCI may purchase, at our option, and subject to certain limitations, prior to the effective time of the Merger and in lieu of the foregoing insurance coverage, a six year “tail” policy that is no less advantageous than our current policies of directors’ and officers’ liability insurance.

Other Interests

As of the date of this proxy statement, none of our executive officers has entered into any agreement, arrangement or understanding with Chiron Holdings or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates. Prior to the closing of the Merger, however, some or all of our executive officers may discuss or enter into agreements, arrangements or understandings with Chiron Holdings or Merger Sub or any of their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates.

Voting Agreement

Concurrently with the execution of the Merger Agreement, James R. Leininger, Cecelia Anne Leininger and J&E Investments, L.P. (together representing ownership of approximately 11% of KCI common stock) executed a voting and support agreement, pursuant to which such shareholders agreed to, among other things, vote in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby on the terms and subject to the conditions set forth in the voting and support agreement. Such commitment terminates automatically upon termination of the Merger Agreement and therefore does not impede the ability of such shareholders to vote in favor of a superior proposal following termination of the Merger Agreement.

Appraisal Rights

Holders, as of the record date, of KCI common stock who dissent and vote against the Merger are entitled to certain appraisal rights under the TBOC in connection with the Merger, as described below and in Annex C hereto. Such holders who perfect their appraisal rights and strictly follow certain procedures in the manner prescribed by Subchapter H of Chapter 10 of the Texas Business Organizations Code (“Subchapter H”), as in effect on the date the parties entered into the Merger Agreement, will be entitled to receive payment of the fair value of their shares in cash from KCI, as the surviving corporation in the Merger.

ANY KCI SHAREHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

If a KCI shareholder has a beneficial interest in shares of KCI common stock that are held of record in the name of another person, such as a broker or nominee, and such KCI shareholder desires to perfect whatever appraisal rights such beneficial KCI shareholder may have, such beneficial KCI shareholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below.

FAILURE TO VOTE AGAINST THE MERGER BY A KCI SHAREHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S APPRAISAL RIGHTS.

When the Merger becomes effective, KCI shareholders who strictly comply with the procedures prescribed in Subchapter H will be entitled to a judicial appraisal of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, and to receive payment of the fair value of their shares in cash from KCI, as the surviving corporation in the Merger. The following is a brief summary of the statutory procedures that must be followed by a common shareholder of KCI in order to perfect appraisal rights under the TBOC. This summary is not intended to be complete and is qualified in its entirety by reference to Subchapter H, the text of which is included as Annex C to this proxy statement. We advise any KCI shareholder considering demanding appraisal to consult legal counsel.

To preserve your rights if you wish to exercise your statutory dissenters’ rights, you must satisfy each of the conditions listed below and more fully described in Subchapter H:

•

You must deliver to KCI a written notice dissenting to the Merger that demands payment of the fair value of your shares. Voting against the adoption and approval of the Merger Agreement and the Merger by itself does not constitute a demand for the payment of the fair value of your shares within the meaning of Subchapter H. Your written notice must be addressed to Kinetic Concepts, Inc., Attention: President and Secretary, 8023 Vantage Drive, San Antonio, Texas 78230, and must be delivered before the Merger is considered for approval. Your written notice must provide to KCI an address to which a notice relating to the dissent and appraisal procedures under Subchapter H may be sent. Your notice must state the number and class of your shares of KCI and your estimate of the fair value of the shares.

•

You must vote against the adoption and approval of the Merger Agreement and the Merger. An abstention from or vote in favor of the adoption and approval of the Merger Agreement and Merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the Merger Agreement and the Merger. Therefore, a shareholder who wishes to exercise dissenters’ rights must vote against the Merger Agreement and the Merger.

•

You must follow the statutory procedures for perfecting dissenters’ rights under the TBOC. If the Merger is consummated, within 10 days following the effective time of the Merger, we will send written notice that the Merger has become effective to all shareholders who voted against the Merger and who have given written notice under the dissenters’ rights provisions. Within 20 days after making demand for payment, the shareholder must deliver to KCI any certificates representing the shares to which the demand relates. Failure to submit the certificates within the 20 day period has the effect of terminating, at the option of KCI, the shareholder’s rights to dissent and appraisal unless a court, for good cause shown, directs otherwise.

If you fail to satisfy any of these conditions, you will not be entitled to exercise your dissenters’ rights.

You may withdraw your demand for the payment of the fair value of your shares at any time before payment for the shares has been made or a petition requesting a finding and determination of the fair value of your shares has been filed. Unless KCI consents to the withdrawal of the demand, you may not withdraw your demand for payment after payment for the shares has been made or a petition requesting a finding and determination of the fair value of your shares has been filed.

Within 20 days after KCI receives your demand for payment, KCI must respond to you in writing by accepting the amount claimed in the demand as the fair value of the shares specified in the notice, or by rejecting the demand. If KCI accepts the amount claimed in your demand, KCI must pay the amount within 90 days after the effective time of the Merger if you deliver to KCI endorsed certificates representing your shares. If KCI rejects the amount claimed in the demand, we must provide to you in our response an estimate by KCI of the fair value of your shares with an offer to pay the amount of that estimate. KCI’s offer must remain open for at least

60 days from the date the offer is first delivered to you. If you accept the offer or if you and KCI reach an agreement as to the fair value of the shares, and if you deliver to KCI endorsed certificates representing your shares, KCI must pay the agreed amount within 60 days after the date the offer is accepted or the agreement is reached.

If you and KCI are unable to reach an agreement as to the fair value of your shares within 60 days of the offer of payment for your shares, you or KCI may file a petition requesting a finding and determination of the fair value of your shares in a court in Bexar County. The petition must be filed within 60 days after the expiration of the 60 day period following KCI’s offer. Upon your filing of a petition, service of a copy of the petition must be made to KCI. KCI has no obligation to file such a petition in the event there are dissenting shareholders. Accordingly, your failure to file such a petition within the period specified could nullify your previously written demand for payment. There is no present intent on the part of KCI to file a petition, and you should not assume that KCI will file such a petition or that KCI will initiate any agreement as to the value of your shares. Therefore, if you desire to have the fair value of your shares determined, you should initiate any petitions necessary for the perfection of your dissenters’ rights within the time periods and in the manner prescribed in Subchapter H.

Within ten days after KCI receives a copy of a petition requesting a finding and determination of the fair value of the shares, KCI must file with the clerk of the court in Bexar County a list containing the names and addresses of each shareholder of KCI who has duly demanded payment for shares and with whom agreement as to the value of the shares has not been reached with KCI. The clerk of the court will provide notice of the hearing by registered mail to KCI and to each shareholder on the list. The court will determine which shareholders have perfected their rights and become entitled to receive payment for the fair value of their shares, and will appoint an appraiser to determine the fair value of the shares, which determination is subject to final approval by a court. All court costs will be allocated between the parties in the manner that the court deems fair and equitable.

Subchapter H provides that the fair value of the shares subject to dissenters’ rights is the value of the shares on the date preceding the Merger. Any increase or decrease in the value of the shares occurring in anticipation of the Merger or as a result of the Merger is not included in the computation of the fair value of the shares. You should be aware that the fair value of your shares as determined under Subchapter H could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement. You should also be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration to be received in a sale transaction, such as the proposed Merger, are not opinions as to fair value under Subchapter H.

Any shareholder who has demanded payment for the shareholder’s shares is not entitled to vote or exercise any other rights of a shareholder with respect to the shares except the right to receive payment for the shares under Subchapter H and bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent. Shares for which payment has been demanded will not be considered outstanding for purposes of any subsequent vote or action.

Any shareholder who fails to strictly comply with the requirements of Subchapter H, attached as Annex C to this proxy statement, will forfeit his, her or its rights to dissent from the Merger and to exercise appraisal rights and will receive Merger Consideration on the same basis as all other shareholders.

THE PROCESS OF REQUESTING APPRAISAL REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SUBCHAPTER H. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SUBCHAPTER H, SUBCHAPTER H SHALL CONTROL.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the Merger to U.S. holders (as defined below) of KCI shares whose shares of KCI common stock are exchanged for cash in the Merger. This summary is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to our shareholders. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. This summary applies only to U.S. holders in whose hands shares of our common stock are capital assets within the meaning of Section 1221 of the Code. This summary does not address foreign, state or local tax consequences of the Merger, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, shareholders that are, or hold shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, and shareholders holding shares that are part of a straddle, hedging, constructive sale or conversion transaction or pursuant to the exercise of employee stock options or otherwise as compensation). In addition, this summary does not address U.S. federal taxes other than income taxes.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Because individual circumstances may differ, each U.S. holder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Merger on a beneficial holder of shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

The Merger

The receipt of cash by a U.S. holder in exchange for our common stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction, if any, of any withholding tax) and the shareholder’s adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the Merger. A U.S. holder’s adjusted tax basis will generally equal the price the shareholder paid for such common stock. Gain or loss will be determined separately for each block of shares of common stock (that is, shares of common stock acquired at the same cost in a single transaction) exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss, provided that a U.S. holder’s holding period for such shares of common stock is more than one year at the time of consummation of the Merger. Capital gains recognized by an individual upon a disposition of a share of common stock that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 15% for taxable years ending before January 1, 2013 (and 20% thereafter). In the case of a share of common stock that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the deductibility of a shareholder’s capital losses.

Information Reporting and Backup Withholding

Payments made to U.S. holders whose shares of our common stock are exchanged for cash pursuant to the Merger will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the Internal Revenue Service Form W-9 included in the letter of transmittal, certifying that such shareholder is a U.S. person, the taxpayer identification number provided is correct, and that such shareholder is not subject to backup withholding. Certain U.S. holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Regulatory Approvals Required for the Merger

General

KCI and Chiron Holdings have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include approval under, or notifications pursuant to, the HSR Act, the Exon-Florio Amendment and the competition laws of the European Union, Austria, Germany and Brazil.

Antitrust in the United States

Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be completed until KCI and Chiron Holdings each file a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. KCI and Chiron Holdings filed their respective notification and report forms with the FTC and the Antitrust Division of the DOJ on August 2, 2011. Consequently, the initial thirty day waiting period will expire at 11:59 p.m. on September 1, 2011, unless the FTC or DOJ extends that period by issuing a Request for Additional Information and Documentary Material (a “Second Request”) to the parties. A Second Request extends the waiting period until 30 days after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier.

At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

CFIUS

KCI and Chiron Holdings anticipate filing, as promptly as practicable, a joint voluntary notice with CFIUS.

Foreign Competition Laws

Consummation of the Merger is conditioned on approval under, or filing of notices pursuant to, the competition laws of the European Union, Austria, Germany and Brazil.

European Union

Under Council Regulation (EC) No 139/2004 (the “EUMR”), the Merger cannot be completed until Chiron Holdings files a notification with the European Commission and the Commission has approved the Merger under the EUMR. A transaction notifiable under the EUMR may not be completed until the expiration of a 25 working day waiting period following the party’s filing of the Form CO notification form. Chiron Holdings intends to file the draft Form CO notification with the European Commission by August 9, 2011. However, the initial Phase I 25 working day review period will only start once the European Commission declares the notification complete. The Phase I review period can be extended from 25 to 35 working days if the party offers remedies. If at the end of Phase I the European Commission has serious doubts about the compatibility of the Merger with the common market, then it will initiate an extended Phase II investigation.

Germany

Under the Act Against Restraints of Competition (the “ARC”), the Merger cannot be completed until KCI and an investor in Chiron Holdings file a joint notification with the German Federal Cartel Office (the “FCO”) and the FCO has approved the Merger. A transaction notifiable under the ARC may not be completed until the expiration of a one month waiting period following the parties’ joint filing of the notification form. KCI and Chiron Holdings filed the German notification with the FCO on August 2, 2011. Consequently, the initial one month waiting period will expire on September 2, 2011, unless the FCO extends that period by initiating a Phase II investigation.

Austria

Under the Austrian Cartel Act 2005 (the “ACA”), the Merger cannot be completed until KCI and an investor in Chiron Holdings file a joint notification with the Austrian Federal Competition Authority (the “Authority”) and the Authority has approved the Merger. A transaction notifiable under the ACA may not be completed until the expiration of a four week waiting period following the parties’ joint filing of the notification form. KCI and Chiron Holdings filed the Austrian notification with the Authority on August 2, 2011. Consequently, the initial four week waiting period will expire on August 30, 2011, unless the Authority extends that period by initiating a Phase II investigation.

Brazil

Under Federal Law 8884/1994 of June 11, 1994, as amended, the Merger can be completed as soon as KCI and Chiron Holdings file a joint notification with the Administrative Council for Economic Defence (“CADE”) within 15 working days of signing of the Merger Agreement. KCI and Chiron Holdings filed the Brazilian notification with CADE on August 2, 2011. The review period can last between 1-2 months for cases benefiting from the fast track procedure and 6-12 months for other cases, but does not contain a prohibition on consummating the Merger.

Legal Proceedings Regarding the Merger

Following the announcement of the Merger Agreement on July 13, 2011, four purported shareholders of KCI initiated legal actions challenging the Merger. On July 20, 2011, purported shareholder John Chevedden sent a letter to our board of directors demanding that it take actions to remedy alleged breaches of fiduciary duties in connection with our board of directors’ approval of the Merger. On July 22, 2011, purported shareholder Sharon M. Dunn filed a putative class action petition in the District Court of Bexar County, Texas, 288th Judicial District, in an action styled Dunn v. Apax Partners, et al., Case No. 2011-CI-11943. On August 2, 2011, purported shareholder Michael Ross filed a putative class action petition in the District Court of Bexar County, Texas, 224th Judicial District, in an action styled Ross v. Kinetic Concepts, Inc. et al., Case No. 2011-CI-12497. On August 4, 2011, purported shareholder Arthur I. Murphy, Jr., filed a putative class action petition in the District Court of Bexar County, Texas, 225th Judicial District, in an action styled Murphy v. Chiron Holdings, Inc., et al., Case No. 2011-CI-12685. The three filed putative class action petitions allege that KCI’s directors breached their fiduciary duties to shareholders and committed gross mismanagement and waste of corporate assets by their actions in approving the Merger Agreement, and all three actions request that the Merger be enjoined.

Although it is not possible to predict the outcome of these litigation matters with certainty, KCI and our directors believe that the claims raised by these purported shareholders are without merit, and we intend to defend our position in these matters vigorously.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We urge you to read carefully the Merger Agreement in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note About the Merger Agreement

The representations, warranties, covenants and agreements described below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to important qualifications, limitations and supplemental information agreed to by KCI, Chiron Holdings and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between KCI, Chiron Holdings and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. The Merger Agreement is described below, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding KCI or our business. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC for information regarding KCI and our business. See “Where You Can Find More Information” beginning on page 82.

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with the TBOC, at the effective time of the Merger, Merger Sub, a wholly owned subsidiary of Chiron Holdings and a party to the Merger Agreement, will merge with and into KCI. KCI will survive the Merger as a wholly owned subsidiary of Chiron Holdings.

Our articles of incorporation, as in effect immediately prior to the effective time of the Merger, will at the effective time of the Merger be amended and restated in full to read as the form of the certificate of formation of Merger Sub as in effect immediately prior to the execution of the Merger Agreement, except that the name of the surviving corporation shall be “Kinetic Concepts, Inc.” The bylaws of Merger Sub, as in effect immediately prior to the effective time of the Merger, will be the bylaws of KCI, as the surviving corporation in the Merger.

The directors of Merger Sub immediately prior to the effective time of the Merger will, from and after the effective time of the Merger, be the initial directors of the surviving corporation. Our officers immediately prior to the effective time of the Merger will, from and after the effective time of the Merger, be the initial officers of the surviving corporation.

Effective Time; Marketing Period

The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Texas or at such later time as we and Chiron Holdings agree and specify in the certificate of merger. The filing of the certificate of merger will occur at the closing, which will take place at (i) the later of 10:00 a.m., New York City time, on the second business day after the satisfaction or waiver of all of the conditions to the parties’ obligations to consummate the Merger (other than conditions that by their terms are to be satisfied by deliveries at the closing, but subject to the satisfaction or waiver of such conditions at the closing) and the conclusion of the marketing period below or (ii) such other date and time as agreed to by the parties.

The “marketing period” is the first period of 20 consecutive business days throughout which (a) Chiron Holdings has the required financial information described below and (b) the mutual conditions to the parties’ obligations to consummate the Merger and the CFIUS condition to the obligations of Chiron Holdings and Merger Sub to consummate the Merger are satisfied and nothing has occurred and no condition exists that would prevent any of the other conditions to the obligations of Chiron Holdings and Merger Sub to consummate the Merger from being satisfied if the closing of the Merger were to be scheduled at any time during such 20 consecutive business day period. The marketing period will commence on the date that is 15 business days prior to the special meeting if all other conditions to its commencement are satisfied and no alternative acquisition proposal has been publicly announced and not withdrawn. If the marketing period would not end prior to August 19, 2011, it will commence no earlier than September 6, 2011, and if the marketing period would not end prior to December 20, 2011, it will commence no earlier than January 2, 2012.

The marketing period will not be deemed to commence if, prior to the completion of the marketing period, (w) our auditors have withdrawn their audit opinion contained in the required financial information, (x) the financial statements included in the required financial information that is available to Chiron Holdings on the first day of the marketing period would not be sufficiently current on any day during such period for a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, (y) we issue a public statement indicating our intent to restate any historical financial statements or that any such restatement is under consideration, in which case the marketing period shall not commence unless and until such restatement has been completed or we have announced that we have concluded that no restatement is required or (z) we have been delinquent in filing any Quarterly Report on Form 10-Q. Further, the marketing period will end on any earlier date on which the debt financing is obtained.

The required financial information consists of (i) our unaudited consolidated balance sheet and the related statements of income, change in equity and cash flows, as of the end of any quarterly period ending after the execution of the Merger Agreement and (ii) all company information, financial statements and financial data of the type required in registration statements on Form S-1 by SEC Regulation S-X and SEC Regulation S-K and of a type and form customarily included in private placements pursuant to SEC Rule 144A for financings similar to the debt financing, subject to customary exceptions, and customary pro forma financial statements.

Conversion of Shares

Except treasury shares, shares owned by Chiron Holdings, Merger Sub or any of their direct or indirect wholly owned subsidiaries and shares for which appraisal rights have been duly exercised under Subchapter H, shares of our common stock outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $68.50 in cash, without interest and less any applicable withholding tax.

Each share of our common stock held by us as treasury stock and any shares of our common stock owned by Chiron Holdings, Merger Sub or any of their direct or indirect wholly owned subsidiaries will be cancelled and no payment will be made with respect to such shares. Each share of Merger Sub issued and outstanding immediately prior to the effective time of the Merger, will be converted into one fully paid and non-assessable share of common stock of KCI as the surviving corporation in the Merger.

Treatment of Stock Options and Other Equity-Based Awards

At the effective time of the Merger, unless otherwise agreed between Chiron Holdings and any individual holder, each option granted under any director or employee stock option or compensation plan, whether vested or unvested, will be converted into the right to receive, and be cancelled in exchange for, an amount, in cash, equal to the excess, if any, of the Merger Consideration less the per-share exercise price of such option times the number of shares subject to such option.

At the effective time of the Merger, unless otherwise agreed between Chiron Holdings and any individual holder, each share of restricted stock granted under any director or employee stock incentive or compensation plan will be cancelled in exchange for an amount, in cash, equal to the Merger Consideration.

At the effective time of the Merger, unless otherwise agreed between Chiron Holdings and any individual holder, each restricted stock unit will be deemed fully earned and vested (or, in the case of performance-based restricted stock units, vested as if the applicable target performance goals had been met), and each such vested restricted stock unit shall be cancelled in exchange for an amount, in cash, equal to the Merger Consideration. Any remaining unvested restricted stock units will be cancelled for no consideration.

2004 Employee Stock Purchase Plan

The ESPP will terminate immediately following the effective time of the Merger. Prior to the Merger, the plan administrator will determine when the then-current offering period will terminate and KCI will ensure that a new offering period does not begin following July 12, 2011.

Dissenting Shares

Shares of our common stock which are issued and outstanding prior to the effective time of the Merger and held by a holder who has properly exercised his, her or its right of dissent and appraisal in accordance with Subchapter H will cease to represent any interest in the surviving corporation at the effective time of the Merger and will be entitled to the rights and remedies set forth in Subchapter H. In the event that any such shareholder fails to perfect, withdraws or otherwise loses any such right of dissent and appraisal, the shares held by such shareholder will be converted into and represent only the right to receive the Merger Consideration. We have agreed to give Chiron Holdings prompt notice of any demands we receive for appraisal of shares of our common stock, and Chiron Holdings has the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. We have agreed not to make any payment with respect to, or settle or offer to settle, any such demands without the prior written consent of Chiron Holdings.

Treatment of Convertible Notes

After the effective time of the Merger, each holder of the convertible notes, to the extent such holder has not exercised its right to require the surviving corporation to repurchase such holder’s convertible notes in accordance with the terms of the convertible notes and the convertible notes indenture, will be entitled to convert such holder’s convertible notes into the right to receive an amount in cash for each $1,000 principal amount of convertible notes held by such holder equal to the product of (a) $68.50 and (b) 19.4764 (as adjusted pursuant to the convertible notes indenture, including, without limitation, the increase in the conversion rate described in the indenture for holders who convert their convertible notes from and after the effective date of the Merger to and including the close of business on the business day prior to the fundamental change purchase date designated by us). The surviving corporation (directly or through the paying agent) will pay such holders as soon as practicable following such conversion.

Procedures for Exchange of Shares, Unclaimed Amounts and Lost, Stolen or Destroyed Certificates

At or prior to the effective time of the Merger, Chiron Holdings shall deposit (or cause to be deposited) with a paying agent sufficient funds for payment of the Merger Consideration and satisfaction of the convertible notes as provided by the Merger Agreement. Promptly after the effective time of the Merger, the surviving corporation shall mail to each record holder of shares of our common stock that have converted into the right to receive the Merger Consideration with respect thereto a form of letter of transmittal and instructions for use in effecting the surrender of such holder’s certificates. Each holder of such certificates will be entitled to receive the Merger Consideration for each share represented by such holder’s certificate upon surrendering to the paying agent such holder’s certificates, together with a properly completed and executed letter of transmittal. Promptly after the effective time of the Merger, the paying agent will issue and deliver to each holder of book-entry shares a check or wire transfer for the amount of cash to which such holder is entitled.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Following the date that is one year after the effective time of the Merger, any portion of the funds held by the paying agent that remain unclaimed by our former shareholders, including the proceeds from investment thereof, shall be delivered to the surviving corporation. Thereafter, our former shareholders may look only to the surviving corporation (subject to abandoned property, escheat or similar laws) for payment with respect to the Merger Consideration.

At the effective time of the Merger, our stock transfer books will be closed and there will be no further registration of transfers of our common stock. If, after the effective time of the Merger, certificates are presented to the surviving corporation for transfer, such certificates will be cancelled and exchanged for payment of the Merger Consideration.

If any certificate has been lost, stolen or destroyed, then before you will be entitled to receive the Merger Consideration, you will have to comply with the replacement requirements established by the paying agent, including making an affidavit to that effect and, if necessary, posting a bond in a customary amount sufficient to protect the surviving corporation against any claim that may be made against it with respect to that certificate.

Representations and Warranties

We made a number of representations and warranties to Chiron Holdings and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the disclosure schedule we delivered in connection therewith. These representations and warranties relate to, among other things:

•	our corporate organization, subsidiaries and similar corporate matters;

•	our capital structure;

•	due authorization, execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby;

•

absence of any conflict with or violation of our organizational documents, applicable law (assuming that certain regulatory filings are made and certain regulatory consents are obtained) or certain contracts as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby;

•	compliance with laws, including all healthcare laws, applicable to KCI, and the possession of all licenses required to conduct our business;

•	financial statements and SEC filings, internal reporting controls and the Sarbanes-Oxley Act of 2002, and the absence of undisclosed liabilities;

•	the absence of a material adverse effect;

•	conduct of our business, including the absence of any actions which we are prohibited from taking as described under “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 63;

•	absence of litigation, investigations and governmental orders;

•	our employee benefit plans and agreements and matters relating to the Employee Retirement Income Security Act of 1974, as amended, and other related matters;

•	labor and employment matters;

•	insurance policies;

•	our owned and leased real property;

•	tax matters;

•	this proxy statement and the accuracy of information supplied by us in connection with this proxy statement;

•	state anti-takeover statutes;

•	intellectual property matters;

•	environmental matters;

•	material contracts, including certain restrictions imposed thereby and materiality thresholds thereof;

•	affiliate transactions;

•	the receipt of a fairness opinion from J.P. Morgan as our financial advisor;

•	certain fees or commissions owed by us in connection with the transactions contemplated by the Merger Agreement;

•	product recalls;

•	Food and Drug Administration matters;

•	compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, similar laws of other jurisdictions and the Office of Foreign Assets Control; and

•	other healthcare regulatory matters.

Chiron Holdings and Merger Sub made a number of representations and warranties to us in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the disclosure schedule delivered in connection therewith. These representations and warranties relate to, among other things:

•	their corporate organization and similar corporate matters;

•	due authorization, execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby;

•

absence of any conflict with or violation of their organizational documents, applicable law (assuming that certain regulatory filings are made and certain regulatory consents are obtained) or certain contracts as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby;

•	absence of litigation, investigations and governmental orders;

•	the accuracy of information supplied by Chiron Holdings or Merger Sub specifically in connection with this proxy statement;

•	certain fees or commissions owed by Chiron Holdings in connection with the transactions contemplated by the Merger Agreement;

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the sufficiency of Chiron Holdings’ financing commitments to pay the aggregate Merger Consideration, other consideration, all fees and expenses related to the transactions contemplated by the Merger Agreement and the refinancing of KCI’s indebtedness in connection therewith;

•	limited operations of Chiron Holdings and Merger Sub;

•	the absence of any other vote or approval requirement to consummate the Merger;

•	Chiron Holdings’ and Merger Sub’s and their affiliates’ ownership of our common stock;

•	the solvency of Chiron Holdings immediately following the effective time of the Merger;

•	that none of Chiron Holdings’ affiliates are engaged in any competing business;

•	the absence of contracts, agreements or other arrangements between Chiron Holdings and Merger Sub and their affiliates, on one hand, and our management or directors, on the other hand; and

•	Chiron Holdings’ and Merger Sub’s independent review and analysis of us.

Our, Chiron Holdings’ and Merger Sub’s representations and warranties do not survive the effective time of the Merger, except for covenants or agreements that by their terms are to be performed after the effective time of the Merger.

Material Adverse Effect

Many of our representations and warranties are qualified as to materiality or by exceptions related to the absence of a “material adverse effect.”

For purposes of the Merger Agreement, “material adverse effect” means any event, change, occurrence, development or effect that, individually or in the aggregate, would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of KCI and our subsidiaries, taken as a whole, other than any event, change, occurrence, development or effect resulting from:

•	changes in general economic, financial market, business or geopolitical conditions;

•	changes or developments generally applicable to any of the industries and markets in which we or our subsidiaries operate;

•	changes in any applicable laws or regulations or GAAP (or interpretations thereof);

•	any outbreak or escalation of hostilities or war (whether or not declared), military actions or the escalation thereof, or any act of sabotage or terrorism or any natural disasters;

•	any change in the price or trading volume of our common stock, or our credit rating, in each case in and of itself;

•

any failure by us to meet any published analyst estimates or expectations of our revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by us to meet our internal or published projections, budgets, plans or forecasts of our revenues, earnings or other financial performance or results of operations, in and of itself;

•	the announcement of the Merger Agreement and the transactions contemplated thereby;

•	any action required by the Merger Agreement or taken at the request of Chiron Holdings or Merger Sub; or

•	any shareholder or derivative litigation arising from allegations of a breach of fiduciary duty relating to the Merger Agreement or the transactions contemplated thereby;

provided that (i) the changes described in the first four bullets above shall not be excluded to the extent they have, individually or in the aggregate, a disproportionate impact on us and our subsidiaries, taken as a whole, relative to other industry participants (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a material adverse effect) and (ii) the underlying cause of any of the matters referred to in the fifth and sixth bullets above shall not be excluded.

Many of Chiron Holdings’ and Merger Subs’ representations and warranties are qualified as to materiality or by exceptions related to the absence of a “parent material adverse effect.”

Under the Merger Agreement, “parent material adverse effect” means any event, change, occurrence or effect that prevents or materially impedes the performance by Chiron Holdings or Merger Sub of its obligations under the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

Conduct of Business Pending the Merger

We have agreed to restrictions on the operation of our business until the earlier of the effective time of the Merger or the termination of the Merger Agreement. In general, we have agreed to conduct our business only in the ordinary course of business and use commercially reasonable efforts to preserve substantially intact our business organization and keep available the services of our officers and key employees, and to preserve in all material respects our present relationships with customers, suppliers and other persons with which we have material business relations. In addition, we have agreed that, subject to specified exceptions, neither we nor our subsidiaries will, without the prior written consent of Chiron Holdings:

•	amend or otherwise change our articles of incorporation or bylaws or any similar governing instruments;

•

issue, deliver, sell, pledge, dispose of or encumber any shares of our capital stock or other equity securities, or grant any right to acquire any shares of our capital stock or other equity securities;

•	declare, authorize, set aside for payment, establish a record date for, make or pay any dividend or other distribution;

•

reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of our capital stock, or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of our subsidiaries;

•

acquire any corporation, partnership or other business organization or division thereof or any assets, rights or properties other than (x) purchases of inventory and other assets in the ordinary course of business or pursuant to existing contracts which were made available to Chiron Holdings prior to the date of the Merger Agreement, (y) acquisitions not exceeding $10 million in the aggregate or (z) acquisitions by us or any of our wholly owned subsidiaries from us or any of our wholly owned subsidiaries;

•

sell or otherwise dispose of any corporation, partnership or other business organization or division thereof or any assets, rights or properties other than (x) sales or dispositions of inventory and obsolete assets in the ordinary course of business or of other assets pursuant to existing contracts which were made available to Chiron Holdings prior to the date of the Merger Agreement, (y) sales or dispositions not exceeding $5 million in the aggregate or (z) sales or dispositions by us or any of our wholly owned subsidiaries to us or any of our wholly owned subsidiaries;

•

grant or incur any lien on any material assets, rights or properties other than (x) to secure indebtedness permitted by the Merger Agreement or (y) certain permitted liens and liens required under the credit agreement;

•	modify, amend on terms materially adverse to us, terminate or enter into any material contract other than certain contracts permitted under the Merger Agreement;

•

make or authorize (x) any capital expenditures other than capital expenditures up to a certain aggregate amount and otherwise consistent with the budget provided to Chiron Holdings prior to the date of the Merger Agreement or (y) any payments to the parties involved in, or otherwise in connection with, certain litigation matters;

•	commence the implementation of any new information technology modules or business transformation initiatives;

•	grant any material licenses of intellectual property to any person other than a wholly owned subsidiary except non-exclusive licenses in the ordinary course of business;

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incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume or guarantee any such indebtedness for borrowed money for any person (other than a wholly owned subsidiary of KCI) other than in an amount not to exceed $15 million in the aggregate;

•

make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly owned subsidiary of KCI) or enter into any swap or hedging transaction or other derivative agreement, in each case, other than in an amount not to exceed $15 million in the aggregate;

•

except as required by applicable law or existing contracts which have been made available to Chiron Holdings prior to the date of the Merger Agreement, (i) increase the compensation or benefits of any of our present or former directors, officers or employees (except for increases in salary or wages for non-officer level employees in the ordinary course of business consistent with past practice), (ii) grant any severance or termination pay to any present or former director, officer or employee not required to be granted under any KCI plan, or any retention pay (other than cash retention benefits not to exceed $400,000 in the aggregate payable to active employees of KCI), (iii) enter into any employment, consulting or severance agreement or arrangement with any of our present or prospective directors, officers, other employees or individual independent contractors (excluding prospective employees, officers or independent contractors that had offers outstanding as of July 12, 2011), except for (A) offers of employment to prospective employees whose annual cash compensation (including any eligible bonus amounts) would not exceed, for the first two weeks after July 12, 2011, $350,000, and, thereafter, $275,000, (B) agreements with individual independent contractors, in each case at an annual rate of cash compensation not to exceed $175,000 on an individual basis, in the ordinary course of business consistent with the recent past practices of KCI and (C) agreements with healthcare providers in the ordinary course, (iv) loan or advance any money or other property to any present or former director, officer or employee, (v) increase the funding obligation or contribution rate of any KCI plan or allow for the commencement of any new offering periods under any employee stock purchase plan, (vi) grant any equity or equity-based awards, (vii) establish, adopt, enter into, amend or terminate any KCI plan or (viii) use discretion to waive or accelerate any performance conditions applicable to any bonus or incentive awards or establish annual or long-term incentive targets with respect to future performance periods which are greater in amount, or otherwise have terms materially inconsistent with, the amount and terms applicable to the most recent annual and long-term awards made by KCI;

•

make any material change in any accounting principles or methods, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

•

make any material tax election, enter into any material settlement or compromise of any material tax liability, file any amended tax return with respect to any material tax, change any method of tax accounting or tax accounting period, enter into any closing agreement relating to any material tax or surrender any right to claim a material tax refund;

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settle or compromise any suit, litigation, claim, action, proceeding, arbitration, mediation or investigation except in certain permitted circumstances and except for (A) settlements or compromises where the amount paid in settlement or compromise does not exceed $2 million, individually, or $10 million, in the aggregate, and which do not impose any material restrictions on the operations or businesses of KCI, taken as a whole or (B) withdrawals from certain litigation matters, as disclosed in KCI’s SEC Reports, without making any material adverse substantive admissions or statements, or agreeing to any material restrictions on the operations or businesses of KCI;

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except for the Merger Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than with respect to or among wholly owned subsidiaries of KCI);

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effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local law, WARN) affecting in whole or in part any site of employment, facility, operating unit or KCI employee, without complying with all provisions of WARN;

•	enter into any new line of business outside our existing three business segments; or

•	authorize, commit or agree to take any of the foregoing actions.

Solicitation of Acquisition Proposals

Except as permitted by the terms of the Merger Agreement described below, we have agreed in the Merger Agreement that our board of directors will not: (i) withhold, withdraw, qualify or modify (or publicly propose to do the foregoing), in a manner adverse to Chiron Holdings, the board of directors’ recommendation to our shareholders with respect to the approval of the Merger Agreement, or adopt, approve or recommend (publicly or otherwise) any acquisition proposal (as defined below), or fail to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act or (ii) enter into any alternative acquisition agreement relating to an acquisition proposal.

Until 11:59 p.m., New York City time, on August 21, 2011, which period we refer to as the “go-shop period,” we are permitted to:

•

initiate, solicit, facilitate and encourage any inquiry or the making of acquisition proposals from third parties, including by providing third parties with access to non-public information pursuant to acceptable confidentiality agreements (provided that we promptly make available to Chiron Holdings any non-public information concerning KCI provided to third parties if not previously made available to Chiron Holdings); and

•	engage or enter into, continue or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal.

Beginning at 12:00 a.m., New York City time, on August 22, 2011, which we refer to as the “no-shop period start date,” we are required to immediately cease any solicitation, encouragement, discussions or negotiations with any persons that may be ongoing with respect to an acquisition proposal. From the no-shop period start date until the earlier of the effective time of the Merger or the termination of the Merger Agreement we may not:

•	initiate, solicit, knowingly facilitate or knowingly encourage (publicly or otherwise) any inquiries or the making of any acquisition proposal;

•	engage in or enter into, continue or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal;

•	provide any non-public information or data concerning KCI to any person relating to, or that could reasonably be expected to lead to, an acquisition proposal; or

•	otherwise facilitate any effort or attempt to make an acquisition proposal.

However, following the no-shop period start date, KCI may continue to engage in the activities permitted during the go-shop period with respect to any excluded parties (as defined below), including with respect to any amended proposal that is more favorable to our shareholders from a financial point of view than the Merger Agreement and submitted by any excluded party following the no-shop period start date.

If at any time after the no-shop period start date, and prior to the time our shareholders adopt the Merger Agreement, KCI receives an unsolicited bona fide written acquisition proposal from any person, we may:

•	contact such person to clarify the terms and conditions of such proposal;

•	furnish to such person requested non-public information and data pursuant to an acceptable confidentiality agreement (provided that we promptly make available to Chiron Holdings any non-public information concerning KCI provided to third parties if not previously made available to Chiron Holdings), if the board of directors determines in good faith after consultation with our financial advisor and outside legal counsel that such acquisition proposal either constitutes a superior proposal (as defined below) or could reasonably be expected to result in a superior proposal; and

•

engage in discussions or negotiations with such person, if the board of directors determines in good faith after consultation with our financial advisor and outside legal counsel that such acquisition proposal either constitutes a superior proposal (as defined below) or could reasonably be expected to result in a superior proposal.

At any time before the Merger Agreement is adopted by our shareholders, we may terminate the Merger Agreement and enter into an alternative acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the Merger Agreement, including payment of a termination fee to Chiron Holdings, if applicable. See the section entitled “The Merger Agreement—Termination Payments and Expenses” beginning on page 74.

Prior to the time our shareholders adopt the Merger Agreement, our board of directors may change its recommendation:

•	in response to an acquisition proposal that our board of directors determines in good faith (after consultation with our financial advisor and outside counsel) is a superior proposal;

•

if developments, circumstances or occurrences that materially improve our financial condition, results of operations or prospects that were neither known by us as of July 12, 2011 nor reasonably expected by us to occur as of such date and do not relate to (1) any acquisition proposal, (2) any developments, circumstances or occurrences relating to the Sponsor Parties, Chiron Holdings, Merger Sub or any of their affiliates as a result of the Merger Agreement, (3) clearance of the Merger under the HSR Act or any foreign merger control laws or (4) the fact, in each case in and of itself, that we meet or exceed any internal or published projections, forecasts or estimates of our revenue, earnings or other financial performance or results of operations for any period ending on or after July 12, 2011, or changes after such date in the market price or trading volume of KCI common stock or our credit rating (provided, that the developments, circumstances, facts or occurrences giving rise to or contributing to such material improvement or improvements may be taken into account in the determination under this bullet) (an “external event”) become known and as a result of such development, circumstance or occurrence that materially improves our financial condition, results of operations or prospects, the board of directors determines in good faith, after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

However, prior to effecting a change of recommendation with respect to a superior proposal or terminating the Merger Agreement and entering into an alternative acquisition agreement:

•

we must provide written notice to Chiron Holdings and Merger Sub that we intend to take such action and, if the superior proposal was not made in writing, a description of the material terms and conditions of the superior proposal that is the basis of the action and, if applicable, copies of all documents relating to the proposal including the identity of the person making the proposal and any related financing commitments;

•

during the three business day period following Chiron Holdings’ and Merger Sub’s receipt of the above notice, we must negotiate with Chiron Holdings and Merger Sub in good faith (to the extent Chiron Holdings and Merger Sub want to negotiate) to make revisions in the terms of the Merger Agreement and financing commitments so that the superior proposal ceases to be a superior proposal; and

•

following the end of such three day period, our board of directors must determine in good faith, and in light of any changes to the Merger Agreement and the financing commitments proposed by Chiron Holdings, that the superior proposal continues to constitute a superior proposal.

Notwithstanding the foregoing, in the event of any material revisions to such superior proposal, we must deliver a new written notice to Chiron Holdings and Merger Sub and comply with the requirements set forth in the bullet points above with respect to such new written notice, except that the negotiation period will be reduced to two business days.

Prior to effecting a change of recommendation with respect to an external event:

•	we must provide written notice to Chiron Holdings and Merger Sub that we intend to take such action and describing in detail such external event;

•

during the three business day period following Chiron Holdings’ and Merger Sub’s receipt of the above notice, we must negotiate with Chiron Holdings and Merger Sub in good faith (to the extent Chiron Holdings and Merger Sub want to negotiate) to make revisions in the terms of the Merger Agreement so that the failure of the board of directors to change its recommendation would no longer be reasonably likely to be inconsistent with its fiduciary duties; and

•

following the end of such three day period, our board of directors must determine in good faith, and in light of any changes to the Merger Agreement proposed by Chiron Holdings, that failure of the board of directors to change its recommendation due to such external event would still be inconsistent with its fiduciary duties.

Notwithstanding the foregoing, in the event of any material change to the developments, circumstances or occurrences relating to such external event, we must deliver a new written notice to Chiron Holdings and Merger Sub and comply with the requirements set forth in the bullet points above with respect to such new written notice.

Nothing in the provisions of the Merger Agreement relating to acquisition proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our shareholders a position contemplated by Rule 14d–9 or 14e–2(a) under the Exchange Act or making any “stop, look and listen” communication pursuant to Rule 14d–9(f) under the Exchange Act, provided that, in each such disclosure, we state that there has been no change in our board of directors’ recommendation to approve the Merger.

Unless the Merger Agreement is terminated, we are required to call, give notice of, convene and hold the shareholders’ meeting to adopt the Merger Agreement, even if our board of directors has changed its recommendation or an acquisition proposal has been commenced, disclosed, announced or submitted to us.

In this proxy statement we refer to any bona fide inquiry, proposal or offer from any person or group of persons other than Chiron Holdings or one of its subsidiaries for, in one transaction or a series of related transactions, (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition, (B) the acquisition in any manner, directly or indirectly, of 20% or more of the equity securities (or securities convertible into 20% or more of the equity securities) or consolidated total assets of KCI and our subsidiaries, (C) any tender offer or exchange offer that, if consummated, would result in any person, directly or indirectly, beneficially owning 20% or more of the equity securities (or securities convertible into 20% or more of the equity securities) of KCI or (D) any combination of the foregoing, in each case other than the Merger, as an “acquisition proposal.”

In this proxy statement we refer to any written acquisition proposal (with the percentages set forth in the definition of such term changed from 20% to 50%), that our board of directors has determined in its good faith judgment, after consultation with KCI’s financial advisor and outside counsel (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the financing terms thereof) and regulatory aspects of the proposal and the person making the proposal and (B) would result in a transaction more favorable to KCI shareholders from a financial point of view than the transactions contemplated by the Merger Agreement (taking into account the conditionality and the timing and likelihood of consummation as compared to the transactions contemplated in the Merger Agreement and after giving effect to all of the adjustments which may be offered by Chiron Holdings and Merger Sub as a “superior proposal.”

In this proxy statement we refer to any person or group of persons (including, with respect thereto, their representatives, their affiliates and their prospective equity and debt financing sources) from whom KCI has received during the go-shop period a written acquisition proposal that our board of directors determines in its good faith judgment prior to the no-shop period start date, after consultation with KCI’s financial advisor and outside counsel, is, or would reasonably be expected to result in, a superior proposal (provided that any such person or group of persons shall cease to be an excluded party when the ultimate equityholder(s) of such person and the other persons who were members of such group of persons, if any, as of the no-shop period start date, cease to provide (directly or indirectly) in the aggregate at least 50% of the equity financing (measured by voting power and value) of such person or group at any time following the no-shop period start date and KCI receives actual notice (or obtains actual knowledge) thereof) as an “excluded party.”

Employee Benefit Matters

As of the effective time of the Merger, Chiron Holdings will, or will cause the surviving corporation to, maintain for KCI employees, for a period of 12 months following the closing of the Merger: (i) annual cash compensation levels (the annual rate of cash base salary and wage rates and target annual cash incentive opportunities) that are no less favorable in the aggregate than those provided to KCI employees immediately prior to the effective time of the Merger and (ii) health and welfare benefits and retirement benefits provided under KCI plans (excluding equity compensation), that in the aggregate are no less favorable than those provided to KCI employees immediately prior to the effective time of the Merger.

As of the effective time of the Merger, subject to certain limitations, Chiron Holdings will, or will cause the surviving corporation to, give KCI employees full credit for purposes of eligibility, participation, vesting and benefit accruals, under any employee compensation and incentive plans, benefit plans, programs, policies and arrangements maintained for the benefit of KCI employees by Chiron Holdings, its subsidiaries or the surviving corporation for KCI employees’ service with KCI to the same extent recognized by KCI immediately prior to the effective time of the Merger. With respect to each plan that is a “welfare benefit plan,” Chiron Holdings or its subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, KCI employees under similar plans maintained by us in the plan year in which the effective time of the Merger occurs.

As of the effective time of the Merger, Chiron Holdings will, or will cause the surviving corporation to, honor the KCI plans in accordance with their terms, including any severance and retention plans and agreements, subject to Chiron Holdings’ ability to amend any provisions or terminate any KCI plan consistent with the applicable KCI plan.

Indemnification and Insurance

The Merger Agreement provides that Chiron Holdings will cause the surviving corporation in the Merger to indemnify the present and former directors and officers of KCI and our subsidiaries for acts and omissions occurring at or prior to the effective time of the Merger to the fullest extent permitted by law, and Chiron Holdings will cause the surviving corporation to promptly advance expenses as incurred to the fullest extent permitted by law. In addition, after the effective time of the Merger, the surviving corporation will maintain in effect provisions in the surviving corporation’s organizational documents related to indemnification and advancement of expenses that are no less favorable than those set forth in KCI’s organizational documents as of the date of the Merger Agreement.

The Merger Agreement also provides that Chiron Holdings will cause to be maintained for a period of six years following the effective time of the Merger, at Chiron Holdings’ option: (i) KCI’s current directors’ and officers’ liability insurance policies, (ii) a directors’ and officers’ liability “tail” or “runoff” insurance policy in an amount not to exceed the annual aggregate coverage limit of the current policies maintained by KCI, or (iii) such other policies of directors’ and officers’ liability insurance that are no less advantageous than KCI’s current policies. Alternatively, if Chiron Holdings does not purchase the “tail” policy, KCI may purchase, at our option, and subject to certain limitations, prior to the effective time of the Merger and in lieu of the foregoing insurance coverage, a six year “tail” policy that is no less advantageous than our current policies of directors’ and officers’ liability insurance.

Further Action; Efforts

We, Chiron Holdings and Merger Sub will use reasonable best efforts to take or cause to be taken all actions and to do or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including effecting the regulatory filings described under “The Merger—Regulatory Approvals Required for the Merger” beginning on page 54 and using reasonable best efforts to defend all lawsuits and other proceedings before any governmental entity challenging the Merger Agreement or the consummation of the Merger. We, Chiron Holdings and Merger Sub will also use our reasonable best efforts to obtain any approvals and consents (including the expiration of all waiting periods) required for the consummation of the transactions contemplated by the Merger Agreement; provided that in no event will Chiron Holdings or Merger Sub be obligated to, and KCI will not without Chiron Holdings’ written consent, divest or hold separate any assets or take or commit to take any action that would be reasonably likely to materially adversely impact the benefits expected to be derived by Chiron Holdings as a result of the Merger or impose material limitations on Chiron Holdings’ ownership or operation of KCI after the Merger.

We, Chiron Holdings and Merger Sub have agreed to keep each other apprised of the status of significant matters relating to the completion of the transactions contemplated by the Merger Agreement and to work cooperatively in connection with obtaining any of the approvals of, or clearances from, each applicable governmental entity, including:

•

cooperating with each other in connection with filings required to be made by any party under applicable antitrust law or foreign merger control law and coordinating with each other in relation to each step of the procedure before the relevant governmental entities and as to the contents of all material communications with such governmental entities;

•

furnishing, to the extent permitted by law, to the other party all necessary information that the other party may reasonably request in connection with filings required to be made by such other party under applicable antitrust law or foreign merger control law; and

•

promptly notifying each other of any material communications from or with any governmental entity with respect to the transactions contemplated by the Merger Agreement and ensuring to the extent permitted by law or governmental entity that each of the parties is given the opportunity to attend any meetings with or other appearances before any governmental entity with respect to the transactions contemplated by the Merger Agreement;

We agree to give prompt notice to Chiron Holdings and Merger Sub, and copies of any correspondence to or from the FDA, any foreign regulatory entity or healthcare governmental entity containing issues that relate to our compliance status. We agree to give due consideration to any advice from Chiron Holdings as to how to respond to any material correspondence with the aforementioned entities. If invited to participate in certain specified meetings, we agree to give Chiron Holdings reasonable notice of such meeting and invite one outside representative of Chiron Holdings to attend such meeting unless prohibited by the FDA or other such foreign regulatory entity. We agree to cooperate with and provide reasonable access to Chiron Holdings’ representative for purposes of reviewing and assessing our FDA and healthcare law compliance programs, to give due consideration to any of such representative’s recommendations and to use our reasonable best efforts to implement such recommendations that we consider advisable.

Treatment of Notes; Credit Agreement

Prior to the effective time of the Merger, we agree to take all necessary actions that may be required in connection with any repurchases or conversions of the convertible notes and to facilitate the settlement of the call options and warrants related thereto.

At or immediately prior to the effective time of the Merger, we will deliver to Chiron Holdings copies of a payoff letter under our credit agreement (subject to delivery of funds as arranged by Chiron Holdings). We will make arrangements for the release of all liens and other security over our properties and assets securing our obligations under our credit agreement.

Chiron Holdings will, promptly and at our request, reimburse us for all documented reasonable out of pocket costs and expenses incurred by us in connection with these obligations. If the Merger does not occur, Chiron Holdings will indemnify and hold harmless us from and against any and all losses suffered or incurred by us in connection with these obligations.

Financing

Chiron Holdings will use its reasonable best efforts to:

•	maintain in effect the debt financing commitments;

•

satisfy on a timely basis (taking into account the expected timing of the marketing period) all conditions and covenants applicable to Chiron Holdings and Merger Sub in the debt financing commitments (including by consummating the financing pursuant to the terms of the equity financing commitments) and otherwise comply with their obligations under the commitment letters;

•

enter into definitive agreements with respect to the debt financing commitments on the terms and conditions (including the flex provisions) contemplated by the debt financing commitments, or terms and conditions no less favorable, in the aggregate, to Chiron Holdings and Merger Sub (in the reasonable judgment of Chiron Holdings) than the terms and conditions in the debt financing commitments;

•

in the event that all conditions in the debt financing commitments (other than the availability or funding of any equity financing) have been satisfied, consummate the debt financing at or prior to the closing of the Merger;

•	enforce its rights under the debt commitment letter; and

•

in the event that all conditions in the debt financing commitments (other than the availability or funding of any equity financing) have been satisfied, cause the Lenders and any other person providing debt financing to fund, on the date of the closing of the Merger, the debt financing required to consummate the Merger and the other transactions contemplated by the Merger Agreement.

Chiron Holdings will not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the debt financing commitments if such amendment, modification or waiver would or would reasonably be expected to (x) reduce the aggregate amount of the debt financing below the amount required to consummate the Merger and repay or refinance the debt contemplated in the Merger Agreement or the debt or equity commitment letters or (y) impose new conditions that would expand in any material respect the conditions precedent or the contingencies to the funding of the debt financing or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or materially adversely impact the ability of Chiron Holdings or Merger Sub to enforce its rights against the other parties to the committed financing.

If any portion of the debt financing becomes unavailable on the terms (including the flex provisions related thereto) or from sources contemplated in the debt financing commitments, Chiron Holdings is required to use its reasonable best efforts to arrange and obtain alternative debt financing from alternative debt financing sources in an amount sufficient to consummate the transactions contemplated by the Merger Agreement upon terms and conditions not less favorable, taken as a whole, to Chiron Holdings and Merger Sub (in the reasonable judgment of Chiron Holdings) than those in the debt financing commitments as promptly as practicable following the occurrence of such event.

Chiron Holdings and Merger Sub acknowledge in the Merger Agreement that the obtaining of any financing is not a condition to the closing of the Merger, such that if any financing (or any alternative financing) has not been obtained, Chiron Holdings and Merger Sub will continue to be obligated, subject to the satisfaction or waiver of the conditions to the closing of the Merger specified in the Merger Agreement, to consummate the Merger.

We have agreed to use our reasonable best efforts to provide to Chiron Holdings and Merger Sub (at Chiron Holdings’ sole expense) all reasonable cooperation reasonably requested by Chiron Holdings that is necessary in connection with the financing for the Merger, including, among other things, (i) furnishing the required financial information (as described under “The Merger Agreement—Effective Time; Marketing Period” beginning on page 57) to Chiron Holdings, Merger Sub and their debt financing sources, (ii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, (iii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, offering documents, private placement memoranda and similar documents required in connection with the financing for the Merger, (iv) using reasonable best efforts to obtain accountant’s comfort letters and legal opinions as reasonably requested by Chiron Holdings and facilitate the pledging of collateral in connection with the financing, including executing and delivering certain customary closing documents that may be requested by Chiron Holdings (including a certificate of our chief financial officer as to solvency matters as of the closing of the Merger, on a pro forma basis), (v) causing the taking of corporate action by us reasonably necessary to permit the completion of the financing, (vi) facilitating the execution and delivery at the closing of the Merger of definitive documents relating to the financing on the terms contemplated by the debt financing commitments, and (vii) cooperating with consultants or others engaged to undertake field examinations and appraisals, (viii) providing to the financing sources all documentation and other information required by regulatory authorities with respect to KCI under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, (ix) ensuring that any efforts to syndicate the debt financing benefit materially from our existing lending and investment banking relationships, (x) assisting Chiron Holdings in connection with its amendment of any of our hedging, swap or derivative arrangements on terms satisfactory to Chiron Holdings and (xi) cooperating in procuring, prior to the date that is 20 consecutive business days prior to the closing date of the Merger, corporate and facilities ratings for the debt financing. If the Merger does not occur, Chiron Holdings has agreed to indemnify us from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties and to reimburse us for all documented and reasonable out-of-pocket expenses, in each case incurred by us in connection with the arrangement of the financing for the Merger.

Conditions to the Closing of the Merger

Each party’s obligation to effect the Merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, which include the following:

•	the Merger Agreement is adopted by our shareholders at the special meeting;

•

all applicable waiting periods have expired or been terminated or applicable approvals have been obtained under the HSR Act, and applicable foreign merger control, competition or foreign investment laws; and

•

no court or other governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law, injunction, judgment or ruling (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal consummation of the Merger.

Chiron Holdings and Merger Sub will not be obligated to effect the Merger unless the following conditions are satisfied or waived:

•

our representations and warranties (i) regarding certain matters related to our corporate power and authority to execute the Merger Agreement, our board of directors’ recommendation and facilitation of the Merger and the requisite shareholder approval thereof, absence of material adverse effects, takeover statutes, the opinion of our financial advisor and brokers are true and correct as of the closing of the Merger, (ii) with respect to certain matters regarding capitalization of KCI are true and correct in all respects as of the closing of the Merger, except for de minimis inaccuracy, (iii) with respect to our ownership of our subsidiaries are true and correct in all material respects as of the closing of the Merger and (iv) other than those addressed in clause (i), (ii) and (iii) of this paragraph (without giving effect to any materiality or “material adverse effect” qualifications in such representations and warranties) are true and correct in all respects as of the closing of the Merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect;

•	we have performed in all material respects our obligations required under the Merger Agreement at or prior to the closing of the Merger;

•	Chiron Holdings has received a certificate signed by a senior executive officer of KCI certifying that the conditions described in the preceding two bullets have been satisfied; and

•

if applicable, any review by CFIUS has concluded, the President of the United States of America has not taken action to block or prevent the consummation of the transactions contemplated by the Merger Agreement and no requirements or conditions to mitigate any national security concerns have been imposed that would reasonably be expected to have a material adverse effect on KCI.

We will not be obligated to effect the Merger unless the following conditions are satisfied or waived:

•

each of the representations and warranties of Chiron Holdings and Merger Sub is true and correct as of the closing of the Merger as though made on and as of such date except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a “parent material adverse effect” (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•	we have received a certificate signed by a senior executive officer of Chiron Holdings to the effect that the condition described in the preceding bullet has been satisfied; and

•

each of Chiron Holdings and Merger Sub has performed in all material respects all of their respective obligations required under the Merger Agreement at or prior to the closing of the Merger Agreement; and we have received a certificate signed on behalf of Chiron Holdings and Merger Sub by a senior executive officer of Chiron Holdings certifying that this condition has been satisfied.

Termination of the Merger Agreement

We and Chiron Holdings can terminate the Merger Agreement under certain circumstances, including:

•	by mutual written agreement;

•

the Merger has not occurred on or prior to the termination date, which is January 30, 2012 (but the right to terminate the Merger Agreement under this circumstance will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of, or resulted in, the failure of the Merger to be consummated on or before such date);

•	the special meeting and any adjournment or postponement thereof has concluded without our shareholders having adopted the Merger Agreement and approved the transactions contemplated thereby (but the right to terminate the Merger Agreement under this circumstance will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of, or resulted in, the failure of the approval of the Merger Agreement by the shareholders); or

•

any governmental entity having jurisdiction over any of the parties to the Merger Agreement has issued any law, injunction, judgment or ruling, in each case restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action has become final and non-appealable.

We can terminate the Merger Agreement:

•

at any time prior to the time shareholder approval is obtained, if (i) our board of directors authorizes KCI to enter into one or more alternative acquisition agreements with respect to a superior proposal, (ii) immediately prior to or concurrently with the termination of the Merger Agreement, KCI enters into an alternative acquisition agreement with respect to a superior proposal and (iii) KCI immediately prior to or concurrently with such termination pays to Chiron Holdings or its designees the applicable termination fee;

•

upon a breach of any representation, warranty, covenant or agreement made by Chiron Holdings or Merger Sub, or if any representation or warranty of Chiron Holdings or Merger Sub becomes untrue, which in any case would give rise to the failure of the related conditions to our obligations to consummate the Merger and such breach or condition is not curable prior to the termination date, except that the right to terminate under this paragraph will not be available to us if we are then in breach of any of our representations, warranties, covenants or other agreements contained in the Merger Agreement such that the related condition to Chiron Holdings’ obligation to consummate the Merger is not satisfied; or

•

if (i) all the mutual conditions to the parties’ obligations to consummate the Merger and the conditions to the obligations of Chiron Holdings and Merger Sub to consummate the Merger are satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger), (ii) we have confirmed by written notice to Chiron Holdings our intention to terminate the Merger Agreement and (iii) Chiron Holdings and Merger Sub fail to complete the closing of the Merger within three business days of the date the closing should have occurred and we stood ready, willing and able to consummate the Merger through the end of such three day period.

Chiron Holdings can terminate the Merger Agreement if:

•

our board of directors (a) has effected a change in its recommendation to our shareholders to approve the Merger Agreement; (b) fails to publicly recommend against a publicly announced alternative transaction, following a request to do so by Chiron Holdings; (c) fails to publicly reaffirm its recommendation of the Merger Agreement, following a request to do so by Chiron Holdings; or (d) publicly announces its intention to do any of the foregoing;

•	we enter into an alternative acquisition agreement; or

•

we are in breach of any representation, warranty, covenant or agreement made by us, or any such representation and warranty shall be untrue, which would give rise to the failure of the related conditions to Chiron Holdings’ and Merger Sub’s obligations to consummate the Merger and such breach is not curable prior to the termination date, except that Chiron Holdings may not terminate the Merger Agreement as a result of such breach if Chiron Holdings is then in breach of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that the related condition to our obligation to consummate the Merger is not satisfied.

Termination Payments and Expenses

Except for the termination fee payable by either party under certain circumstances in a termination of the Merger Agreement (as described below) and subject to certain other exceptions, whether or not the Merger is completed, we and Chiron Holdings are each responsible for all of our respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement. In no event will either party be required to pay a termination fee on more than one occasion.

Company Termination Fees

We will be required to pay Chiron Holdings a termination fee if:

•

the Merger Agreement is terminated for the reasons listed below and, prior to any such termination, there was an alternative acquisition proposal publicly announced or otherwise communicated to our board of directors or our shareholders (which communication must be public for purposes of termination for failure to obtain the shareholder approval) that was not publicly withdrawn prior to the termination (with respect to the first and third bullets below) or the shareholders’ meeting (with respect to the second bullet below) and we enter into an alternative acquisition agreement or consummate an alternative acquisition within 12 months of such termination (in which case the termination fee is payable concurrently with the occurrence of the applicable event):

•	the Merger is not consummated prior to the termination date;

•	shareholder approval is not obtained at the shareholders’ meeting; or

•

we breach a representation or warranty or fail to perform our obligations in the Merger Agreement that would cause a failure of a condition to closing and such condition is not curable prior to the termination date (provided that at the time of such termination Chiron Holdings is not in breach of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that the related condition to our obligation to consummate the Merger is not satisfied);

•

the Merger Agreement is terminated by Chiron Holdings (or us, at a time when the Merger Agreement was terminable by Chiron Holdings) as a result of our board of directors having made a change of recommendation or if we enter into an alternative acquisition agreement (in which case our termination fee is payable no later than three business days from the date of such termination); or

•

the Merger Agreement is terminated by us upon the board of directors’ authorization to enter into an alternative acquisition agreement (in which case our termination fee is payable immediately prior to or concurrently with termination).

The termination fee that we will be required to pay is $51,800,000 if the termination is in connection with our entering into an alternative acquisition agreement with a party that made an acquisition proposal during the 40-day “go-shop” period that our board of directors determines is a superior proposal. In all other circumstances of our termination in which a fee is payable by us, the termination fee that we will be required to pay is $155,400,000.

Chiron Holdings Termination Fee

Chiron Holdings will be required to pay us a termination fee of $317,200,000 if the Merger Agreement is terminated by us because (i) Chiron Holdings breaches a representation or warranty or fails to perform its obligations in the Merger Agreement that would cause a failure of a condition to closing and such condition is not curable prior to the termination date (provided that at the time of such termination we are not in breach of any of our representations, warranties, covenants or other agreements contained in the Merger Agreement such that the related condition to Chiron Holdings’ obligation to consummate the Merger is not satisfied) and at such time all of Chiron Holdings’ conditions to closing are satisfied and Chiron Holdings was obligated to consummate the Merger and failed to do so or (ii) all of Chiron Holdings’ conditions to closing are satisfied and Chiron Holdings was obligated to consummate the Merger and failed to do so within three business days, we confirmed to Chiron Holdings in writing our intention to terminate and we stood ready, willing and able to consummate the Merger through the end of such three day period.

Amendment and Waiver of the Merger Agreement

The Merger Agreement may be amended by the parties at any time prior to the effective time of the Merger, whether before or after approval of the Merger Agreement by our shareholders. However, after the shareholders approve the Merger Agreement, we are prohibited from making any amendment which requires the further approval of our shareholders unless such approval is obtained before the amendment. The Merger Agreement may only be amended by an instrument in writing signed by the parties.

At any time prior to completion of the Merger, we, Chiron Holdings or Merger Sub may waive the other party’s compliance with certain provisions of the Merger Agreement.

Specific Performance; Remedies

We, Chiron Holdings and Merger Sub are entitled to seek specific performance to prevent breaches of the Merger Agreement and to enforce the terms thereof.

We are entitled to seek specific performance as a third party beneficiary of Chiron Holdings’ rights against the Sponsor Parties for their portion of the equity commitment relating to the Merger Consideration and to cause Chiron Holdings and/or Merger Sub to draw down the full proceeds of the equity financing and to cause Chiron Holdings or Merger Sub to consummate the Merger, but only if (i) all the mutual conditions to the parties’ obligations to consummate the Merger and the conditions to the obligations of Chiron Holdings and Merger Sub to consummate the Merger are satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger), (ii) Chiron Holdings and Merger Sub fail to complete the closing of the Merger when obligated to do so, (iii) the debt financing (or, alternative financing, if applicable) has been funded or will be funded at the closing of the Merger if the equity financing is funded at the closing of the Merger and (iv) we have irrevocably confirmed that if specific performance is granted and the equity and debt financing are funded, then the closing of the Merger will occur.

We are a party to the equity commitment letters for the equity commitment relating to the payment of Chiron Holdings’ termination fee, if applicable. We are entitled to seek specific performance for the payment thereof in the case it becomes due, and subject to the terms and conditions of such equity commitment letters.

We are also entitled to seek specific performance to cause Chiron Holdings and Merger Sub to enforce the obligations of the debt financing sources to fund the debt financing under the debt financing commitment, but only if (i) all the mutual conditions to the parties’ obligations to consummate the Merger and the conditions to the obligations of Chiron Holdings and Merger Sub to consummate the Merger are satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger) and (ii) all of the conditions to the financing provided by the debt financing commitment (or, alternative financing commitment, if applicable) have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the Merger).

Under no circumstances will Chiron Holdings or Merger Sub be obligated to pay monetary damages in excess of the aggregate amount of $317,200,000.

ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an advisory non-binding basis, the compensation arrangements triggered by the Merger for our named executive officers, as disclosed in the section of this proxy statement entitled “The Merger—Interests of the Directors and Executive Officers of KCI in the Merger” beginning on page 44.

We are asking our shareholders to indicate their approval of the various change in control payments which our named executive officers will or may be eligible to receive in connection with the Merger. These payments are set forth in the section entitled “The Merger—Interests of the Directors and Executive Officers of KCI in the Merger” beginning on page 44 of this proxy statement and the accompanying footnotes. The various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of KCI’s overall compensation program for its named executive officers, which has been disclosed to our shareholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of our board of directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the shareholders of KCI approve, solely on an advisory basis, the executive compensation that may be paid to KCI’s named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of the Directors and Executive Officers of KCI in the Merger” in KCI’s proxy statement for the special meeting.”

Shareholders should note that this non-binding proposal regarding certain Merger-related executive compensation arrangements is merely an advisory vote which will not be binding on KCI, our board of directors or Chiron Holdings. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated our named executive officers will be eligible to receive the various change in control payments in accordance with the terms of conditions applicable to those payments.

Vote Required for Approval and Board Recommendation

Approval of the non-binding proposal regarding certain Merger-related executive compensation arrangements requires the affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the special meeting by the holders of the outstanding shares of KCI common stock, assuming a quorum is present. For the non-binding proposal regarding certain Merger-related executive compensation arrangements, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as present for the purpose of determining whether a quorum is present at the special meeting, but will have the same effect as a vote against the adoption of the non-binding proposal.

The failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the non-binding proposal regarding certain Merger-related executive compensation arrangements. No proxy that is specifically marked against adoption of the Merger Agreement will be voted in favor of the non-binding proposal unless it is specifically marked “FOR” the non-binding proposal.

Our board of directors unanimously recommends that you vote “FOR” the non-binding proposal regarding certain Merger-related executive compensation arrangements.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on the NYSE under the symbol “KCI.” This table shows, for the periods indicated, the range of intraday high and low per share sales prices for our common stock as reported on the NYSE.

	Fiscal Quarters
	First	Second	Third		Fourth
Fiscal Year ending December 31, 2011 (through [ ], 2011)

High	$54.45	$59.71	$	[ ]	N/A

Low	$41.72	$53.42	$	[ ]	N/A

Fiscal Year ended December 31, 2010

High	$53.01	$50.27		$37.78	$42.41

Low	$37.69	$36.51		$31.84	$34.47

Fiscal Year ended December 31, 2009

High	$27.43	$29.37		$37.46	$39.25

Low	$18.20	$20.42		$25.05	$32.83

The following table sets forth the closing price per share of our common stock, as reported on the NYSE on July 5, 2011, the last trading day prior to published reports regarding the potential sale of KCI, July 12, 2011, the last full trading day before the public announcement of the Merger Agreement, and on [                    ], 2011, the latest practicable trading day before the printing of this proxy statement:

	Common Stock Closing Price	Merger Consideration Premium
July 5, 2011	$58.78	16.54%

July 12, 2011	$64.49	6.22%

[ ], 2011	$ [ ]	[ ] %

Following the Merger, there will be no further market for our common stock and our stock will be delisted from the NYSE and deregistered under the Exchange Act.

We did not pay a cash dividend on our common stock in the fiscal years ended December 31, 2009 and December 31, 2010 and have not paid a cash dividend this year. We currently intend to retain all future earnings for use in our business. In addition, under the Merger Agreement, we have agreed not to pay any cash dividends on our common stock before completion of the Merger or the earlier termination of the Merger Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information regarding the ownership of our common stock as of July 29, 2011 for: (1) each director; (2) each of the executive officers; (3) all of our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock. Percentage of beneficial ownership is based on 73,066,604 shares of our common stock outstanding as of July 29, 2011, as adjusted pursuant to rules promulgated by the SEC.

	Shares of Common Stock Beneficially Owned (1)
Name	# of Shares	% of Class
FMR LLC and related parties (3) 82 Devonshire Street Boston, MA 02109	10,658,078	14.33%

BlackRock, Inc. and subsidiaries (5) 40 East 52nd Street New York, NY 10022	4,278,199	5.75%

Invesco Ltd. and related parties (4) 1555 Peachtree Street NE Atlanta, GA 30309	4,074,656	5.48%

Directors and Executive Officers

Ronald W. Dollens (6)	137,420	*

Catherine M. Burzik (7)	727,383	*

Harry R. Jacobson, M.D. (8)	71,516	*

James R. Leininger, M.D. (9)	8,157,751	10.97%

Woodrin Grossman (10)	45,846	*

Carl F. Kohrt, Ph.D. (11)	24,785	*

David J. Simpson (12)	83,320	*

C. Thomas Smith (13)	61,327	*

Donald E. Steen (14)	88,661	*

Craig R. Callen (15)	23,957	*

Martin J. Landon (16)	239,718	*

Michael C. Genau (17)	125,000	*

Lisa N. Colleran (18)	118,982	*

Stephen D. Seidel (19)	112,274	*

David A. Lillback	3,615	*

John T. Bibb (20)	22,413	*

Directors and Executive Officers as a Group (21)	10,043,968	13.50%

Total	29,054,901	39.07%

*	Less than one percent (1%).
(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options or restricted stock units held by that person that are currently exercisable or become exercisable or vest, as applicable, within 60 days of July 29, 2011 are considered to be beneficially owned by such person. Unless otherwise indicated in the footnotes, the person or entity named has sole voting power and investment power with respect to all shares indicated.
(2)	Unless otherwise indicated the address of each individual listed in this table is c/o Kinetic Concepts, Inc., 8023 Vantage Drive, San Antonio, Texas 78230.
(3)	Information is based on the Schedule 13G/A filed on February 14, 2011 by FMR LLC and Edward C. Johnson 3d, which sets forth their respective beneficial ownership as of December 31, 2010. Pursuant to the Schedule 13G/A, 9,203,289 of the shares reported are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly-owned subsidiary of FMR LLC, as a result of acting as investment adviser to various investment companies (collectively, the “Fidelity Funds”), and with respect to these shares, FMR LLC, Mr. Edward C. Johnson 3d and the Fidelity Funds exercise investment power, and the Fidelity Funds’ Boards of Trustees exercises voting power; 656 shares are owned by Strategic Advisers, Inc., an investment adviser and wholly-owned subsidiary of FMR LLC; 111,150 shares are owned by Pyramis Global Advisors, LLC, an investment adviser and indirect wholly-owned subsidiary of FMR LLC, as to which each of Mr. Johnson and FMR LLC, through its control of Pyramis Global Advisors, LLC, has investment and voting power; 971,420 shares are owned by Pyramis Global Advisors Trust Company, a bank and an indirect wholly-owned subsidiary of FMR LLC, as to which each of Mr. Johnson and FMR LLC, through its control of Pyramis Global Advisors Trust Company, has investment power, and voting power with respect to 829,440 of such shares; and 371,563 shares reported are beneficially owned by FIL Limited, an investment adviser and an entity independent of FMR LLC, as to which FIL Limited exercises sole investment, and voting power with respect to 366,023 of such shares. FMR LLC and FIL Limited are of the view that the shares held by the other need not be aggregated for purposes of Section 13(d), but made the filing on a voluntary basis as if all of the shares are beneficially owned on a joint basis. The number of shares of common stock owned by FMR LLC includes 843,328 shares of common stock resulting from the assumed conversion of $43,300,000 principal amount of KCI’s 3.25% Convertible Senior Notes due 2015; 311,623 shares of which result from the assumed conversion of $16,000,000 principal amount of KCI’s 3.25% Convertible Senior Notes due 2015 held by FIL Limited; and 33,110 shares of which result from the assumed conversion of $1,700,000 principal amount of KCI’s 3.25% Convertible Senior Notes due 2015 held by Pyramis Global Advisors Trust Company.
(4)	Information is based on the Schedule 13G/A filing made by Invesco Ltd. on behalf of itself and its subsidiaries Invesco Trimark Ltd. (“Invesco Trimark”), Invesco Advisers, Inc. (“Invesco Advisers”),Van Kampen Asset Management (“Van Kampen”), Invesco PowerShares Capital Management (“Invesco PowerShares”), and Invesco PowerShares Capital Management Ireland Ltd (“Invesco Ireland”) on February 10, 2011. Invesco Trimark holds sole voting and sole dispositive powers over 3,938,597 shares, Invesco Advisers holds sole voting and sole dispositive power over 91,722 shares, Van Kampen holds sole voting and sole dispositive powers over 23,635 shares, Invesco PowerShares holds sole voting and sole dispositive powers over 20,480 shares, and Invesco Ireland holds sole voting and sole dispositive powers over 222 shares.
(5)	Information is based on the Schedule 13G filing made by BlackRock, Inc. on behalf of itself and its subsidiaries on February 7, 2011.
(6)	Mr. Dollens’s common stock holdings include 46,962 shares acquirable upon the exercise of options, 106 shares acquirable upon the vesting of restricted stock units and 31,867 shares held by the Ronald W. Dollens Kinetic Grantor Retained Annuity Trust No. 1.
(7)	Ms. Burzik’s common stock holdings include 617,780 shares acquirable upon the exercise of options.
(8)	Dr. Jacobson’s common stock holdings include 28,384 shares acquirable upon the exercise of options, 53 shares acquirable upon the vesting of restricted stock units and 1,000 shares held by his spouse.
(9)

Shares of common stock beneficially owned by Dr. Leininger include: (i) 6,240,995 shares directly held by Dr. Leininger, (ii) 1,878,219 shares held by Dr. Leininger’s spouse, (iii) 10,100 shares held by J&E Investments, L.P., in which Dr. Leininger is a 1% general partner, with respect to which Dr. Leininger disclaims beneficial ownership, except to the extent of any pecuniary interest therein, (iv) 28,384 shares acquirable upon the exercise of options and (v) 53 shares acquirable upon the vesting of restricted stock units. Dr. Leininger has sole voting and dispositive power over 6,279,479 shares. Dr. Leininger has pledged

4.0 million shares of common stock with JP Morgan Chase Bank as collateral for a loan. Concurrently with the execution of the Merger Agreement, James R. Leininger, Cecelia Anne Leininger and J&E Investments, L.P. (together representing ownership of approximately 11% of KCI common stock) executed a voting and support agreement, pursuant to which such shareholders agreed to, among other things, vote in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby on the terms and subject to the conditions set forth in the voting and support agreement.
(10)	Mr. Grossman’s common stock holdings include 28,075 shares acquirable upon the exercise of options and 53 shares acquirable upon the vesting of restricted stock units.
(11)	Mr. Kohrt’s common stock holdings include 16,066 shares acquirable upon the exercise of options and 53 shares acquirable upon the vesting of restricted stock units.
(12)	Mr. Simpson’s common stock holdings include 44,593 shares held in the David J. Simpson Revocable Living Trust, 28,384 shares acquirable upon the exercise of options and 53 shares acquirable upon the vesting of restricted stock units.
(13)	Mr. Smith’s common stock holdings include 28,384 shares acquirable upon the exercise of options; 53 shares acquirable upon the vesting of restricted stock units; 3,000 shares held by C Thomas Smith & Martha N Smith as joint tenants; 2,500 shares held by the C Thomas Smith Exempt Trust; and 2,500 shares held by the Martha N Smith Exempt Trust.
(14)	Mr. Steen’s common stock holdings include 28,384 shares acquirable upon the exercise of options and 53 shares acquirable upon the vesting of restricted stock units.
(15)	Mr. Callen’s common stock holdings include 16,066 shares acquirable upon the exercise of options and 53 shares acquirable upon the vesting of restricted stock units.
(16)	Mr. Landon’s common stock holdings include 600 shares held by Mr. Landon as trustee for his children under the Texas Uniform Transfers to Minors Act, with respect to which Mr. Landon disclaims beneficial ownership except to the extent of any pecuniary interest therein, and 142,865 shares acquirable upon the exercise of options.
(17)	Mr. Genau’s common stock holdings include 92,000 shares acquirable upon the exercise of options.
(18)	Ms. Colleran’s common stock holdings include 98,000 shares acquirable upon the exercise of options.
(19)	Mr. Seidel’s common stock holdings include 91,315 shares acquirable upon the exercise of options.
(20)	Mr. Bibb’s common stock holdings include 16,282 shares acquirable upon the exercise of options.
(21)	Includes 1,307,331 shares of common stock issuable upon the exercise of options and 530 shares issuable upon the vesting of restricted stock units, in each case, that are exercisable or vest, as applicable, within 60 days of July 29, 2011.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, there will be no public participation in any future meetings of shareholders of KCI. However, if the Merger is not completed, KCI shareholders will continue to be entitled to attend and participate in KCI shareholders’ meetings. If the Merger is not completed and any shareholder intends to present a proposal to be considered for inclusion in KCI’s proxy material in connection with the 2012 Annual Meeting of Shareholders, the shareholder must follow the procedures of Rule 14a-8 under the Exchange Act and the proposal must be received by our Corporate Secretary at 8023 Vantage Drive, San Antonio, Texas 78230 not later than December 16, 2011. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered timely, our bylaws require that such proposals must be submitted to our Corporate Secretary, not later than February 24, 2012 and not earlier than January 25, 2012, unless the annual meeting is called for a date earlier than April 24, 2012 or later than June 23, 2012, in which case such proposal may not be received later than ten days following the day on which public announcement of the date of such meeting is made.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following KCI filings with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011;

•	Current Reports on Form 8-K with filing dates of January 7, 2011; February 18, 2011; May 31, 2011; and July 14, 2011 (that includes Item 1.01); and

•	Definitive Proxy Statement on Schedule 14A with a filing date of April 15, 2011, and the additional definitive proxy soliciting materials on Schedule 14A with a filing date of May 5, 2011.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Kinetic Concepts, Inc.

Investor Relations

8023 Vantage Drive

San Antonio, Texas 78230

(210) 524-9000

If you would like to request documents from us, please do so by [                    ], 2011, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available at the investor relations tab of our website, www.kci1.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions about this proxy statement, the special meeting or the Merger or need assistance with voting procedures, you should contact:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (collect)

or

Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

MISCELLANEOUS

KCI has supplied all information relating to KCI, and Chiron Holdings has supplied, and KCI has not independently verified, all of the information relating to Chiron Holdings and Merger Sub contained in “Summary—Parties to the Merger,” “Summary—Financing,” “The Merger—Financing,” “The Merger Agreement—Financing” and “The Merger—Parties to the Merger.”

You should not send in your KCI stock certificates until you receive the transmittal materials from the paying agent. Our record shareholders who have further questions about their stock certificates or the exchange of our common stock for cash should contact the paying agent.

You should rely only on the information contained in this proxy statement to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [                    ], 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the Merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

CHIRON HOLDINGS, INC.,

CHIRON MERGER SUB, INC.

and

KINETIC CONCEPTS, INC.

Dated as of July 12, 2011

A-ii

(Continued)

A-iii

(Continued)

A-iv

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 6.5(a)
Acquisition Proposal	Section 6.5(d)(i)
affiliate	Section 9.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.5(e)(ii)
Anti-Takeover Statute	Section 3.16
Antitrust Law	Section 9.3(b)
Articles of Incorporation	Section 3.2(a)
Base Premium	Section 6.7(c)
beneficially owned	Section 9.3(c)
Book-Entry Shares	Section 2.5(b)
Business Day	Section 9.3(d)
Bylaws	Section 3.2(a)
Call Options	Section 3.3(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.5(b)
CFIUS	Section 3.5(b)
Change of Recommendation	Section 6.5(e)(i)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(c)
Company	Preamble
Company Board	Recitals
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article III
Company Employees	Section 3.10(a)
Company Plan	Section 3.10(a)
Company Recommendation	Section 3.4(b)
Company Requisite Vote	Section 3.4(a)
Company Securities	Section 3.3(a)
Company Stock Option	Section 2.2(a)
Company Stock Plans	Section 2.2(a)
Competent Authority	Section 9.3(e)
Competing Business	Section 4.12
Confidentiality Agreement	Section 6.4
Contract	Section 3.5(a)
control	Section 9.3(f)
Convertible Note Consideration	Section 2.4
Convertible Notes	Section 9.3(g)
Convertible Notes Indenture	Section 6.13(a)
Credit Agreement	Section 9.3(h)
Debt Financing	Section 4.7
Debt Financing Agreements	Section 6.15(b)
Debt Financing Commitments	Section 4.7
Dissenting Shares	Section 2.1(d)
DTC	Section 2.5(c)
DTC Payment	Section 2.5(c)
Effective Time	Section 1.3
email	Section 9.2
Environmental Laws	Section 3.18

Environmental Permits	Section 3.18
Equity Financing	Section 4.7
Equity Financing Commitments	Section 4.7
ERISA	Section 3.10(a)
EUMR	Section 7.1(b)
Exchange Act	Section 3.5(b)
Excluded Party	Section 6.5(d)(ii)
External Event	Section 6.5(e)(i)
FCPA	Section 3.25
FDA	Section 9.3(i)
FDA Laws	Section 9.3(j)
Financial Advisor	Section 3.21
Financing	Section 4.7
Financing Commitments	Section 4.7
Foreign Benefit Plans	Section 3.10(l)
Foreign Merger Control Laws	Section 3.5(b)
Foreign Regulatory Entity	Section 9.3(k)
GAAP	Section 3.7(b)
Go-Shop Period	Section 6.5(a)
Governmental Entity	Section 3.5(b)
Governmental Programs	Section 3.26(b)
Hazardous Materials	Section 3.18
Healthcare Governmental Entity	Section 9.3(l)
Healthcare Law	Section 9.3(m)
HSR Act	Section 3.5(b)
Indemnified Parties	Section 6.7(a)
Intellectual Property	Section 9.3(n)
Investors	Recitals
knowledge	Section 9.3(o)
law	Section 9.3(p)
Leased Real Property	Section 3.13
Licenses	Section 3.6(b)
Liens	Section 3.13
Marketing Period	Section 6.15(b)
Material Adverse Effect	Section 9.3(q)
Material Contract	Section 3.19(a)
Measurement Date	Section 3.3(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
No-Shop Period Start Date	Section 6.5(b)
Notice of External Event	Section 6.5(h)
Notice of Superior Proposal	Section 6.5(h)
Notified Body	Section 9.3(r)
NYSE	Section 3.5(b)
OFAC	Section 3.25
Order	Section 7.1(c)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Fee	Section 8.5(c)

A-v

INDEX OF DEFINED TERMS

(Continued)

Parent Material Adverse Effect	Section 4.1(a)
Parent Plan	Section 6.6(b)
Parent Related Parties	Section 8.5(d)
Paying Agent	Section 2.5(a)
Payment Fund	Section 2.5(a)
PBGC	Section 3.10(f)
Permitted Liens	Section 9.3(s)
person	Section 9.3(t)
Personal Information	Section 3.26(f)
Preferred Stock	Section 3.3(a)
Privacy Policy	Section 3.26(f)
Private Programs	Section 3.26(b)
Proxy Statement	Section 3.15
Registrations	Section 9.3(u)
Representatives	Section 6.5(a)
Required Financial Information	Section 6.15(c)
Restricted Share	Section 2.2(b)
RSU	Section 2.2(c)
Sarbanes-Oxley Act	Section 3.7(c)

SEC	Section 3.7(a)
SEC Reports	Section 3.7(a)
Securities Act	Section 3.7(a)
Shareholders Meeting	Section 6.2
Shares	Section 2.1(a)
Significant Subsidiaries	Section 9.3(v)
subsidiary, subsidiaries	Section 9.3(w)
Superior Proposal	Section 6.5(d)(iii)
Surviving Corporation	Section 1.1
Tax Return	Section 9.3(x)
Taxes	Section 9.3(y)
TBOC	Recitals
Termination Date	Section 8.2(a)
Termination Fee	Section 8.5(b)
Voting and Support Agreement	Recitals
Voting Shareholders	Recitals
WARN	Section 5.1(o)
Warrants	Section 3.3(a)
willful and intentional breach	Section 8.5(a)

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 12, 2011 (this Agreement”), among Chiron Holdings, Inc., a Delaware corporation (“Parent”), Chiron Merger Sub, Inc., a Texas corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Kinetic Concepts, Inc., a Texas corporation (the “Company”).

WHEREAS, the board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that it is in the best interests of the Company and the shareholders of the Company to enter into this Agreement with Parent and Merger Sub providing for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation (as defined herein), in accordance with the Texas Business Organizations Code (the “TBOC”), (ii) approved this Agreement and the transactions contemplated hereby in accordance with the TBOC and (iii) adopted a resolution recommending that this Agreement and the transactions contemplated hereby be approved by the shareholders of the Company;

WHEREAS, (i) the respective board of directors of Parent and Merger Sub has each unanimously determined that it is advisable and in the best interests of Parent and Merger Sub and their respective shareholders to enter into this Agreement, and the board of directors of each of Parent and Merger Sub has approved this Agreement and the transactions contemplated hereby and (ii) Parent, in its capacity as the sole shareholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent and Merger Sub have delivered to the Company the Equity Financing Commitments, pursuant to which Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., Apax US VII, L.P., Port-aux-Choix Private Investments Inc. and CPP Investment Board (USRE V) Inc. (collectively, the “Investors”) have, subject to the terms and conditions set forth therein, committed to provide funds to Parent and Merger Sub for the purpose of financing the equity portion of the financing for the transactions contemplated hereby and the payment of any amounts payable by Parent in the event of a termination of this Agreement pursuant to the terms of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to, and inducement of, the willingness of Parent and Merger Sub to enter into this Agreement, James R. Leininger, Cecelia Anne Leininger and J&E Investments, L.P. (collectively, the “Voting Shareholders”) have executed and delivered a voting and support agreement (the “Voting and Support Agreement”) pursuant to which such Voting Shareholders have agreed to, among other things, vote in favor of approval of this Agreement subject to the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, each of Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the TBOC, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) as a wholly owned subsidiary of Parent.

Section 1.2 Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Company and Parent shall agree. Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended prior to the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), then the Closing shall occur instead on the Business Day following the satisfaction or waiver of such conditions that is the earlier to occur of (a) any Business Day before or during the Marketing Period as may be specified by Parent on no less than two (2) Business Days’ prior written notice to the Company and (b) the final day of the Marketing Period, or at such other place, date and time as the Company and Parent shall agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

Section 1.3 Effective Time. Prior to the Closing Date, Parent and the Company shall prepare, and upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall file, a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Texas, in such form as required by, and executed in accordance with, the relevant provisions of the TBOC. The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Texas or at such later time (or subsequent date and time) as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the TBOC. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation without any transfer or assignment having occurred and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Articles of Incorporation; Bylaws.

(a) Subject to Section 6.7(b), at the Effective Time, the amended and restated articles of incorporation of the Company shall be amended so that it reads in its entirety as the form of the certificate of formation of Merger Sub as in effect immediately prior to the execution of this Agreement, except that the name of the Surviving Corporation shall be “Kinetic Concepts, Inc.”, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time shall, by virtue of the Merger, be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by applicable law.

Section 1.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

ARTICLE II

EFFECTS OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (whether or not subject to restrictions) (“Shares”), other than any shares of Company Common Stock described in Section 2.1(b) and any Dissenting Shares, shall be converted into the right to receive $68.50 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, in the manner provided in Section 2.5. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration. If, between the date of this Agreement and the Effective Time, there is any change in the number of outstanding Shares as a result of a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, Shares, the Merger Consideration shall be equitably adjusted accordingly, without duplication, to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event;

(b) Each Share held by the Company as treasury stock and each Share (or other equity securities of the Company) owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time (other than Shares held on behalf of third parties) shall be cancelled and shall cease to exist without any conversion thereof and no payment of Merger Consideration shall be made with respect thereto, and any Shares owned by any wholly owned subsidiary of the Company shall not represent the right to receive the Merger Consideration and shall, at the election of Parent, either (i) convert into shares of a class of common stock of the Surviving Corporation designated by Parent in connection with the Merger or (ii) be cancelled;

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and, together with any Shares that were converted into shares of common stock of the Surviving Corporation pursuant to Section 2.1(b), shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(d) Notwithstanding any other provision contained in this Agreement, Shares that are issued and outstanding as of the Effective Time and that are held by a shareholder who has not voted such Shares in favor of the Merger and who is entitled to demand and properly demands the fair value of such Shares pursuant to, and who complies in all respects with (and has otherwise taken all of the steps required by) Subchapter H of Chapter 10 of the TBOC to properly exercise and perfect such shareholder’s rights of dissent and appraisal (“Dissenting Shares”) shall be deemed to have ceased to represent any interest in the Surviving Corporation as of the Effective Time and shall be entitled to those rights and remedies set forth in Subchapter H of Chapter 10 of the TBOC; provided, however, that in the event that a shareholder of the Company fails to perfect, withdraws or otherwise loses any such right or remedy granted by the TBOC, the Shares held by such shareholder shall be converted into and represent only the right to receive the Merger Consideration specified in Section 2.1(a) of this Agreement. The

Company shall give Parent (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any Shares, attempted withdrawals of such notices, and any other instruments served pursuant to applicable law that are received by the Company with respect to shareholders’ rights of dissent and appraisal and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands for payment of fair value under the TBOC. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle any such demands for payment of fair value under the TBOC.

Section 2.2 Stock Options, Restricted Shares, RSUs.

(a) Immediately prior to the Effective Time, unless otherwise agreed between Parent and any individual holder, each then-outstanding option to purchase Shares (a “Company Stock Option”) granted under any director or employee stock option or compensation plan or arrangement of the Company (collectively, the “Company Stock Plans”), whether or not vested or exercisable, shall become fully vested and exercisable as of, and contingent upon, the Effective Time, and shall thereupon be converted into the right to receive, and cancelled in consideration for the payment, at or promptly after the Effective Time, of, an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such Company Stock Option and (ii) the number of Shares such holder had the right to purchase if such Company Stock Options were fully vested and such holder had exercised such Company Stock Option in full immediately prior to the Effective Time. Any such Company Stock Options that have an exercise price per Share which is greater than the Merger Consideration shall be cancelled without further payment.

(b) Immediately prior to the Effective Time, each then-outstanding share of restricted Company Common Stock issued under the Company Stock Plans (each, a “Restricted Share”) shall, unless otherwise agreed in writing between Parent and an individual holder, to the extent not previously earned and vested, contingent upon the Effective Time, be deemed fully earned and vested, and the Surviving Corporation shall pay to each grantee of each Restricted Share, at or promptly after the Effective Time, an amount in cash equal to the Merger Consideration for each such Restricted Share.

(c) Immediately prior to the Effective Time, each then-outstanding restricted stock unit (“RSU”) shall, to the extent not previously earned and vested, contingent upon the Effective Time, unless otherwise agreed in writing between Parent and an individual holder, be deemed fully earned and vested as if the applicable target performance goals had been met (with the balance of the then unvested RSUs being cancelled), and the Surviving Corporation shall pay to each grantee of each such vested RSU, at or promptly after the Effective Time, an amount in cash equal to the Merger Consideration for each such RSU; provided, however, that notwithstanding anything herein to the contrary, all amounts payable in respect of a RSU will be paid in accordance with the terms of the Company Stock Plans and the applicable award agreement, to the extent (A) necessary to avoid the imposition of any additional Taxes or penalties in respect thereof pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or (B) required under a payment election made by an individual award holder in respect of the applicable RSU.

(d) Unless a later time for payment is expressly provided in this Section 2.2 or is otherwise agreed to in writing between Parent and an individual holder, the Surviving Corporation shall pay the holders of Company Stock Options, Restricted Shares and RSUs the cash payments described in this Section 2.2 promptly after the Effective Time, but in any event not later than the second (2nd) Business Day after the Effective Time.

(e) Prior to the Effective Time, the Company, the Company Board and the applicable committee(s) administering the Company Stock Plans, as applicable, shall use reasonable best efforts (including adopting any required resolutions) to effect the provisions of this Section 2.2.

Section 2.3 Employee Stock Purchase Plan. Prior to the Effective Time, in accordance with the terms of the 2004 Employee Stock Purchase Plan, (i) the administrator thereof shall determine the date on which the then-current offering period, if any, shall terminate; and (ii) accumulated payroll deductions on such date shall be used to purchase the applicable number of shares. The 2004 Employee Stock Purchase Plan shall terminate immediately following the Effective Time. Notwithstanding anything to the contrary set forth herein, the Company shall take all further actions to ensure that a new offering period does not begin following the date of this Agreement.

Section 2.4 Treatment of Convertible Notes. Pursuant to the terms of the Convertible Notes Indenture, after the Effective Time, each holder of the Convertible Notes, to the extent such holder has not exercised its right to require the Surviving Corporation to repurchase such holder’s Convertible Notes in accordance with the terms of the Convertible Notes and the Convertible Notes Indenture, will be entitled to convert such holder’s Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of Convertible Notes held by such holder equal to the product of (a) the Merger Consideration and (b) 19.4764 (plus the increase in the conversion rate as determined based on the make whole table set forth in Section 15.03 of the Convertible Notes Indenture to the extent such Convertible Notes are surrendered for conversion prior to the close of business on the Business Day immediately prior to, the Fundamental Change Purchase Date (as defined in the Convertible Notes Indenture)) (such amount, the “Convertible Note Consideration”). The Surviving Corporation (directly or through the Paying Agent) shall pay to each holder of Convertible Notes that so converts the Convertible Note Consideration as soon as practicable following such conversion in accordance with the terms of the Convertible Notes Indenture.

Section 2.5 Exchange of Shares and Convertible Notes.

(a) Prior to the Effective Time, Merger Sub shall enter into an agreement (in a form reasonably acceptable to the Company) with a paying agent reasonably acceptable to the Company to act as agent (the “Paying Agent”) of the shareholders of the Company and the holders of Convertible Notes for (i) the payment of the Merger Consideration to which the shareholders of the Company shall become entitled pursuant to Section 2.1 and (ii) the payment of the Convertible Note Consideration to which Convertible Note holders shall become entitled pursuant to Section 2.4. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent an amount in cash sufficient to make all payments pursuant to Section 2.1 and Section 2.4 (collectively, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II (or, in the event any holder of Convertible Notes surrenders Convertible Notes for repurchase instead of conversion, to pay the related Fundamental Change Purchase Price (as defined in the Convertible Notes Indenture) pursuant to Section 16.02 of the Convertible Notes Indenture), but the Payment Fund may be invested by the Paying Agent as directed by Parent or Merger Sub, provided that (i) no such investment or losses thereon shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article II or affect the amount of Merger Consideration payable to the holders of Company Common Stock or the amount of Convertible Note Consideration payable to Convertible Note holders, and following any losses Parent or Merger Sub shall promptly provide additional funds to the Paying Agent to add to the Payment Fund for the benefit of the shareholders of the Company and Convertible Note holders in the amount of any such losses and (ii) such investments shall be in short term obligations of the United States of America with maturities of no more than thirty (30) days, short term obligations guaranteed by the United States of America, commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively or money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b) Promptly after the Effective Time and in any event not later than the third (3rd) Business Day following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares, which have converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and such Certificate shall then be canceled. Promptly after the Effective Time and in any event not later than the third (3rd) Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book-entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) of this Agreement in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.5(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II.

(c) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York City time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York City time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) At any time following the date that is twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it or its designee any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates or Book-Entry Shares have not been surrendered immediately prior to the date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such cash distribution in respect of such Certificates or Book-Entry Shares will, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

(e) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, subject to applicable law in the case of Dissenting Shares, such Certificates shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.

(f) Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made by Parent or the Paying Agent.

(g) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including making an affidavit to that effect and, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the SEC Reports filed with, or furnished to, the SEC since December 31, 2009 and prior to the date hereof (other than such disclosures in such SEC Reports (a) contained in the “Risk Factors” and “Forward Looking Statements” sections thereof or (b) to the extent otherwise predictive or forward looking in nature) (it being acknowledged that this clause (i) shall not apply to any of Sections 3.3, 3.4, 3.8(b), 3.16, 3.21 or 3.22) or (ii) set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule,” it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.1 Organization and Qualification.

(a) The Company (i) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business conducted or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to be duly qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Company’s subsidiaries (i) is an entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business conducted or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to have all such power and authority or to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2 Articles of Incorporation and Bylaws.

(a) The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the amended and restated articles of incorporation of the Company, as amended to date (the “Articles of

Incorporation”), and the bylaws of the Company (the “Bylaws”) as currently in effect and the equivalent organizational or governing documents of each Significant Subsidiary of the Company.

(b) The Articles of Incorporation and the Bylaws and the equivalent organizational or governing documents of each Significant Subsidiary of the Company are in full force and effect. None of the Company or any of its Significant Subsidiaries is in violation of any material provision of such organizational or governing documents.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 225,000,000 Shares and 50,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). At the close of business on July 8, 2011 (the “Measurement Date”): (i) 73,020,484 Shares were issued and outstanding, including 506,228 Restricted Shares; (ii) no Shares were held in treasury; (iii) no shares of Preferred Stock were outstanding; (iv) an aggregate of 4,945,151 Shares were subject to or otherwise deliverable in connection with the exercise of outstanding Company Stock Options; (v) 98,518 time-based RSUs were outstanding; (vi) 382,380 performance-based RSUs were outstanding (based upon achievement of target performance goals); (vii) an aggregate of 13,438,716 Shares were subject to or otherwise deliverable in connection with the warrants evidenced by the Confirmation Agreement by and between the Company and JPMorgan Chase Bank, National Association, dated April 15, 2008, and the Confirmation Agreement by and between the Company and Bank of America, N.A., dated April 15, 2008 (collectively, the “Warrants”); (viii) an aggregate of 13,438,716 Shares were subject to the call options evidenced by the Confirmation Agreement by and between the Company and JPMorgan Chase Bank, National Association, dated April 15, 2008, and the Confirmation Agreement by and between the Company and Bank of America, N.A., dated April 15, 2008 (the “Call Options”) and (ix) an aggregate of 13,438,716 Shares were subject to or otherwise deliverable in connection with the Convertible Notes (subject to increase as determined based on Section 15.03 therein). From the close of business on the Measurement Date until the date of this Agreement, no options to purchase shares of Company Common Stock or Preferred Stock have been granted and no shares of Company Common Stock or Preferred Stock have been issued, except for Shares issued pursuant to the exercise or vesting of Company Stock Options and RSUs in accordance with their terms. Except as set forth above as of the date of this Agreement, (A) there are no outstanding (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) options, warrants, calls, phantom stock or other rights to acquire from the Company or its subsidiaries, or obligation of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (1), (2) and (3) are referred to collectively as “Company Securities”), and (B) there are no outstanding obligations of the Company or any subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all shares that may be issued pursuant to the Company Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No Shares are owned by any subsidiary of the Company. Except for the Convertible Notes, the Company does not have any outstanding bonds, debentures, notes, or other indebtedness the holders of which have the right to vote (or are convertible or exercisable into securities having the right to vote) with the holders of Shares. Except as contemplated by this Agreement, there are no shareholder agreements, registration agreements, voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party and by which the Company or any of its subsidiaries is bound, with respect to the voting or registration of the capital stock or other equity interest of the Company.

(b) All equity interests of the Company’s subsidiaries are owned by the Company or another wholly-owned subsidiary of the Company free and clear of all Liens other than those arising under applicable securities laws and those arising under the Credit Agreement. Except as provided in Section 3.3(b) of the Company Disclosure Schedule, as of the date hereof, except for the Company’s subsidiaries, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other person. Each of the outstanding equity interests of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable (in each case, to the extent applicable) and not subject to preemptive or similar rights other than any rights that may accrue in favor of the Company or its wholly-owned subsidiaries. Section 3.3(b) of the Company Disclosure Schedule sets forth each subsidiary of the Company as of the date hereof. There are no outstanding (i) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company’s subsidiaries or (ii) options or other rights to acquire from the Company’s subsidiaries, and no obligation of the Company’s subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company’s subsidiaries.

(c) Section 3.3(c) of the Company Disclosure Schedule contains a list of each outstanding Company Stock Option and RSU as of the Measurement Date, and (i) the name of the Company Stock Option holder or RSU holder, (ii) the number of Shares subject to such Company Stock Option or RSU (for performance-based RSUs, the number of Shares will be based upon achievement of target performance goals), (iii) the exercise price of such Company Stock Option and (iv) the date on which such Company Stock Option or RSU was granted and, to the extent different from the grant date, the grant date for vesting purposes.

(d) As of the date hereof, the Conversion Rate (as defined in the Convertible Notes Indenture) is 19.4764.

Section 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Requisite Vote, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than approval of this Agreement by the holders of at least two-thirds of the outstanding Shares on the record date for the Shareholders Meeting (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Texas of the Certificate of Merger as required by the TBOC). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(b) The Company Board, at a duly called and held meeting, has (1) unanimously determined that this Agreement is advisable, fair to and in the best interests of the Company’s shareholders, approved this Agreement and adopted a resolution recommending that this Agreement be approved by the shareholders of the Company (the “Company Recommendation”) and (2) subject to Section 6.2, unanimously directed that this Agreement be submitted to the shareholders of the Company for their approval at a shareholders’ meeting duly called and held for such purpose. The only vote of the shareholders of the Company required to approve this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not (i) conflict with or violate the articles of incorporation or bylaws or other equivalent organizational documents of the Company or its subsidiaries, (ii) conflict with or violate any law applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made or (iii) except as set forth in Section 3.5(a)(iii) of the Company Disclosure Schedule, result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to the counterparty thereto of any right of termination, cancellation, amendment or acceleration of, or obligation or fee under, any note, bond, mortgage, indenture, contract, agreement, license, lease, sublease or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or result in the creation of any Lien (other than a Permitted Lien) on the Company or any of its subsidiaries or any of their properties, rights or assets, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, Lien, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect or (y) prevent or materially impede consummation of the transactions contemplated by this Agreement, including the Merger.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court or other judicial body or other governmental body (each, a “Governmental Entity”), except: (i) as required by applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement) and state securities, takeover and “blue sky” laws, (ii) for the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar law of any jurisdiction outside the United States (“Foreign Merger Control Laws”), (iii) as required pursuant to the applicable requirements of the New York Stock Exchange (“NYSE”), (iv) for the filing with the Secretary of State of the State of Texas of the Certificate of Merger as required by the TBOC, (v) if applicable, notice to the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to the Exon-Florio Amendment and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect or (y) prevent or materially impede consummation of the transactions contemplated by this Agreement, including the Merger.

Section 3.6 Compliance.

(a) Neither the Company nor any of its subsidiaries is, and since January 1, 2009 none have been, in violation of any law, including any Healthcare Law, applicable to the Company or any of its subsidiaries or by which the Company’s or any of its subsidiaries’ respective properties are bound, except for any such violation which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals, clearances and franchises from Governmental Entities (“Licenses”) required to conduct their respective businesses as now being conducted or to own, lease or operate their properties, and all Licenses of the Company are in full force and effect and no cancellation or suspension of any License is pending, except for any such License, the failure to have or be in full force and effect or the cancellation or suspension of which, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7 SEC Filings; Financial Statements.

(a) The Company has filed or furnished all forms, reports, statements, certifications and other documents (together with all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2008 (all such forms, reports, statements, certificates and other documents filed with the SEC since December 31, 2008, collectively, the “SEC Reports”). Each of the SEC Reports, as of its respective date, or if amended prior to the date hereof, as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of its filing date, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Report has been amended or superseded by a later SEC Report filed prior to the date hereof. As of the date hereof, there are no material outstanding or unresolved comments received by the Company from the SEC with respect to any of the SEC Reports.

(b) The consolidated financial statements (including all related notes and schedules) of the Company and its subsidiaries included in the SEC Reports present fairly in all material respects the consolidated financial position of the Company and its subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end or period-end adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto). No subsidiary of the Company is subject to periodic reporting requirements of the Exchange Act.

(c) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in reports filed or submitted under the Exchange Act (i) is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC and (ii) is accumulated and communicated to the Company’s management, including its principal executive officer and its principal financial officer, as appropriate to allow timely decisions regarding disclosure. Since January 1, 2009, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses of which it became aware in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, of which it became aware that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee from January 1, 2009 to the date of this Agreement. Since January 1, 2009, none of the independent public accountants of the Company or any subsidiary of the Company has resigned or been dismissed as independent public accountant of the Company or any subsidiary of the Company as a result of or in connection with any disagreement with the Company or any subsidiary of the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Since January 1, 2009, neither the Company nor any of its subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. Since January 1, 2009, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(d) Except (i) as reflected, accrued or reserved against in (x) the Company’s consolidated balance sheet as of December 31, 2010 (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended December 31, 2010 and (y) the Company’s consolidated balance sheet as of March 31, 2011 (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q filed prior to the date of this Agreement for the fiscal quarter ended March 31, 2011, (ii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, (iii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2011 which have not, individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect, (iv) for liabilities incurred in the ordinary course of business consistent with past practice under the terms of any Contracts (other than liabilities arising from or related to (1) any breach or default thereof or (2) the payment of liquidated damages) binding upon the Company or any of its subsidiaries, which liabilities have not, individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect and (v) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured, other than those which have not, individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2010 through the date of this Agreement, except as part of the negotiation of and preparation to enter into the Agreement and the transactions contemplated by this Agreement, the Company and its subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice.

(b) Since December 31, 2010, there has not been any change, event, occurrence, development or effect which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Since December 31, 2010, and prior to the date of this Agreement, except as set forth on Section 3.8(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has taken any action that, if taken after the date of this Agreement, would require Parent’s consent pursuant to Sections 5.1(c), (e), (k) or (l).

Section 3.9 Absence of Litigation. Except as set forth on Section 3.9 of the Company Disclosure Schedule, there are no suits, litigations, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, including any suits, litigations, claims, actions, proceedings, arbitrations, mediations or investigations alleging any breach or violation of, or non-compliance with, any Healthcare Laws, other than any such suit, litigations, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect or (y) prevent or materially impede consummation of the transactions contemplated by this Agreement, including the Merger. Neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award of or by any Governmental Entity, except for those that would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect or (y) prevent or materially impede consummation of the transactions contemplated by this Agreement, including the Merger.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan. For purposes of this Agreement, “Company Plan” means any domestic and foreign “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including multiemployer plans within the meaning of Section 3(37) of ERISA), all stock purchase, stock option, incentive, fringe benefit, compensation, severance, employment, change-in-control, bonus, deferred compensation, employee loan, vacation or sick pay and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), under which (i) any current or former employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (collectively, the “Company Employees”) has any present or future right to benefits which are contributed to, sponsored by or maintained by the Company or any of its subsidiaries or (ii) the Company or any of its subsidiaries has any present or future liability.

(b) With respect to each Company Plan listed on Section 3.10(a) of the Company Disclosure Schedule, the Company has provided to Parent a current, accurate and complete copy thereof (or, if a plan is not written, an accurate written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter, if any, received from the Internal Revenue Service, (iii) any summary plan description and other material written communications by the Company or its subsidiaries to Company Employees concerning the extent of the benefits provided under a Company Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Company Plans at any time within the twelve months immediately following the date hereof and (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if applicable.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Company Plan other than a multiemployer plan (and to the knowledge of the Company, each multiemployer plan) has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable laws, rules and regulations, (ii) no event has occurred and no condition exists that would subject the Company or its subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations, (iii) no Company Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the Sarbanes-Oxley Act) and (iv) neither the Company nor any of its subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for any Company Employee, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law.

(d) No Company Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company nor any of its subsidiaries has any obligation to contribute to any multiemployer plan. With respect to any multiemployer plan to which the Company or any of its subsidiaries has any liability or contributes (or has within the last six years at any time contributed or had an obligation to contribute): (i) none of the Company or any of its subsidiaries has incurred any material withdrawal liability under Title IV of ERISA which remains unsatisfied and (ii) to the knowledge of the Company, no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively).

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

(f) (i) The Company has not incurred any liability under Title IV of ERISA that has not been satisfied in full and (ii) no condition exists that could present a risk to the Company of incurring any such liability other than liability for premiums due to the Pension Benefit Guaranty Corporation (the “PBGC”). No communication has been received from the PBGC in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan in connection with the transactions contemplated under this Agreement. No administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending or in progress or, to the knowledge of the Company, threatened.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Plan that is subject to Section 406 of ERISA or Section 4975 of the Code, as the case may be.

(h) Each Company Plan other than a multiemployer plan (and to the knowledge of the Company, each multiemployer plan), which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(i) Except as set forth on Section 3.10(i) of the Company Disclosure Schedule, the execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(j) Except as set forth on Section 3.10(j) of the Company Disclosure Schedule or as provided in the terms of this Agreement, no Company Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)): (i) could entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement or (ii) will result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans.

(k) All Company Stock Options have been granted having an exercise price per Share at least equal to the fair market value of one Share on the date of grant of such Company Stock Option.

(l) Except as set forth on Section 3.10(l) of the Company Disclosure Schedule, no material Company Plan is maintained outside the jurisdiction of the United States or covers any employee residing or working outside the United States (any such material Company Plan set forth on Section 3.10(l) of the Company Disclosure Schedule, “Foreign Benefit Plans”). With respect to any Foreign Benefit Plans, except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality and (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or subsidiary entity.

(m) (i) No Company Plan is subject to Title IV of ERISA, (ii) except as set forth on Section 3.10(m) of the Company Disclosure Schedule, no material Company Plan provides for defined benefit pension benefits, whether or not funded, with respect to current or former employees of the Company or its subsidiaries, (iii) there is no present intention that any Company Plan be materially amended, suspended or terminated, or otherwise materially modified to adversely change or increase benefits (or the levels thereof) under any Company Plan at any time within the twelve months immediately following the date hereof and (iv) no Company Plan is a multiple employer plan.

Section 3.11 Labor and Employment Matters. Except as set forth on Section 3.11 of the Company Disclosure Schedule, neither the Company nor any subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement presently being negotiated by the Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there are no unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority and (b) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its subsidiaries, nor have there been any such strikes, work stoppages, slowdowns, or lockouts within the past three years. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) to the knowledge of the Company, there are no union organizing efforts involving any Company Employees and (b) each person providing services to the Company or any of its subsidiaries who is classified by the Company or any of its subsidiaries as an independent contractor or as exempt from minimum wage and overtime requirements is properly so classified under all applicable laws.

Section 3.12 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent in accordance with industry practices and (b) neither the Company nor any of its subsidiaries is in breach or default of any insurance policy, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of any of such insurance policies.

Section 3.13 Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a subsidiary of the Company owns and has good and valid title to all of their respective owned real property and good title to all of its tangible personal property and has good and valid leasehold interests in all of its leased properties, whether as lessee or sublessee (the “Leased Real Property”), in each case, sufficient to conduct its respective businesses as currently conducted, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (“Liens”) (except in all cases for those permissible under any applicable loan agreements and indentures and for title exceptions, defects, and other Liens, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used by the Company or its subsidiaries).

Section 3.14 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all Tax Returns required to be filed by the Company and its subsidiaries prior to the date hereof have been filed (except those under valid extension) and are true, correct and complete in all material respects, (b) all Taxes of the Company and its subsidiaries have been timely paid in full or adequately provided for on the most recent financial statements included in the SEC Reports filed prior to the date hereof, (c) no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes of the Company or any of its subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of the Company or any of its subsidiaries pending or raised by an authority in writing, (d) neither the Company nor any of its subsidiaries has received written notice of any claim with respect to any Taxes, (e) there are no Liens for Taxes (other than Taxes not yet due and payable or Taxes being contested in good faith) upon any of the assets of the Company or any of its subsidiaries, (f) neither the Company nor any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or (iii) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement the parties to which consist exclusively of the Company and its subsidiaries), (g) neither the Company nor any of its subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable, (h) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its subsidiaries, and no taxing authority has issued to the Company or any of its subsidiaries any ruling which has continuing effect, (i) neither the Company nor any of its subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (A) any adjustments pursuant to Section 481 of the Code or any similar provision of state, local or foreign law (B) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (C) a prepaid amount received, or paid, prior to the Closing Date, (D) deferred gains arising prior to the Closing Date, (E) an election pursuant to Section 108(i) of the Code or (F) any deemed distribution pursuant to Section 956 of the Code and (j) neither the Company nor any of its subsidiaries has engaged in any “listed transaction” under Section 6011 of the Code and the regulations thereunder.

Section 3.15 Proxy Statement. The proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will not, at the date it is first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied to the Company by Parent or Merger Sub or any of their respective representatives on behalf of Parent or Merger Sub which is contained or incorporated by reference in the Proxy Statement.

Section 3.16 Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.10, the Company Board has taken such action such that no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state laws in the United States prior to the date hereof applicable to the Company (collectively, “Anti-Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 3.17 Intellectual Property. The Company has provided or made available to Parent a list, accurate and complete in all material respects, of all patents, registered copyrights and registered trademarks and service marks, and all pending applications with respect to any of the foregoing, that are owned by the Company or any of its subsidiaries and used by the Company or any of its subsidiaries in the conduct of their respective businesses as conducted as of the date hereof. All of such items are owned solely by the Company or any of its subsidiaries, free and clear of all Liens (except for Permitted Liens and in all cases for those Liens disclosed on Section 3.17 of the Company Disclosure Schedule), are subsisting and unexpired, and to the knowledge of the Company, the United States issued patents or registrations with respect to such items are valid and enforceable, in each case, except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as set forth on Section 3.17 of the Company Disclosure Schedule, (a) the Company or one its subsidiaries owns or has been granted a license to use all Intellectual Property that the Company or any of its subsidiaries are using in and which ownership and licenses are necessary to the conduct of their respective businesses as currently conducted, (b) there are no pending or, to the knowledge of the Company, threatened claims, actions or proceedings by any person alleging infringement, dilution or misappropriation by the Company or any of its subsidiaries of the Intellectual Property of such person or challenging the validity, enforceability or ownership of, or the right to use, any Intellectual Property owned by the Company or any of its subsidiaries, (c) the conduct of the businesses of the Company and its subsidiaries as currently conducted does not infringe, dilute or misappropriate any Intellectual Property of any person, (d) no person is infringing or misappropriating any Intellectual Property owned by the Company or any of its subsidiaries, (e) the Company and its subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and (f) no Intellectual Property owned by the Company or any of its subsidiaries is subject to any outstanding order, judgment or decree restricting or limiting the use or licensing thereof by the Company or any of its subsidiaries.

Section 3.18 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its subsidiaries are, and at all times since January 1, 2009 have been, in compliance with all applicable Environmental Laws, including the possession of and compliance with all applicable Environmental Permits; (ii) Hazardous Materials are not present, and there have been no releases or threatened releases of Hazardous Materials, at, on or from any location currently owned, leased or operated by the Company or any of its subsidiaries, or to the knowledge of the Company, formerly owned, leased or operated by the Company or any of its subsidiaries, except under circumstances that would not reasonably be expected to result in liability of the Company or any of its subsidiaries in violation of any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received from a Governmental Entity or any other person a written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar provision of any analogous state, local or foreign statute that remains outstanding, or any written notification alleging that it is liable for any release or threatened release of Hazardous Materials at any location currently or formerly owned, leased or operated by the Company or any of its subsidiaries; and (iv) neither the Company nor any of its subsidiaries has received a written claim or written complaint that remains outstanding, or is currently subject to any lawsuit or legal proceeding or action, alleging violation by the Company or any of its subsidiaries under applicable Environmental Laws or alleging other liabilities or obligations under applicable Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing against the Company or any of its subsidiaries.

For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” shall mean any and all laws governing the protection of the environment, including ambient air, soil, surface water or groundwater, natural resources or human health or safety (to the extent that “safety” relates to environmental matters).

(ii) “Environmental Permits” shall mean any and all permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

(iii) “Hazardous Materials” shall mean any and all substances or materials regulated as a hazardous or toxic waste, pollutant, contaminant or as hazardous, acutely hazardous or toxic under any applicable Environmental Law, including petroleum, petroleum products, pesticides, dioxin, infectious material, polychlorinated biphenyls, asbestos and asbestos containing materials.

Section 3.19 Contracts.

(a) Except for this Agreement, except for the Contracts filed as exhibits to the SEC Reports and except as set forth on Section 3.19(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries is a party to or bound by any Contract (whether written or oral) (i) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that is a Contract pursuant to which (x) the Company or any of its subsidiaries is licensed to use, or granted any other rights in, any Intellectual Property (other than non-exclusive, off-the-shelf software licenses or licenses covering other software licensed pursuant to a software “shrink wrap,” “click wrap,” or “click-through” license) or (y) a person, other than a distributor of the Company’s products, is licensed to use, or granted any other rights in, any Intellectual Property owned by the Company or any of its subsidiaries, in each case of clauses (x) and (y), where such agreement or Intellectual Property has a value of, or results in aggregate payments in excess of, $5 million, (iii) that provides for borrowings in excess of $5 million or that relates to a swap or hedging transaction or other derivative agreement for a net amount in excess of $5 million, (iv) that contains provisions that prohibit the Company or any of its subsidiaries (or, following the Closing, would purport to prohibit Parent or any of its affiliates) from competing in any material respect either (x) in any line of business or geographic area or (y) with respect to products, services or channels of distribution, (v) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries, prohibits the pledging of the capital stock of the Company or any subsidiary of the Company or prohibits the issuance of guarantees by the Company or any subsidiary of the Company, (vi) that involved expenditures by the Company or any of its subsidiaries in excess of $5 million in fiscal year 2010, that involved payments to the Company or any of its subsidiaries in fiscal year 2010 in excess of (A) $5 million with respect to Contracts with managed care organizations or (B) $15 million with respect to Contracts with other persons, or that is a material Contract with a supplier of the Company or any subsidiary that is covering a sole source of supply of a material product to any of the Company’s three business segments, (vii) that obligates the Company to make any capital commitment or capital expenditure, other than acquisitions of inventory, in excess of $5 million, (viii) that is a Contract providing the Company or its subsidiaries rights as to the operation, management or control of a partnership, joint venture or similar arrangement, unless immaterial to the Company and its subsidiaries, taken as a whole, and, if applicable, the relevant business segment of the Company, (ix) that relates to any acquisition of a business by the Company or any of its subsidiaries pursuant to which the Company or any of its subsidiaries has any material continuing “earn out” or other contingent or fixed payment obligations or (x) that is a settlement or similar Contract with any Governmental Entity or that is a settlement or similar Contract pursuant to which the Company or any of its subsidiaries is obligated to pay consideration after the date of this Agreement in excess of $1 million. Each Contract of the type described in this Section 3.19(a), whether or not set forth in Section 3.19(a) of the Company Disclosure Schedule, is referred to herein as a “Material Contract”. The Company has made available to Parent, as of the date of this Agreement, true and correct copies of all Material Contracts and/or such Material Contracts have been filed with the SEC since December 31, 2008 and prior to the date hereof and are publicly available.

(b) Except as set forth on Section 3.19(b) of the Company Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Material Contract and each Contract that is a lease of material Leased Real Property is valid and binding on the Company or one of its subsidiaries and in full force and effect (except to the extent that any Material Contract or Contract that is a lease of material Leased Real Property expires in accordance with its terms), (ii) the Company and each of its subsidiaries has performed all obligations required to be performed by it under each Material Contract and Contract that is a lease of material Leased Real Property, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of its subsidiaries under any Material Contract or Contract that is a lease of material Leased Real Property and (iv) no other party to such Material Contract or Contract that is a lease of material Leased Real Property is, to the knowledge of the Company, in default in any respect thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its subsidiaries has received written notice from any other party to a Material Contract or Contract that is a lease of material Leased Real Property that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of, any such Material Contract or Contract that is a lease of material Leased Real Property.

Section 3.20 Affiliate Transactions. To the knowledge of the Company, no executive officer or director of the Company or any of its subsidiaries or any person that beneficially owns 5% of the Shares is a party to any Contract with or binding upon the Company or any of its subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.21 Opinion of Financial Advisor. J.P. Morgan Securities LLC (the “Financial Advisor”) has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares in the Merger is fair, from a financial point of view, to such holders. A signed copy of the written opinion will be made available to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

Section 3.22 Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries. The Company has furnished to Parent a true and complete copy of the engagement letter of the Financial Advisor.

Section 3.23 Product Recalls. Section 3.23 of the Company Disclosure Schedule sets forth a list of all recalls, field notifications, field corrections and safety alerts with respect to products manufactured and/or distributed by or for the Company or any of its subsidiaries, or by or for any person on behalf of the Company or any of its subsidiaries, in each case between December 31, 2007 and the date of this Agreement, and the dates, if any, such recalls, field notifications, field corrections and safety alerts were deemed closed by the Company. Other than as identified in Section 3.23 of the Company Disclosure Schedule, there are no outstanding recalls, field notifications, field corrections or safety alerts with respect to the products manufactured and/or distributed by or for the Company or any subsidiary of the Company, or by or for any person on behalf of the Company or any subsidiary of the Company, and to the Company’s knowledge, there are no facts that would be reasonably likely to result in a product recall, field notification, field correction or safety alert with respect to any such products, except where any such recalls, field notifications, field corrections or safety alerts would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.24 FDA Matters. Except where noncompliance with FDA Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and except as listed in Section 3.24 of the Company Disclosure Schedule:

(a) The Company and its subsidiaries have been operated at all times in compliance with all FDA Laws applicable to the Company and its subsidiaries.

(b) The Company and each of its subsidiaries has all Registrations from the FDA or any Foreign Regulatory Entity required to conduct its business as currently conducted. Each such Registration is valid and subsisting in full force and effect. To the Company’s knowledge, neither the FDA nor any Foreign Regulatory Entity is considering limiting in any respect, suspending, or revoking any such Registrations or changing in any respect the marketing classification or labeling of any Company products. To the Company’s knowledge, there is no false or misleading information or omission in any Registration, product application or other submission to the FDA or any Foreign Regulatory Entity. The Company and each of its subsidiaries has fulfilled and performed its obligations under each Registration, and no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Registration. To the knowledge of the Company, any third party that is a manufacturer or contractor for the Company or any of its subsidiaries is in compliance with all applicable Registrations from the FDA or any Foreign Regulatory Entity insofar as they pertain to the manufacture of product components or product for the Company or any of its subsidiaries.

(c) All products developed, tested, investigated, manufactured, distributed, marketed or sold by or on behalf of the Company or any of its subsidiaries that are subject to the jurisdiction of the FDA or Foreign Regulatory Entity have been and are being developed, tested, investigated, manufactured, distributed, marketed or sold in compliance with FDA Laws or any other applicable laws, including those regarding clinical research, registration and listing, premarket notification (510(k) clearance), premarket approval, good manufacturing practices and quality systems, labeling, advertising, promotion, import and export, adverse event reporting, and recalls, including corrections and removals.

(d) Since December 31, 2007, the Company and its subsidiaries (i) have not received any Form FDA-483, notice of adverse finding, warning letter, notice of violation, untitled letter, or notice of import detention or refusal from FDA or similar communications from, any Foreign Regulatory Entity, (ii) are not subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation, or other notice, or response or commitment made to or with FDA, or any Foreign Regulatory Entity and (iii) have made all notifications, submissions, and reports required by any such obligation, and all such notifications, submissions and reports were true, complete and correct in all material respects as of the date of submission to FDA or any Foreign Regulatory Entity.

(e) Since December 31, 2007, none of the products of the Company or any of its subsidiaries has been seized, detained, or subject to a suspension of manufacturing, distribution, or marketing, and to the Company’s knowledge, there are no facts or circumstances that would be reasonably likely to cause (i) the seizure, detention, or suspension of manufacturing, distribution, or marketing of any such product, (ii) a change in the labeling or classification of any such product or (iii) a termination, seizure or suspension of marketing of any such product.

(f) Neither the Company, any of its subsidiaries nor, to the Company’s knowledge, any of their respective employees or agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company, any of its subsidiaries, nor any of their respective employees or agents, has made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity with respect to any product tested, manufactured, distributed, marketed or sold by the Company or any of its subsidiaries, or failed to disclose a material fact required to be disclosed to any Governmental Entity or has ever been investigated by the FDA, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, Department of Justice or other comparable governmental authority for data or healthcare program fraud.

(g) Neither the Company or any of its subsidiaries nor, to the knowledge of the Company, any of their respective officers or key employees has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. Section 335a or any similar state law or applicable foreign law.

Section 3.25 FCPA; OFAC. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company, any of its subsidiaries or, to the knowledge of the Company, their respective directors, officers, agents, employees or representatives has, in the course of its actions for, or on behalf of, any of them (a) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other person, (c) violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (“FCPA”) or other similar laws of other jurisdictions or (d) violated any provision of the UK Bribery Act or other similar laws of other jurisdictions. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the FCPA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company, any of its subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, agents, employees or representatives has directly or indirectly taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable United States or foreign laws. To the knowledge of the Company, none of the Company’s or any of its subsidiaries’ directors, officers, agents, employees or representatives is a “specially designated national” or blocked person under United States sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any subsidiary of the Company has engaged in any business with any person with whom, or in any country in which, it is prohibited for a United States person to engage under applicable law or under applicable United States sanctions administered by OFAC.

Section 3.26 Other Healthcare Regulatory Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Neither the Company or any of its subsidiaries nor, to the knowledge of the Company, any of their respective officers or key employees have been excluded or threatened with exclusion under state or federal statutes or regulations, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, or assessed or threatened with assessment of civil money penalties pursuant to 42 U.S.C. Part 1003 or similar federal or state laws or regulations.

(b) Where acting as a durable medical equipment supplier, the Company and/or its subsidiaries (i) are certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act, the Civilian Health and Medical Program of the Uniformed Services and the TRICARE Program (collectively, including any other federal, state or local reimbursement program involving payment of governmental funds (including

“Federal Health Care Programs” as defined in 42 U.S.C. § 1320a-7b(f)), the “Governmental Programs” ), (ii) currently participate in the Governmental Programs pursuant to provider agreements and in private reimbursement programs not involving payment of governmental funds (including any private or workers’ compensation insurance program) under which the Company and/or its subsidiaries or their affiliates directly or indirectly is presently receiving payments (such private programs not involving payment of governmental funds are referred to collectively as “Private Programs”), (iii) other than as identified in Section 3.26(b) of the Company Disclosure Schedule, have no outstanding overpayments or refunds due to Governmental Programs or Private Programs except amounts arising in the ordinary course subject to the Company’s regular practices of identifying and resolving such overpayments or refunds that are reflected on the Financial Statements and (iv) to the knowledge of the Company, routinely submit in the ordinary course of business all bills and claims to Governmental Programs and Private Programs for services, items or goods actually provided to persons qualified under such Governmental Programs or Private Programs to receive such services, items or goods. The regular practice of the Company and its subsidiaries is that all such claims and reports are complete and accurate and are prepared in compliance with all applicable Healthcare Laws, the applicable Healthcare Common Procedure Coding System (HCPCS), and the International Classification of Disease, Ninth Revision, Clinical Modification (ICD 9 CM) governing reimbursement and payment claims. Since January 1, 2010, neither the Company nor its subsidiaries have been audited or surveyed in connection with any Governmental Program or any Private Program other than audits or surveys that occur in the ordinary course.

(c) Neither the Company nor its subsidiaries have received any written notice indicating that, and to the Company’s knowledge, there are no facts or circumstances that would be reasonably likely to cause, its qualification as a participating supplier in any Governmental Program or Private Program to be terminated or withdrawn.

(d) Neither the Company nor its subsidiaries are a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, or other formal or informal agreement with any governmental authority concerning compliance with Healthcare Laws.

(e) To the knowledge of the Company, no person has filed or has threatened to file against the Company, any claim or action under any federal or state whistleblower statute, including without limitation, under the False Claims Act, 31 U.S.C. §§ 3729-3733.

(f) The Company and each subsidiary has a privacy policy (the “Privacy Policy”) regarding the collection and use of personally identifiable information (“Personal Information”). The Company and each of its subsidiaries have been and currently are in compliance with all applicable laws regarding the collection, use and protection of Personal Information, including the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996 as amended by the American Recovery and Reinvestment Act of 2009, applicable EU Directives and other applicable foreign national laws and the implementing regulations thereunder governing the privacy of personally identifiable or individually identifiable health information and/or the security of such information maintained in electronic form, and with the Privacy Policy, and no person has gained unauthorized access to or made any unauthorized use of any such Personal Information maintained by the Company or any of its subsidiaries. The Company and its subsidiaries have reasonable security measures in place to protect Personal Information stored in their computer systems from unlawful use by any third party or any other use by a third party that would violate the Privacy Policy. The Company and its subsidiaries are in compliance with the provisions of all business associate agreements (as such term is defined at 45 C.F.R. § 164.504(e)(2)) to which they are a party.

Section 3.27 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty in this Agreement with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth on the disclosure schedule delivered by Parent and Merger Sub to the Company prior to or contemporaneously with the execution of this Agreement (the “Parent Disclosure Schedule,” it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

Section 4.1 Organization.

(a) Each of Parent and Merger Sub (i) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business conducted or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to be duly qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement a “Parent Material Adverse Effect” means any event, change, occurrence or effect that prevents or materially impedes the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. A true, correct and complete copy of the organizational or governing documents, as amended to the date of this Agreement, of each of Parent and Merger Sub have been provided to the Company prior to the date hereof and such organizational or governing documents are in full force and effect. None of Parent or Merger Sub is in violation of any material provision of such organizational or governing documents.

(b) Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by (i) the boards of directors of Parent and Merger Sub and (ii) by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Texas of the Certificate of Merger as required by the TBOC). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective articles of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to the counterparty thereto of any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or result in the creation of any Liens on Parent or Merger Sub or any of their properties, rights or assets, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, Lien, default, acceleration, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except: (i) as required by the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any Foreign Merger Control Law, (iii) the filing with the Secretary of State of the State of Texas of the Certificate of Merger as required by the TBOC, (iv) if applicable, notice to CFIUS pursuant to the Exon-Florio Amendment and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Absence of Litigation. As of the date of this Agreement, there are no suits, claims, litigations, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, litigation, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award of or by any Governmental Entity, except for those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Brokers. No broker, finder or investment banker will be entitled to any brokerage, finder’s or other fee or commission from the Company prior to the Closing in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.7 Financing. Parent has delivered to the Company (a) true, complete and correct copies of executed commitment letters from Bank of America, N.A., Merrill Lynch, Pierce Fenner & Smith Incorporated, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc. (collectively, the “Debt Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses and the refinancing of certain outstanding indebtedness of the Company (the “Debt Financing”) and (b) the fee letter associated with the Debt Financing Commitments (it being understood that such letter has been redacted to omit the fee amounts, market flex provisions, caps and securities demands). Parent has delivered to the Company true, complete and correct copies of the executed commitment letters (collectively, the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the Investors have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). The Equity Financing Commitments provide that the Company is a third party beneficiary thereof. None of the Financing Commitments has been amended, supplemented or modified prior to the date of this Agreement, and as of the date of this Agreement the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect. Except for fee and engagement letters with respect to the Debt Financing, as of the date hereof there are no side letters or Contracts to which Parent or Merger Sub is a party related to the funding or investing, as applicable, of the Financing that could adversely affect the availability of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and as of the date hereof the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the knowledge of Parent, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. As of the date hereof, to the knowledge of Parent, there is no fact or occurrence existing that would make any of the statements (including assumptions) set forth in any of the Financing Commitments inaccurate in any material respect, and subject to the accuracy of the representations and warranties of the Company set forth in Article III, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any other party thereto under any of the Financing Commitments. Assuming the Financing is funded in accordance with the Financing Commitments and assuming satisfaction of all of Parent’s and Merger Sub’s conditions to Closing, Parent and Merger Sub will have at and after the Closing funds sufficient to (i) pay the aggregate Merger Consideration, the aggregate amounts to be paid to holders of Company Stock Options, Restricted Shares, RSUs and the aggregate Convertible Note Consideration, in each case, as provided in this Agreement, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing and (iii) pay for any refinancing of any outstanding indebtedness of the Company contemplated by this Agreement or the Financing Commitments. Except with respect to the persons set forth in Section 4.7 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries or affiliates (for purposes of this Section 4.7, affiliates shall be deemed to include each direct or indirect Investor in Parent) has entered into any Contract at the direction or on behalf of Parent or Merger Sub prior to the date hereof (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger or the transactions contemplated hereby or (ii) prohibiting or seeking to prohibit any bank or investment bank or other potential provider of debt financing, from providing or seeking to provide debt financing or financial advisory services to any person in connection with a transaction relating to the Company or its subsidiaries in connection with the Merger or the other transactions contemplated hereby.

Section 4.8 Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or as incidental thereto. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 10 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect subsidiary of Parent.

Section 4.9 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred immediately following execution of the Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

Section 4.10 Ownership of Shares. None of Parent or Merger Sub, or any of their respective subsidiaries beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date (other than pursuant to the transactions contemplated hereby) beneficially own, any Shares and none of Parent, Merger Sub, or any of their respective subsidiaries holds any rights to acquire or vote any Shares except as contemplated by this Agreement.

Section 4.11 Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy in all material respects of the representations and warranties of the Company in this Agreement (without giving effect to any materiality, “Material Adverse Effect” or knowledge qualification) and compliance by the Company in all material respects with the covenants contained in this Agreement and (c) any estimates, projections or forecasts of the Company and its subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the transactions contemplated by this Agreement (including any Financings in connection with the transactions contemplated hereby), (i) Parent and its subsidiaries(on a consolidated basis) will not have incurred debts beyond their ability to pay such debts as they become absolute and matured, (ii) the then present “fair salable value” (as such quoted term is generally determined in accordance with applicable laws governing determinations of the insolvency of debtors) of the assets of Parent and its subsidiaries (on a consolidated basis) will exceed the amount that will be required to pay their probable liabilities (including the probable amount of all contingent liabilities) and their debts as they become absolute and matured and (iii) Parent and its subsidiaries (on a consolidated basis) will not have unreasonably small capital to carry on their business as presently conducted or as proposed to be conducted following the Closing Date. Parent and Merger Sub are not (x) causing a transfer of property or incurrence of an obligation in connection with the transactions contemplated hereby and (y) entering into the transactions contemplated hereby, in each case, with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any subsidiary of the Company. For purposes of this Section 4.11, not having “an unreasonably small capital to carry on their business as presently conducted or as proposed to be conducted following the Closing Date” and not having incurred debts “beyond their ability to pay such debts as they become absolute and matured” means that such persons will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become absolute and matured.

Section 4.12 No Competing Business. To Parent’s knowledge as of the date hereof (i) none of Parent’s affiliates are, in Parent’s good faith judgment, engaged in any business which primarily engages in the discovery, development, manufacture and marketing of wound therapy, advanced wound care and regenerative medicine products and therapeutic support systems (“Competing Business”) and (ii) neither Parent nor any of its affiliates beneficially owns any equity interests or voting securities (including any equity interests or voting securities that may be acquired through the conversion or exchange of securities or the exercise of options, warrants or other rights) in excess of 10% of the outstanding capital stock of, in Parent’s good faith judgment, any Competing Business or any person engaged in any Competing Business; provided that clauses (i) and (ii) shall only apply to Parent’s affiliates or Parent’s or its affiliates’ ownership interests, respectively, to the extent such affiliates or ownership interest would, in Parent’s good faith judgment, be attributed to Parent or Merger Sub under the HSR Act or the EUMR.

Section 4.13 Certain Arrangements. As of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their affiliates, on the one hand, and any member of the Company’s management or the Company Board, in each case, in his or her individual capacity, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 4.14 Investigation; No Other Representations or Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to the properties, premises and records of the Company and its subsidiaries for this purpose. In entering into this Agreement, each of Parent and Merger Sub has relied upon its own investigation and analysis, and each of Parent and Merger Sub acknowledges that, except for the representations and warranties contained in Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as required by law, as expressly permitted by this Agreement, as set forth on Section 5.1 of the Company Disclosure Schedule or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the business of the Company and its subsidiaries shall be conducted in their ordinary course of business and the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization and to keep available the services of its officers and key employees, and to preserve in all material respects its present relationships with customers, suppliers and other persons with which it has material business relations; provided, however, that no action by the Company or its subsidiaries with respect to matters specifically addressed by clauses (a)-(q) below shall be deemed a breach of this Section 5.1 unless such action constitutes a breach of such clauses (a)-(q). Between the date of this Agreement and the Effective Time, except as required by law, as otherwise expressly permitted by this Agreement or as set forth on Section 5.1 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries shall, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change its articles of incorporation or bylaws or any similar governing instruments, other than immaterial changes to the articles of incorporation or bylaws or any similar governing instruments of any non-Significant Subsidiaries;

(b) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including stock options, stock appreciation rights, phantom stock, restricted stock units, performance shares or other similar instruments), of the Company or any of its subsidiaries (except for (i) the issuance of Shares upon the exercise of currently outstanding Company Stock Options, in accordance with the terms of any Company Plan, (ii) the issuance of Shares upon the settlement of currently outstanding RSUs (and dividend equivalents thereon, if applicable) in accordance with the terms of such instruments or (iii) the issuance of shares by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company);

(c) declare, authorize, set aside for payment, establish a record date for, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for any dividend or distribution by a wholly-owned subsidiary of the Company to the Company or a wholly owned subsidiary of the Company);

(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company, or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(e) (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, rights or properties, in each case, other than (x) purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts which have been made available to Parent prior to the date hereof,

(y) acquisitions not exceeding $10 million in the aggregate or (z) acquisitions by the Company or any of its wholly owned subsidiaries from the Company or any of its wholly owned subsidiaries or (ii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, rights or properties, in each case of this clause (ii), other than (x) sales or dispositions of inventory and obsolete assets in the ordinary course of business or of other assets pursuant to existing Contracts which have been made available to Parent prior to the date hereof, (y) sales or dispositions not exceeding $5 million in the aggregate or (z) sales or dispositions by the Company or any of its wholly owned subsidiaries to the Company or any of its wholly owned subsidiaries or (iii) grant or incur any Lien on any material assets, rights or properties other than (x) to secure indebtedness permitted by Section 5.1(i) or (y) Permitted Liens and Liens required under the Credit Agreement;

(f) modify or amend on terms materially adverse to the Company or terminate any Material Contract, or enter into any Contract which if entered into prior to the date hereof would be a Material Contract other than (A) Contracts of the type described in clauses (ii)(y) or (vi) of Section 3.19 or (B) to the extent such Contract is required to effect any action explicitly permitted by Section 5.1(a) through (q);

(g) (i) make or authorize (A) any capital expenditures, other than capital expenditures up to an aggregate amount not greater than the amount set forth on Section 5.1(g)(i) of the Company Disclosure Schedule and otherwise consistent with the budget provided to Parent prior to the date hereof or (B) any payments to the parties involved in, or otherwise in connection with, the matters referred in Section 5.1(m)(i) or (ii) commence the implementation of any new information technology modules or business transformation initiatives or related activities other than to the extent, as of the date hereof, such modules or related activities are set forth on Section 5.1(g)(ii) of the Company Disclosure Schedule and have been commenced or contractually committed to by the Company or its subsidiaries;

(h) grant any material licenses of Intellectual Property to any person other than a wholly owned subsidiary except non-exclusive licenses in the ordinary course of business;

(i) incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume or guarantee any such indebtedness for borrowed money for any person (other than a wholly owned subsidiary of the Company), or make any loans or advances (excluding trade credit) or capital contributions to, or investments in, any other person (other than a wholly owned subsidiary of the Company) or enter into any swap or hedging transaction or other derivative agreement, in each case, other than in an amount not to exceed $15 million in the aggregate;

(j) except as required by applicable law or existing Contracts which have been made available to Parent prior to the date hereof, (i) increase the compensation or benefits of any of its present or former directors, officers or employees (except for increases in salary or wages for non-officer level employees in the ordinary course of business consistent with past practice), (ii) grant any severance or termination pay to any present or former director, officer or employee not required to be granted under any Company Plan, or any retention pay (other than cash retention benefits not to exceed $400,000 in the aggregate payable to active employees of the Company and its subsidiaries), (iii) enter into any employment, consulting or severance agreement or arrangement with any of its present or prospective directors, officers, other employees or individual independent contractors (excluding prospective employees, officers or independent contractors that had offers outstanding as of the date hereof which, with respect to offers of employment, are disclosed by title in Section 5.1(j) of the Company Disclosure Schedule), except for (A) offers of employment to prospective employees whose annual cash compensation (including any eligible bonus amounts) would not exceed, for the first two (2) weeks after the date of this Agreement, $350,000, and thereafter, $275,000, (B) agreements with individual independent contractors, in each case at an annual rate of cash compensation not to exceed $175,000 on an individual basis, in the ordinary course of business consistent with the recent past practices of the Company and (C) agreements with healthcare providers in the ordinary course, (iv) loan or advance any money or other property to any present or former director, officer or employee, (v) increase the funding obligation or contribution rate of any Company Plan or allow for the commencement of any new offering periods under any employee stock purchase plan, (vi) grant any equity or equity-based awards, (vii) establish, adopt, enter into, amend or terminate any Company Plan or (viii) use discretion to waive or accelerate any performance conditions applicable to any bonus or incentive awards or establish annual or long-term incentive targets with respect to future performance periods which are greater in amount, or otherwise have terms materially inconsistent with, the amount and terms applicable to the most recent annual and long-term awards made by the Company;

(k) make any material change in any accounting principles or methods, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(l) (i) make any material Tax election, (ii) enter into any material settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any method of Tax accounting or Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

(m) settle or compromise any suit, litigation, claim, action, proceeding, arbitration, mediation or investigation (i) described in items 1 through 15 of Section 3.9 of the Company Disclosure Schedule, (ii) with any Governmental Entity, including the FDA or (iii) any other suits, litigations, claims, actions, proceedings, arbitrations, mediations or investigations, other than, with respect to this clause (iii), (A) settlements or compromises where the amount paid in settlement or compromise, in each case, does not exceed $2 million, individually, or $10 million, in the aggregate, and which do not impose any material restrictions on the operations or businesses of the Company and its subsidiaries, taken as a whole or (B) withdrawals from litigation described in items 3 through 15 of Section 3.9 of the Company Disclosure Schedule, as disclosed in the Company’s SEC Reports, without making any material adverse substantive admissions or statements, or agreeing to any material restrictions on the operations or businesses of the Company and its subsidiaries, taken as a whole, in connection therewith;

(n) except for this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than with respect to or among wholly owned subsidiaries of the Company);

(o) effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local law, “WARN”) affecting in whole or in part any site of employment, facility, operating unit or Company Employee, without complying with all provisions of WARN, to the extent applicable;

(p) enter into any new line of business outside the Company’s and its subsidiaries’ existing three business segments; or

(q) authorize, commit or agree to take any of the foregoing actions.

Section 5.2 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Proxy Statement. As soon as reasonably practicable following the date of this Agreement (and in any event within fifteen (15) Business Days after the date hereof), the Company shall, with the assistance of Parent, prepare and file the Proxy Statement with the SEC. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and to have the Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall include any such comments reasonably proposed by Parent.

Section 6.2 Shareholders Meeting. The Company, acting through the Company Board (or a committee thereof), shall (i) as soon as reasonably practicable following confirmation by the SEC that it has no further comments on the Proxy Statement take all action necessary to set a record date for, duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement (the “Shareholders Meeting”); and (ii) subject to Section 6.5, include in the Proxy Statement the Company Recommendation and, use its reasonable best efforts to obtain the Company Requisite Vote. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to call, give notice of or convene the Shareholders Meeting or mail the Proxy Statement, in each case prior to the No-Shop Period Start Date; provided, that the Company shall cause the Proxy Statement to be mailed to the holders of Shares as of the record date established for the Shareholders Meeting as promptly as reasonably practicable; provided, that such record date shall be established no later than five (5) Business Days after the later of (x) the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement and (y) the No-Shop Period Start Date.

Section 6.3 Access to Information. From the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its subsidiaries to, afford the officers, employees, and representatives, including financing sources (provided, however, that financing sources may only be provided with material non-public information subject to customary confidentiality undertakings), of Parent reasonable access during normal business hours, consistent with applicable law, to their personnel, properties, offices, and other facilities and to all books and records as Parent, through its officers, employees or representatives, including financing sources, may from time to time reasonably request, including for purposes of facilitating post-Closing business planning (it being agreed, however, that the foregoing shall not permit Parent or its (or its affiliates’) officers, employees or representatives to conduct any environmental testing or sampling); provided that no investigation pursuant to this Section 6.3 shall affect or be deemed to modify, limit or supplement any representation or warranty made by the Company herein. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose any information or documents to the extent such access or disclosure would jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any law or binding agreement entered into prior to the date of this Agreement. To the extent reasonably practicable, the parties will make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 6.4 Confidentiality. Each of Parent and Merger Sub will hold and treat and will use reasonable best efforts to cause its officers, employees, agents and representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated April 14, 2011 among the Company, Apax Partners, L.P. and Apax Partners LLP (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms; provided that the execution of this Agreement by the Company shall constitute written consent by the Company pursuant to the Confidentiality Agreement to all actions by Parent, Merger Sub and their representatives permitted or contemplated by this Agreement. The Company agrees that Apax Partners, L.P. and Apax Partners LLP are express third party beneficiaries of each waiver to, or amendment of, the Confidentiality Agreement contained herein or contemplated hereby. Furthermore, the Company agrees that the Confidentiality Agreement is hereby amended to permit the inclusion of all existing or prospective equity investors, co-bidders, financing sources, outside agents and other advisors permitted under this Agreement in the term “Representative” as such term is defined therein; provided that Parent shall comply with Section 6.15(d) in connection with the engagement of any such persons; provided, further, that any such persons shall not be a Competing Business or beneficially own any equity interests or voting securities (including any equity interests or voting securities that may be acquired through the conversion or exchange of securities or the exercise of options, warrants or other rights) in excess of 10% of the outstanding stock of any Competing Business or any person engaged in any Competing Business.

Section 6.5 Acquisition Proposals; Go-Shop.

(a) Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the 40th calendar day after the date of this Agreement (the “Go-Shop Period”), the Company and its subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit, facilitate and encourage (publicly or otherwise) any inquiry or the making of any proposals or offers that could constitute Acquisition Proposals, including by way of providing access to non-public information to any person and its Representatives, its affiliates and its prospective equity and debt financing sources pursuant to (but only pursuant to) a confidentiality agreement that contains terms that are not materially less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal publicly or privately) (an “Acceptable Confidentiality Agreement”); provided that the Company shall promptly make available to Parent and Merger Sub (through an electronic data site or otherwise) any non-public information concerning the Company or its subsidiaries that the Company provides to any person given such access that was not previously made available to Parent or Merger Sub; provided further the Company and its subsidiaries and their respective Representatives shall withhold such portions of documents or information, or provide pursuant to customary “clean-room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information could reasonably be likely to be harmful to the operation of the Company in any material respect, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any persons or groups of persons and their Representatives, their affiliates and their prospective equity and debt financing sources with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. The Company agrees that it and its subsidiaries will not enter into any confidentiality agreement or other agreement with any person subsequent to the date hereof which prohibits the Company from providing any information to Parent and Merger Sub in accordance with this Section 6.5.

(b) No Solicitation or Negotiation. Except as expressly permitted by this Section 6.5 (including Section 6.5(c)) and except as may relate to any Excluded Party, the Company and its subsidiaries and their respective officers and directors shall, and the Company shall cause its and its subsidiaries’ other Representatives to, (i) at 12:00 a.m. (New York City time) on the 41st calendar day after the date of this Agreement (the “No-Shop Period Start Date”) immediately cease any solicitation, encouragement, discussions or negotiations (or any other actions permitted by Section 6.5(a)) with any persons that may be ongoing with respect to an Acquisition Proposal and request promptly thereafter that such persons return or destroy all confidential information concerning the Company and its subsidiaries provided by the Company or its subsidiaries or Representatives and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, not (A) initiate, solicit, knowingly facilitate or knowingly encourage (publicly or otherwise) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to an Acquisition Proposal or (B) engage or enter into, continue or otherwise participate in any discussions or negotiations with respect to, or provide any non-public information or data concerning the Company or its subsidiaries to any person relating to, or that could reasonably be expected to lead to, any Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate such inquiries, proposals, discussions or negotiations or any effort or attempt to make or effectuate an Acquisition Proposal.

(c) Conduct Following No-Shop Period Start Date. Notwithstanding anything in this Agreement to the contrary but subject to the last sentence of this Section 6.5(c), at any time following the No-Shop Period Start Date and prior to the time, but not after, the Company Requisite Vote is obtained, if the Company receives a written Acquisition Proposal from any person or group of persons (i) the Company and its Representatives may contact such person or group of persons solely to clarify the terms and conditions thereof, (ii) the Company and its Representatives may provide non-public information and data concerning the Company and its subsidiaries to such person or group of persons and their Representatives, their affiliates and their prospective equity and debt financing sources if the Company receives from such person an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly make available to Parent and Merger Sub (through an electronic data site or otherwise) any non-public information concerning the Company or its subsidiaries that the Company made available to any such person or group of persons and their Representatives, their affiliates and their prospective equity and debt financing sources if such information was not previously made available to Parent or Merger Sub; provided further the Company and its subsidiaries and their respective Representatives shall withhold such portions of documents or information, or provide pursuant to customary “clean-room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information could reasonably be likely to be harmful to the operation of the Company in any material respect and (iii) the Company and its Representatives may engage or participate in any discussions or negotiations with such person regarding such Acquisition Proposal, if prior to taking any action described in clauses (ii) or (iii) above, the Company Board determines in good faith (after consultation with its financial advisor and outside counsel) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal. For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.5(a) with respect to any Excluded Parties, including with respect to any amended proposal that is more favorable to the Company’s shareholders from a financial point of view than the transaction contemplated by this Agreement and submitted by any Excluded Parties following the No-Shop Period Start Date, and the restrictions in Section 6.5(b) shall not apply with respect thereto; provided that the provisions of Sections 6.5(e), (g), (h) and (i) shall apply.

(d) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means any bona fide inquiry, proposal or offer from any person or group of persons other than Parent or one of its subsidiaries for, in one transaction or a series of related transactions, (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company, (B) the acquisition in any manner, directly or indirectly, of 20% or more of the equity securities (or securities convertible into 20% or more of the equity securities) or consolidated total assets of the Company and its subsidiaries, (C) any tender offer or exchange offer that, if consummated, would result in any person, directly or indirectly, beneficially owning 20% or more of the equity securities (or securities convertible into 20% or more of the equity securities) of the Company or (D) any combination of the foregoing, in each case other than the Merger.

(ii) “Excluded Party” means any person or group of persons (including, with respect thereto, their Representatives, their affiliates and their prospective equity and debt financing sources) from whom the Company has received during the Go-Shop Period a written Acquisition Proposal that the Company Board determines in its good faith judgment prior to the No-Shop Period Start Date, after consultation with the Company’s financial advisor and outside counsel, is, or would reasonably be expected to result in, a Superior Proposal; provided that any such person or group of persons shall cease to be an Excluded Party when the ultimate equityholder(s) of such person and the other persons who were members of such group of persons, if any, as of the No-Shop Period Start Date, cease to provide (directly or indirectly) in the aggregate at least 50% of the equity financing (measured by voting power and value) of such person or group at any time following the No-Shop Period Start Date and the Company receives actual notice (or obtains actual knowledge (as defined in Section 9.3)) thereof.

(iii) “Superior Proposal” means a written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%), that the Company Board has determined in its good faith judgment, after consultation with the Company’s financial advisor and outside counsel (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the financing terms thereof) and regulatory aspects of the proposal and the person making the proposal and (B) would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement (taking into account the conditionality and the timing and likelihood of consummation as compared to the transactions contemplated hereby and after giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to Section 6.5(h)).

(e) No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 6.5(e), the Company Board shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation, adopt, approve or recommend (publicly or otherwise) any Acquisition Proposal, fail to include the Company Recommendation in the Proxy Statement or fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal (any such action, a “Change of Recommendation”); or

(ii) except if it concurrently terminates this Agreement pursuant to Section 8.3(a) and immediately prior to or concurrently with such termination pays to Parent or its designees in immediately available funds any fees required to be paid pursuant to Section 8.5, cause or permit the Company to enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.5(a) or Section 6.5(c)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal or requiring the Company to abandon, terminate, breach or fail to consummate the transactions contemplated by this Agreement.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, so long as none of the Company, its subsidiaries or their Representatives have breached in any material respect this Section 6.5, the Company Board may (x) effect a Change of Recommendation in response to an Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisor and outside counsel) is a Superior Proposal (including any Superior Proposal made by an Excluded Party) made after the date hereof (giving effect to all of the adjustments to be offered to Parent pursuant to Section 6.5(h)), (y) terminate this Agreement under Section 8.3(a) if the Company Board determines in good faith (after consultation with its financial advisor and outside counsel) that the

Acquisition Proposal that is the subject of the Alternative Acquisition Agreement is a Superior Proposal or (z) effect a Change of Recommendation if developments, circumstances or occurrences that materially improve the financial condition, results of operations or prospects of the Company or its subsidiaries that were neither known by the Company as of the date hereof nor reasonably expected by the Company to occur as of the date hereof and do not relate to (1) any Acquisition Proposal, (2) any developments, circumstances or occurrences relating to the Investors, Parent, Merger Sub or any of their affiliates as a result of this Agreement, (3) clearance of the Merger under the HSR Act or any Foreign Merger Control Laws or (4) the fact, in each case in and of itself, that the Company meets or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period ending on or after the date hereof, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (provided, that the developments, circumstances, facts or occurrences giving rise to or contributing to such material improvement or improvements may be taken into account in the determination under this clause (4)) (an “External Event”) become known and as a result of such development, circumstance or occurrence that materially improves the financial condition, results of operations or prospects of the Company or its subsidiaries, the Company Board determines in good faith, after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

(f) Certain Permitted Disclosure. Nothing contained in this Section 6.5 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under United States federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders) or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company); provided that the Company publicly states that there has been no change in the Company Recommendation in such disclosure.

(g) Notice. Within two (2) Business Days following the No-Shop Period Start Date, the Company shall notify Parent of the number and identity of Excluded Parties and provide Parent with a written summary of the material terms and conditions of any Acquisition Proposal received from an Excluded Party that was not in writing (which material terms and conditions pursuant to such oral Acquisition Proposal shall include the identity of the person or group of persons making such Acquisition Proposal) and, if applicable, copies of all documents relating to any Acquisition Proposal received from an Excluded Party. From and after the No-Shop Period Start Date, the Company agrees that it will promptly (and, in any event, within two (2) Business Days) notify Parent if any Acquisition Proposal is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers if such proposals or offers were not made in writing (which material terms and conditions pursuant to such oral Acquisition Proposal shall include the identity of the person or group of persons making such Acquisition Proposal) and, if applicable, copies of all documents relating thereto, including requests, proposals or offers and proposed agreements and thereafter shall keep Parent reasonably informed of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any related discussions or negotiations.

(h) The Company shall not be entitled to effect a Change of Recommendation with respect to a Superior Proposal or to terminate this Agreement under Section 8.3(a) unless (i) none of the Company, its subsidiaries or their Representatives have breached in any material respect this Section 6.5, (ii) the Company has provided a written notice (a “Notice of Superior Proposal”) to Parent and Merger Sub that the Company intends to take such action and, if the Superior Proposal was not made in writing, a description of the material terms and conditions of the Superior Proposal that is the basis of such action and, if applicable, copies of all documents relating thereto (including the identity of the person making such proposal) including any related financing commitments, (iii) during the three (3) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger

Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing Commitments so that such Superior Proposal ceases to constitute a Superior Proposal and (iv) following the end of such three (3) Business Day period, the Company Board shall have determined in good faith after consultation with its financial advisor and outside counsel, taking into account any changes to this Agreement and the Financing Commitments proposed by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.5(h); provided, however, that references herein to the three (3) Business Day period shall be deemed to be references to a two (2) Business Day period with respect thereto. The Company shall not be entitled to effect a Change of Recommendation with respect to an External Event unless (i) none of the Company, its subsidiaries or their Representatives have breached in any material respect this Section 6.5, (ii) the Company has provided a written notice (the “Notice of External Event”) to Parent and Merger Sub that it will take such action and describing in detail such External Event, (iii) during the three (3) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of External Event, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to make such Change of Recommendation would no longer be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law and (iv) following the end of the three (3) Business Day period, the Company Board shall have determined in good faith after consultation with outside counsel, taking into account any changes to this Agreement proposed by Parent and Merger Sub in response to the notice, that failure to make a Change of Recommendation with respect to such External Event would still be inconsistent with its fiduciary duties under applicable law. Any material change to the developments, circumstances or occurrences relating to such External Event shall require a new Notice of External Event and the Company shall be required to comply again with the requirements of this Section 6.5(h).

(i) The obligations of the Company under this Agreement, including to establish a record date for, duly call, give notice of, convene and hold the Shareholders Meeting shall not be affected by a Change of Recommendation unless this Agreement has been terminated pursuant to Section 8.3.

Section 6.6 Employment and Employee Benefits Matters.

(a) Parent shall cause the Surviving Corporation and each of its subsidiaries to maintain for Company Employees, for the period commencing at the Effective Time and ending on the first anniversary of the Effective Time: (i) annual cash compensation levels (such term to mean (A) annual rate of cash base salary and wage rates, as applicable and (B) target annual cash incentive opportunities that are no less favorable in the aggregate than such annual rates of base salary and wage rates, as applicable and such target annual cash incentive compensation opportunities maintained for and provided to Company Employees immediately prior to the Effective Time) and (ii) health and welfare benefits and retirement benefits provided under Company Plans (excluding, for the avoidance of doubt, equity compensation), that in the aggregate are no less favorable than, such health and welfare benefits, and retirement benefits maintained for and provided to Company Employees immediately prior to the Effective Time.

(b) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility, participation, vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans, to the extent this credit would result in a duplication of benefits for the same period of service), under any employee compensation and incentive plans, benefit (including vacation but excluding for purposes of any equity incentive compensation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA, regardless as to whether or not such Parent Plan is subject to ERISA), Parent or its subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its subsidiaries in the plan year in which the Effective Time occurs.

(c) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, honor the Company Plans in accordance with their terms, including any severance and retention plans and agreements, subject to the Parent’s ability to amend any provisions or terminate any Company Plan consistent with the applicable Company Plan.

(d) This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Section 6.6, express or implied, (i) is intended to confer on any person (including any Company Employee) or entity, other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement and (ii) shall constitute an amendment to any Company Plan.

Section 6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any employee may have under any employment agreement or Company Plan as in effect on the date hereof and which has previously been made available to Parent, from the Effective Time, Parent shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company or any of its subsidiaries (including any employee who serves as a fiduciary of a Company Plan) (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, based on or arising out of, or pertaining to, in whole or in part, (x) the fact that an Indemnified Party is or was an officer or director of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, (y) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby) or (z) actions or omissions by an Indemnified Party taken at the request of the Company or any of its subsidiaries, in each case, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (A) each Indemnified Party will be entitled to advancement of expenses (including fees and expenses of legal counsel) incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification pursuant to this Section 6.7, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes a release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b) The articles of incorporation and bylaws of the Surviving Corporation shall, to the extent permitted by law, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Articles of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals.

(c) For a period of six (6) years after the Effective Time, with respect to claims asserted arising from or related to facts, events, acts and/or omissions which occurred or were committed or allegedly occurred or were committed at or before the Effective Time, Parent shall cause to be maintained, at Parent’s option: (i) the current policies of directors’ and officers’ liability insurance maintained by the Company; (ii) a directors’ and officers’ liability “tail” or “runoff” insurance program, with an aggregate coverage limit over the term of such program in an amount not to exceed the unimpaired annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects substantially comparable to such existing coverage or (iii) such other policies of directors’ and officers’ liability insurance with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous as those set forth in the current policies of directors’ and officers’ liability insurance maintained by the Company; provided, however, that Parent shall not be obligated to make a premium payment for such insurance to the extent such premium exceeds 250% of the annual premiums paid as of the date hereof by the Company for such insurance, which annual premiums paid are set forth on Section 6.7(c) of the Company Disclosure Schedule (such 250% amount, the “Base Premium”); provided further, if such insurance coverage cannot be obtained at all, or can only be obtained at a premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance reasonably available for an annual premium equal to the Base Premium.

(d) If Parent does not elect to purchase a “tail” policy, the Company may, at its option, prior to the Effective Time and in lieu of the foregoing insurance coverage, purchase a six (6) year “tail” policy providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured as the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that the Company shall not, without Parent’s consent, make a premium payment for such insurance to the extent such premium exceeds the Base Premium.

(e) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions and benefits of this Section 6.7 shall continue in full force and effect until the final disposition of such claim, action, suit proceeding or investigation.

(f) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.7; provided that such Indemnified Parties make an undertaking to repay such expenses if it is determined that they were not entitled to indemnification or expense reimbursement under this Section 6.7. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(g) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.7.

Section 6.8 Further Action; Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable (including under any Antitrust Law or Foreign Merger Control Law, including in connection with any filing relating to CFIUS, and including obtaining all approvals, consents, waivers of any third party necessary, proper or advisable) to consummate the transactions contemplated by this Agreement as soon as practicable, (ii) do all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable, including: (A) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or approval, or expiration of any applicable waiting period under, the HSR Act, any applicable Antitrust Law or any applicable Foreign Merger Control Law or with respect to CFIUS and (B) using reasonable best efforts to defend all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger and (iii) resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law or Foreign Merger Control Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Parent or Merger Sub be obligated pursuant to this Agreement to, and the Company shall not without the written consent of Parent, divest or hold separate any assets or to take or commit to take any action which would be reasonably likely to (i) materially adversely impact the benefits expected to be derived by Parent, as a result of the transactions contemplated by this Agreement or (ii) impose material limitations on Parent’s ownership or operation (or that of any of Parent’s subsidiaries or affiliates) of all or a material portion of the Company’s business or assets.

(b) In furtherance and not in limitation of the provisions of Section 6.8(a), each of the parties, as applicable, agrees to prepare and file as promptly as reasonably practicable, (A) and in any event by no later than fifteen (15) Business Days from the date of this Agreement (i) an appropriate Notification and Report Form pursuant to the HSR Act, (ii) an appropriate notification form pursuant to the requirements of the Canadian Competition Act, as amended and (iii) an appropriate notification form pursuant to the requirements of Brazil Antitrust Law of June 11, 1994, as amended, and any regulations and resolutions promulgated in connection therewith, and (iv) any draft filings, notifications or reports required under the EUMR and (B) to the extent required, any initial filings, notifications or reports required under the jurisdictions set forth on Section 7.1(b) of the Company Disclosure Schedule. Parent shall pay all filing fees for the filings required under the HSR Act by the Company and Parent.

(c) The parties shall keep each other apprised of the status of significant matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law or Foreign Merger Control Law and coordinating with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all material communications with such Governmental Entities. In particular, to the extent permitted by law or Governmental Entity, no party will make any material notification to any Governmental Entity in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing, to the extent permitted by law, to the other party all necessary information that the other party may reasonably request in connection with filings required to be made by such other party under Antitrust Laws and Foreign Merger Control Laws; and

(iii) promptly notifying each other of any material communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by law or Governmental Entity that each of the parties is given the opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement.

(d) Parent will, as promptly as practicable after the date hereof, commence discussions with the CFIUS staff regarding the transactions contemplated by this Agreement, and Parent and the Company will as promptly as practicable after the date hereof cooperate to prepare the notice pursuant to the Exon-Florio Amendment to be used if Parent deems such filing necessary. For the avoidance of doubt, Parent and the Company shall commence preparation of such notice prior to receipt of or any guidance on a final determination, if any, from the CFIUS staff, and, so long as the Company timely provides all reasonable cooperation in connection therewith, including providing all information reasonably necessary for the preparation of a draft joint notice, Parent shall within twenty (20) Business Days of the date hereof either (i) provide the initial draft joint notice pursuant to the Exon-Florio Amendment to the CFIUS staff, if Parent deems such filing necessary or (ii) notify the Company that it does not deem such filing necessary.

(e) The Company shall give prompt notice to Parent and Merger Sub, and copies of any correspondence to or from the FDA, any Foreign Regulatory Entity or Healthcare Governmental Entity containing substantive, factual or legal issues that relate to the compliance status of the Company or any of its subsidiaries and/or any of their respective products or otherwise provide the other party with reasonable information or respond to reasonable requests for information with respect to such matters. The Company shall give due consideration, following reasonable prior notice to Parent, to any advice from Parent as to how to respond to any material correspondence from the FDA, any Foreign Regulatory Entity or Healthcare Governmental Entity or with respect to any other material submissions to any of the foregoing. If the Company is invited to participate in any meeting with the FDA with respect to the letter received on May 5, 2011, any warning letter, untitled letter, notice of violation letter, FDA establishment inspection close-out, recall, or any enforcement action initiated by FDA, or invited to participate in any meeting with any Foreign Regulatory Entity pertaining to similar matters, then the Company shall give Parent reasonable prior notice of such meeting and invite one outside representative of Parent (designated by Parent and who is qualified as a subject matter expert reasonably acceptable to the Company) to attend such meeting unless prohibited by the FDA or such Foreign Regulatory Entity. The Company will (i) cooperate with, and provide reasonable access to, Parent’s representative for purposes of reviewing and assessing the Company’s FDA and Healthcare Law compliance programs and procedures, (ii) give due consideration to any resulting recommendations provided by Parent’s representative and (iii) use its reasonable best efforts to implement any such recommendations that it considers, in its own good faith judgment, to be advisable.

(f) Notwithstanding the foregoing provisions of this Section 6.8, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

Section 6.9 Public Announcements. The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree that the initial press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Notwithstanding the foregoing, nothing in this Section 6.9 shall limit the Company’s or the Company Board’s rights to make public statements about its actions under Section 6.5 without prior consultation.

Section 6.10 Anti-Takeover Statutes. If the restrictive provisions of any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, the Company and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.11 Notification of Certain Matters; Shareholder Litigation.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby and (ii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. The parties agree and acknowledge that the Company’s, on the one hand, and Parent’s on the other hand, compliance or failure of compliance with this Section 6.11 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), respectively, shall have been satisfied.

(b) Without limiting the foregoing, in the event that any shareholder or derivative suit, action, litigation or claim related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the knowledge of the Company, threatened in writing, against the Company and/or the members of the Company Board prior to the Effective Time, the Company shall promptly notify Parent of any such suit, litigation or claim and shall keep Parent reasonably informed with respect to the status thereof. The Company shall reasonably consult with Parent with respect to the defense or settlement of any such suit, litigation or claim, and no settlement thereof shall be agreed to without Parent’s prior written consent.

Section 6.12 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13 Treatment of Notes; Credit Agreement.

(a) Prior to the Effective Time, the Company shall take all necessary actions (i) in accordance with the terms of the Indenture dated as of April 21, 2008, between the Company, KCI USA, Inc., and U.S. Bank National Association, as trustee, as amended or supplemented to the date of this Agreement (the “Convertible Notes Indenture”), including the giving of any notices that may be required in connection with any repurchases or conversions of Convertible Notes occurring as a result of the transactions contemplated by this Agreement constituting a “Fundamental Change” and/or “Make-Whole Fundamental Change” as such terms are defined in the Convertible Notes Indenture, and delivery of any supplemental indentures, legal opinions, officers certificates or other documents or instruments required in connection with the consummation of the Merger and (ii) to facilitate the settlement of the Call Options and Warrants. The Company shall ensure compliance with and discharge of the obligations of the Company and its subsidiaries under the Convertible Notes Indenture in accordance with the terms thereof, including the provision that, at the Effective Time, each outstanding Convertible Note shall no longer be convertible into shares of Company Common Stock and shall be convertible solely into the Merger Consideration and other payments under this Agreement that the holder of such

Convertible Note would have been entitled to receive pursuant to the Merger if such holder had converted such Convertible Note immediately prior to the Effective Time in connection with a “Fundamental Change” and/or “Make-Whole Fundamental Change” (as such terms are defined in the Convertible Notes Indenture).

(b) At or immediately prior to the Effective Time, the Company shall deliver to Parent copies of a payoff letter (subject to delivery of funds as arranged by Parent), in commercially reasonable form, from the administrative agent under the Credit Agreement and shall make arrangements for the release of all Liens and other security over the Company’s and its subsidiaries’ properties and assets securing its obligations under the Credit Agreement, together with the return of any collateral in the possession of the administrative agent or the collateral agent, at or as soon as practicable following the Effective Time (subject to delivery of funds as arranged by Parent).

(c) Whether or not the payoff of the Credit Agreement occurs pursuant to this Agreement, Parent shall promptly, upon request by the Company, reimburse the Company for all documented reasonable out of pocket costs and expenses (including reasonable attorneys’ fees and the fees of any dealer manager, information agent, depositary or other agent retained in connection with this Agreement) incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries contemplated by this Section 6.13. Without duplication of any amounts to be reimbursed by Parent pursuant to the immediately foregoing sentence, if the Closing does not occur, Parent shall indemnify and hold harmless the Company, its subsidiaries and their respective officers, advisors and Representatives from and against any and all losses suffered or incurred by any of them in connection with their cooperation with Parent as contemplated by this Section 6.13.

Section 6.14 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.15 Financing.

(a) Parent and Merger Sub acknowledge and agree that their obligations to consummate the Closing are not subject to a financing condition under Article VII.

(b) Parent shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under the Debt Financing Commitments without the prior written consent of the Company if such amendments, modifications or waivers would reasonably be expected to (x) reduce the aggregate amount of the Debt Financing below the amount required to consummate the Merger and repay or refinance the debt contemplated in this Agreement or the Financing Commitments including all fees and expenses related in each case thereto or (y) impose new or additional conditions to the receipt of the Debt Financing that would reasonably be expected to (1) expand in any material respect the conditions precedent or contingencies to the funding at Closing or prevent or materially delay the consummation of the transactions contemplated by this Agreement or (2) materially adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Commitments (provided, that, subject to Section 6.15(d), for the avoidance of doubt, Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities, if the addition of such additional parties, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impair the availability of the financing under the Debt Financing Commitments or the consummation of the transactions contemplated by this Agreement). Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in or contemplated by the Debt Financing Commitments, including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitments, (ii) satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions and covenants applicable to Parent and Merger Sub in the Debt Financing Commitments (including by consummating the financing pursuant to the terms of the Equity Financing Commitments) and otherwise comply with its obligations thereunder, (iii) enter into definitive agreements with respect thereto (such definitive agreements being referred to as the “Debt Financing Agreements”) on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitments (or terms and conditions no less favorable, in the aggregate, to Parent and Merger Sub (in the reasonable judgment of Parent) than the terms and conditions in the Debt Financing Commitments), (iv) in the event that all conditions in the Debt Financing Commitments (other than the availability or funding of any Equity Financing) have been satisfied, consummate the Debt Financing at or prior to Closing, (v) enforce its rights under the Debt Financing Commitments and (vi) in the event that all conditions in the Debt Financing Commitments (other than the availability or funding of any Equity Financing) have been satisfied, cause the lenders and other persons providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Merger and the other transactions contemplated hereby. Parent shall (x) furnish to the Company complete, correct and executed copies of the Debt Financing Agreements, (y) give the Company prompt notice of any material breach by any party of any of the Financing Commitments or the Debt Financing Agreements of which Parent or Merger Sub becomes aware or any termination thereof and (z) upon the Company’s request, otherwise keep the Company reasonably informed of the status of Parent’s and Merger Sub’s efforts to arrange the Financing (or any replacement thereof). If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) or from sources contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange and obtain alternative debt financing from alternative debt sources in an amount sufficient to consummate the transactions contemplated by this Agreement upon terms and conditions not less favorable, taken as a whole, to Parent and Merger Sub (in the reasonable judgment of Parent) than those in the Debt Financing Commitments as promptly as practicable following the occurrence of such event, including using reasonable best efforts to enter into definitive agreements with respect thereto. For the avoidance of doubt, in no event shall any Investor be required to provide any financing other than equity financing, which equity shall in no event exceed the amount set forth in its respective Equity Financing Commitments, and in no event shall Parent or Merger Sub be required to (i) seek or obtain equity financing other than the Equity Financing or (ii) pay any fees in excess of those contemplated by the Debt Financing Commitments, or agree to any “market flex” term less favorable to Parent, Merger Sub or the Surviving Corporation than such corresponding market flex term contained in or contemplated by the Debt Financing Commitments (in either case, whether to secure waiver of any conditions contained therein or otherwise). For purposes of this Agreement, “Marketing Period” shall mean the first period of twenty (20) consecutive Business Days throughout which (x) Parent shall have all of the Required Financial Information and during which period such information shall remain compliant in all material respects at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act, provided, that if the Company shall in good faith reasonably believe it has provided the Required Financial Information, it may deliver to Parent a written notice (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with clause (x) above unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information (or Parent cannot confirm whether the Company has completed the delivery of the Required Financial Information) and within five (5) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating, to the extent reasonably practicable, which Required Financial Information the Company has not delivered) and (y) the conditions set forth in Section 7.1 and 7.2(c) shall be satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the other conditions set forth in Section 7.2 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided that if all the conditions set forth in the foregoing clauses (x) and (y) have been satisfied (and continue to be satisfied throughout the twenty (20) consecutive Business Day period), except that the condition set forth in Section 7.1(a) has not been satisfied because the Shareholders Meeting has not yet been held, then the Marketing Period shall commence on the date that is fifteen (15) Business Days prior to the date of the Shareholders Meeting (but, for the avoidance of doubt, shall not end prior to the date that is twenty (20) consecutive Business Days following the commencement of such Marketing Period) provided that there have been no Acquisition Proposals publicly announced (and not publicly withdrawn) as of such time; provided further that if the Marketing Period would not end on or prior to August 19, 2011, the Marketing Period shall commence no earlier than September 6, 2011; provided further that if the Marketing Period would not end on or prior to December 20, 2011, the Marketing Period shall commence no earlier than January 2, 2012; provided further that the Marketing Period will not be deemed to have commenced if prior to the completion of the Marketing Period, (w) the Company’s auditors shall have withdrawn their audit opinion contained in the SEC Reports or the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by the Company’s auditors or another independent public accounting firm reasonably acceptable to Parent, (x) the financial statements included in the Required Financial Information that is available to Parent on the first day of the Marketing Period would not be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new twenty (20) consecutive Business Day period, (y) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant SEC Report or SEC Reports have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP or (z) the Company shall have been delinquent in filing any Quarterly Report on Form 10-Q, in which case the Marketing Period will not be deemed to commence unless and until all such delinquencies have been cured; provided that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is obtained.

(c) Prior to the Closing, the Company shall and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause its respective Representatives to, provide to Parent and Merger Sub, at Parent’s sole expense, all reasonable cooperation reasonably requested by Parent that is necessary in connection with the Financing, including (i) furnishing Parent and Merger Sub and their Financing sources the unaudited consolidated balance sheet of the Company and its subsidiaries and the related statements of income, change in equity and cash flows as of the end of any quarterly period ending after the execution of this Agreement all Company information, financial statements and financial data of the type required in registration statements on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act and of a type and form customarily included in private placements pursuant to Rule 144A under the Securities Act for financings similar to the Financing and subject to exceptions customary for such financings (including, to the extent applicable with respect to such financial statements, the report of the Company’s auditors thereon and including customary “Risk Factors”, “Unaudited Pro Forma Consolidated Financial Information”, “Selected Historical Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Management” and “Certain Relationships and Related Party Transactions” sections of such offering memorandum or other offering document) and including audited financial statements as of December 31, 2009 and 2010, and for each of the fiscal years in the three-year period ended December 31, 2010) and including the other financial data and financial information of the Company and its subsidiaries that are required under Sections 9 and 10 of Exhibit E to the Debt Financing Commitment, and customary pro forma financial statements (information required to be delivered pursuant to this clause (i) being referred to as, the “Required Financial Information”), (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, (iii) assisting with the preparation of customary materials for rating agency presentations, bank information memoranda, offering documents, private placement memoranda and similar documents required in connection with the Financing (including requesting any consents of accountants for use of their reports in any materials relating to the Financing and the delivery of one or more customary representation letters), (iv) using reasonable best efforts to obtain accountants’ comfort letters and legal opinions as reasonably requested by Parent and facilitate the pledging of collateral in connection with the Financing, including, executing and delivering any customary pledge and security documents (including security documents to be filed with the United States Copyright Office and the United States Patent and Trademark Office to register copyrights, patents and trademarks, as applicable, of the Company and its subsidiaries to the extent required in connection with the Financing), currency or interest hedging arrangements or other definitive financing documents or other certificates, legal opinions, surveys, title insurance and documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency matters as of the Closing, on a pro forma basis), (v) causing the taking of corporate actions (subject to the occurrence of the Closing) by the Company and its subsidiaries reasonably necessary to permit the completion of the Financing, (vi) facilitating the execution and delivery at the Closing of definitive documents related to the Financing on the terms contemplated by the Debt Financing Commitments, (vii) cooperating with consultants or others engaged to undertake field examinations and appraisals, including furnishing information to such persons in respect of accounts receivable, inventory and other applicable assets, (viii) providing to the Financing sources all documentation and other information reasonably requested by such Financing sources that such Financing sources reasonably determine is required by regulatory authorities with respect to the Company under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, (ix) ensuring that any efforts to syndicate the Debt Financing benefit materially from the Company’s existing lending and investment banking relationships, (x) assisting Parent in connection with its amendment of any of the Company’s or its subsidiaries’ hedging, swap or derivative arrangements on terms satisfactory to Parent and (xi) cooperating in procuring, prior to the date that is twenty (20) consecutive Business Days prior to the Closing Date, corporate and facilities ratings for the Debt Financing; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries. None of the Company or any of its subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing, prior to the Effective Time, unless such action is contingent upon the Closing. If the Closing does not occur, Parent shall indemnify and hold harmless the Company, its subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.15(c)) and any information utilized in connection therewith (other than historical information relating to the Company or its subsidiaries or other information furnished by or on behalf of the Company or its subsidiaries). Prior to the Closing, Parent shall from time to time, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with this Section 6.15(c). The Company hereby consents to the reasonable use of the Company’s and its subsidiaries’ logos in connection with the Financing, provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries.

(d) In no event shall Parent or any of its subsidiaries or affiliates (for purposes of this Section 6.15(d), affiliates shall be deemed to include each direct or indirect investor in Parent) taking action on behalf of or at the direction of any Investor, Parent or Merger Sub, enter into any agreement from and after the date hereof to (i) award any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger or the transactions contemplated hereby or (ii) prohibit or seek to prohibit any bank or investment bank or other potential provider of debt financing, from providing or seeking to provide debt financing or financial advisory services to any person in connection with a transaction relating to the Company or its subsidiaries in connection with the Merger or the other transactions contemplated hereby.

Section 6.16 Stock Exchange Delisting; De-Registration. The Company shall take all such actions reasonably required prior to the Effective Time to cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote in accordance with applicable law and the Articles of Incorporation and Bylaws of the Company.

(b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained; (ii) the European Commission shall have granted its approval under Council Regulation (EC) No 139/2004 of January 2004 on the control of concentrations between undertakings (“EUMR”) applicable to the consummation of the Merger; provided that if the European Commission has adopted a decision under Article 9 of the EUMR to refer the Merger in whole or in part to any competent authority of any Member State of the European Union or of the European Economic Area, all such competent authorities in each Member State of the European Union or of the European Economic Area to which the whole or part of the Merger has been referred shall have approved the Merger, or the applicable waiting periods in respect of the Merger shall have expired or been earlier terminated; (iii) if necessary, the Canadian Competition Bureau shall have granted its approval under the Canadian Competition Act, as amended and (iv) if necessary, all consents required under any other Foreign Merger Control Law of the jurisdictions set forth on Section 7.1(b) of the Company Disclosure Schedule shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

(c) Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, injunction, judgment or ruling (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal consummation of the Merger (collectively, an “Order”).

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.4, 3.8(b), 3.16, 3.21 and 3.22 of this Agreement shall be true and correct as of the Closing Date as though made on and as of such date, (ii) the representations and warranties of the Company set forth in the first, third and last sentences of Section 3.3(b) shall be true and correct in all material respects as of the Closing Date as though made on and as of such date, (iii) the representations and warranties of the Company set forth in Section 3.3(a) shall be true and correct in all respects, except for de minimis inaccuracy, as of the Closing Date and (iv) the other representations and warranties set forth in this Agreement (without giving effect to any materiality or “Material Adverse Effect” qualifications therein) shall be true and correct in all respects as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) CFIUS. If, following any discussions between Parent and CFIUS staff regarding the transactions contemplated by this Agreement, Parent determines that it is desirable for the parties to file a notice pursuant to the Exon-Florio Amendment, any review by CFIUS shall have concluded, the President of the United States of America shall not have taken action to block or prevent the consummation of the transactions contemplated by this Agreement and no requirements or conditions to mitigate any national security concerns shall have been imposed, which requirements or conditions would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

Section 7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of such date, except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the respective boards of directors of either Parent or the Company if:

(a) the Merger shall not have been consummated by 11:59 p.m., New York City time on January 30, 2012 (such date, the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

(b) the Shareholders Meeting shall have been held and completed and approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a) shall not have been obtained at such Shareholders Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a); or

(c) any Order restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable.

Section 8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by written notice of the Company by action of the Company Board:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, including Section 6.5, to enter into one or more Alternative Acquisition Agreements with respect to a Superior Proposal, (ii) immediately prior to or concurrently with the termination of this Agreement the Company, subject to complying with the terms of this Agreement, including Section 6.5, enters into one or more Alternative Acquisition Agreements with respect to a Superior Proposal and (iii) the Company immediately prior to or concurrently with such termination pays to Parent or its designees in immediately available funds any fees required to be paid pursuant to Section 8.5;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall be untrue, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable prior to the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if it is then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.2(a) or 7.2(b) not to be capable of being satisfied; or

(c) if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at the Closing), (ii) the Company has confirmed by written notice to Parent of its intention to terminate this Agreement pursuant to this Section 8.3(c) if Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement when required pursuant to Section 1.2 and (iii) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within three (3) Business Days of the date the Closing should have occurred pursuant to Section 1.2 and the Company stood ready, willing and able to consummate the Merger through the end of such three (3) Business Day period (for the avoidance of doubt, it being understood during such three (3) Business Day period, Parent shall not be entitled to terminate this Agreement pursuant to Section 8.2(a)).

Section 8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of Parent if (a) the Company Board (i) shall have made a Change of Recommendation (whether or not in compliance with Section 6.5), (ii) fails to publicly recommend against a publicly announced Acquisition Proposal, following a request to do so by Parent, by the later to occur of five (5) Business Days prior to the date of the Shareholders Meeting (as such date may have been adjourned or postponed) and five (5) Business Days following such request by Parent (or such shorter period as may exist between the date of the Acquisition Proposal and the date of the Shareholders Meeting), (iii) fails to publicly reaffirm its recommendation of this Agreement within five (5) Business Days after Parent so requests in writing or (iv) shall have publicly announced its intention to do any of the foregoing, (b) the Company enters into an Alternative Acquisition Agreement or (c) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall be untrue, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach is not curable prior to the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this clause (c) if Parent is then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.3(a) or 7.3(b) not to be capable of being satisfied.

Section 8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any person on the part of any party hereto (or of any of its subsidiaries, officers or directors or any Parent Related Party); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein and subject to Section 8.5(d) (including the limitation on liability set forth therein), no such termination shall relieve any party hereto of any liability for damages to the other party hereto resulting from willful and intentional breach of this Agreement and (ii) the provisions set forth in Section 6.13(c), Section 6.15(c), this Section 8.5 and Article IX, the Confidentiality Agreement and the Equity Financing Commitments (to the extent set forth therein) shall survive the termination of this Agreement. For purposes of this Agreement, “willful and intentional breach” shall mean a material breach that is a consequence of an omission by, or act undertaken by or caused by, the breaching party with the knowledge (actual or constructive) that the omission or taking or causing of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) In the event that:

(i) (x) this Agreement is terminated pursuant to Section 8.2(a), Section 8.2(b) or Section 8.4(c), (y) any person shall have publicly announced or otherwise communicated (which communication, for purposes of a termination pursuant to Section 8.2(b) of the preceding clause (x) only, shall be public) to the Company Board or the Company’s shareholders an Acquisition Proposal after the date of this Agreement but prior to such termination, which Acquisition Proposal had not been publicly withdrawn prior to (1) the termination of this Agreement (in connection with a termination pursuant to Section 8.2(a) or Section 8.4(c) of the preceding clause (x)) or (2) the Shareholders Meeting (in connection with a termination pursuant to Section 8.2(b) of the preceding clause (x)), and (z) prior to or within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal or consummated any Acquisition Proposal (in each case whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (y)) (provided that for purposes of this Section 8.5(b)(i), the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) or 8.4(b) (or is terminated by the Company at a time when this Agreement was terminable pursuant to Section 8.4(a) or 8.4(b)); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a);

then the Company shall (A) in the case of clause (i) above, concurrently with the occurrence of the applicable event, (B) in the case of clause (ii) above, no later than three (3) Business Days after the date of such termination and (C) in the case of clause (iii) above, immediately prior to or concurrently with such termination, pay Parent or its designee the Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” shall mean (1) an amount equal to $51,800,000 if the Termination Fee becomes payable in connection with the Company entering into an Alternative Acquisition Agreement with an Excluded Party and (2) an amount equal to $155,400,000 in all other circumstances.

(c) In the event that this Agreement is terminated:

(x) by the Company pursuant to Section 8.3(b) and, at such time, all of the conditions set forth in Section 7.1 and 7.2 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing) and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement when the Closing should have occurred pursuant to Section 1.2, or (y) by the Company pursuant to Section 8.3(c), then Parent shall, within three (3) Business Days after the date of such termination, pay or cause to be paid to the Company an amount equal to $317,200,000 (the “Parent Fee”) by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion).

It is agreed that the Parent Fee is liquidated damages and not a penalty, and the payment of the Parent Fee in the circumstances specified herein is supported by due and sufficient consideration.

(d) The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or

Parent fails to promptly pay the amount due pursuant to Section 8.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.5(c) or any portion thereof, the Company shall pay to Parent’s or Merger Sub’s designee, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, (x) the Company’s right to terminate this Agreement and receive the Parent Fee pursuant to this Section 8.5 (including the right to enforce the Equity Financing Commitments with respect thereto) shall, upon full payment to the Company of the Parent Fee, be the sole and exclusive remedy of the Company and its affiliates against Parent, Merger Sub, the Investors, the financing sources under the Debt Financing Commitments and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, affiliated (or commonly advised) funds, employees, representatives, assignees or agents (“Parent Related Parties”) for any loss suffered as a result of any breach of any representation, covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith (provided that, for the avoidance of doubt, the parties acknowledge that the foregoing with respect to oral representations in no way limits Section 3.27 or 9.5), in each case, in any circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Fee pursuant to this Section 8.5 and upon payment of such amounts, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that such parties shall remain obligated for, and the Company and its subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement and any reimbursement obligations of Parent pursuant to the first sentence of this Section 8.5(d)), the Equity Financing Commitments or in respect of oral representations made or alleged to be made in connection herewith or therewith (provided that, for the avoidance of doubt, the parties acknowledge that the foregoing with respect to oral representations in no way limits Section 3.27 or 9.5), whether (to the extent valid under applicable law) in equity or at law, in contract, in tort or otherwise and (y) in connection with any loss suffered as a result of any breach of any representation, covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith (provided that, for the avoidance of doubt, the parties acknowledge that the foregoing with respect to oral representations in no way limits Section 3.27 or 9.5), in each case, other than in a circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Fee pursuant to this Section 8.5, the Company agrees that the maximum aggregate liability of Parent and Merger Sub shall be limited to an amount equal to the amount of the Parent Fee, and in no event shall the Company seek to recover any money damages in excess of such amount (except that such parties shall remain obligated for, and the Company and its subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement). In no event shall the Company seek to recover monetary damages from any Parent Related Party (other than Parent and Merger Sub). Notwithstanding anything to the contrary in this Agreement, (i) Parent shall not be entitled to specific performance under Section 9.10 if the Company has previously paid in full, and Parent or Merger Sub has elected to accept and has accepted, the Termination Fee and (ii) each of Parent and Merger Sub acknowledges and agrees on behalf of itself and its affiliates that if the Termination Fee becomes payable pursuant to Section 8.5 and is paid by the Company pursuant to Section 8.5 and Parent or Merger Sub has elected to accept and has accepted the Termination Fee, the right to receive the Termination Fee, together with reimbursement of any applicable reimbursement obligations pursuant to the first sentence of this Section 8.5(d), shall constitute each of Parent’s and Merger Sub’s and each of their affiliates’ sole and exclusive remedy under this Agreement, and, in such case, the receipt of the Termination Fee shall be deemed to be liquidated damages and not a penalty (and the payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration) for any and all losses or damages suffered or incurred by Parent, Merger Sub and each of their affiliates and any other person in connection with this Agreement (and the termination hereof), the Merger and the other transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination and none of Parent, Merger Sub, their respective affiliates or any other person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any affiliate of the Company arising out of or in connection with this Agreement, the Merger or any of the other transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.

Section 8.6 Expenses. Except as otherwise specifically provided herein, including Section 6.13, Section 6.15 and the first sentence of Section 8.5(d), each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the printing, filing and mailing of the Proxy Statement shall be borne by the Company.

Section 8.7 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company; provided, however, that, after approval of this Agreement by the shareholders of the Company, no amendment may be made which by law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.8 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and references this Section 8.8 or a waiver under this Agreement. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by registered or certified mail (postage prepaid, return receipt requested), by facsimile or by electronic mail (“email”) transmission (so long as a receipt of such facsimile or email is requested and received and provided that any notice received by facsimile or email on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

c/o Apax Partners, L.P.

601 Lexington Avenue, 53rd Floor

New York, New York 10022

Attention:     Buddy Gumina

Facsimile:     (646) 349-3306

Email: buddy.gumina@apax.com

c/o Canada Pension Plan Investment Board

One Queen Street East, Suite 2600

P.O. Box 101

Toronto, Ontario M5C 2W5

Attention:     Erik Levy

Facsimile:     (416) 868-8684

Email:           elevy@cppib.ca

c/o Public Sector Pension Investment Board

1250 René-Lévesque Blvd. West, Suite 900

Montréal, Québec H3B 4W8

Attention:     First Vice President and Chief Legal Officer

Facsimile:     (514) 937-0403

Email:           legalnotices@investpsp.ca

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:     Robert E. Spatt, Esq.

         Ryerson Symons, Esq.

Facsimile:     (212) 455-2502

Email:           rspatt@stblaw.com

     rsymons@stblaw.com

(b)	if to the Company:

Kinetic Concepts, Inc.

8023 Vantage Drive

San Antonio, Texas 78230

Attention:     John T. Bibb

Facsimile:     (210) 255-6990

Email:           John.Bibb@kci1.com

with an additional copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, IL 60606

Attention:     Charles W. Mulaney, Jr.

         Shilpi Gupta

Facsimile:     (312) 407-0411

Email:           Charles.Mulaney@skadden.com

     Shilpi.Gupta@skadden.com

Section 9.3 Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(c) “beneficially owned” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act;

(d) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(e) “Competent Authority” means the body which has the authority to act on behalf of a European Union (EU) member state to ensure that the requirements of the medical device directives are carried out in that particular member state;

(f) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(g) “Convertible Notes” means the Company’s 3.25% Convertible Senior Notes due 2015;

(h) “Credit Agreement” means the Credit Agreement, dated as of January 7, 2011, among the Company, LifeCell Corporation, KCI USA, Inc. the lenders party thereto, and Bank of America, N.A., as administrative agent for the lenders;

(i) “FDA” means the United States Food and Drug Administration and any successor agency thereto;

(j) “FDA Laws” means all laws administered by FDA or any Foreign Regulatory Entity;

(k) “Foreign Regulatory Entity” means Competent Authority, Notified Body or other comparable foreign governmental or non-governmental regulatory entities;

(l) “Healthcare Governmental Entity” means the Office of the Inspector General of the Department of Health and Human Services, the Center for Medicare and Medicaid and any governmental contractor (or other person acting in a similar capacity) acting on behalf of the foregoing.

(m) “Healthcare Law” means any of the following: (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Limitations on Certain Physician Referrals, 42 U.S.C. § 1395nn and the regulations promulgated thereunder; (ii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute) and the regulations promulgated thereunder; (iii) TRICARE, 10 U.S.C. § 1071 et seq. and the regulations promulgated thereunder; (iv) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) and the regulations promulgated thereunder; (v) the False Claims Act, 31 U.S.C. §§ 3729-3733 and the regulations promulgated thereunder; (vi) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812 and the regulations promulgated thereunder; (vii) the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58 and the regulations promulgated thereunder and (viii) all similar state, local, and foreign laws applicable to the Company, including laws relating to fraud and abuse, patient charges, timely repayment of overpayments, recordkeeping, and referrals;

(n) “Intellectual Property” means United States and foreign intellectual property, including all of the following to the extent subject to protection under applicable law (i) (a) patents, inventions, processes, developments, technology and know-how, (b) copyrights, including copyrights in and works of authorship in any media, including graphics, advertising materials, labels, package designs and photographs, (c) trademarks, service marks, trade names, brand names, domain names, logos, trade dress and other source indicators and (d) trade secrets, confidential, proprietary or non-public information and (ii) all registrations, applications renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts or similar legal protections related thereto;

(o) “knowledge” (i) with respect to the Company means the actual knowledge of the persons listed on Section 9.3(o) of the Company Disclosure Schedule assuming such persons have made due inquiry of the employees with direct responsibility for the subject matter to which such knowledge relates and (ii) with respect to Parent or Merger Sub means the actual knowledge of the persons listed on Section 9.3(o) of the Parent Disclosure Schedule assuming such persons have made due inquiry of the employees with direct responsibility for the subject matter to which such knowledge relates.

(p) “law” means any and all domestic (federal, state, provincial or local) or foreign laws, rules, regulations, guidance documents, orders, judgments or decrees promulgated by any Governmental Entity;

(q) “Material Adverse Effect” means any event, change, occurrence, development or effect that, individually or in the aggregate, would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any event, change, occurrence, development or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) changes or developments generally applicable to any of the industries and markets in which the Company or its subsidiaries operate, (iii) changes in any applicable laws or regulations or GAAP (or interpretations thereof), (iv) any change in the price or trading volume of the Shares, or the credit rating of the Company, in each case in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (v) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vi) any outbreak or escalation of hostilities or war (whether or not declared), military actions or the escalation thereof, or any act of sabotage or terrorism or any natural disasters, (vii) the announcement of this Agreement and the transactions contemplated hereby (provided, that the exceptions in this clause (vii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.5), (viii) any action required by this Agreement or taken at the request of Parent or Merger Sub or (ix) any shareholder or derivative litigation arising from allegations of a breach of fiduciary duty relating to this Agreement or the transactions contemplated hereby, except in the case of each of clauses (i) through (iii) and (vi), to the extent such events, changes, occurrences, developments or effects have, individually or in the aggregate, a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other industry participants (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect);

(r) “Notified Body” means a certification organization, which the Competent Authority of an EU member state designates to carry out one or more of the conformity assessment procedures according to the medical device directives;

(s) “Permitted Liens” means (i) any Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been established in the applicable financial statements in accordance with GAAP, (ii) mechanics’, materialmens’, carriers’, workers’, landlords’, repairmens’, warehousemens’, and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (iii) Liens imposed or promulgated by applicable law or any Governmental Entity with respect to real property, including zoning, building, or similar restrictions, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) easements (including conservation easements and similar commitments to forego development), covenants, conditions, restrictions, reservations, rights, claims, rights-of-way and other similar Liens, provided in each case, that such Liens do not in the aggregate materially interfere with the continued use of the property for the purposes for which the property is currently being used by the Company or its subsidiaries and (vi) Liens securing the obligations of the Company and its subsidiaries under the Credit Agreement.

(t) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity;

(u) “Registrations” means authorizations, approvals, clearances, licenses, permits, certificates, or exemptions issued or recognized by any Governmental Entity (including premarket notifications or 510(k) clearances, pre-market approvals, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals, distributor or wholesale licenses or permits, registration notifications or their foreign equivalents) held by the Company and any subsidiary immediately prior to the Closing, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use or sale of the Company’s and any of its subsidiaries’ products;

(v) “Significant Subsidiaries” means “significant subsidiary,” as such term is defined in Regulation S-X promulgated by the SEC;

(w) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

(x) “Tax Return” shall mean any return, report or statement (including information returns) required to be filed with or provided to any Governmental Entity or other person, or maintained, with respect to Taxes, including any schedule or attachment thereto or amendment thereof; and

(y) “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the provisions of Article VIII, including the remedies, and limitations thereon, be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party’s rights hereunder or increases a party’s liability or obligations hereunder or under the Financing Commitments.

Section 9.5 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Equity Financing Commitments and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (by operation of law or otherwise) without the prior written consent of each of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

Section 9.6 Parties in Interest. Except as provided in Section 6.7 and this Section 9.6, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein other than, if the Effective Time occurs, the right of (a) the Company’s shareholders to receive the Merger Consideration pursuant to Article II and (b) the holders of Company Stock Options, Restricted Shares and RSUs to receive the amounts specified in Section 2.2. The parties hereto further agree that the rights of third party beneficiaries under Section 6.7 shall not arise unless and until the Effective Time occurs. In addition, financing sources under the Debt Financing Commitments and their respective affiliates shall be considered third party beneficiaries with respect to Section 8.5(a), Section 8.5(c), Section 8.5(d), Section 9.4, Section 9.11 and Section 9.13 and Parent Related Parties shall be considered third party beneficiaries with respect to Section 8.5(d) and Section 9.14. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.8 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7 Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof), except to the extent that the provisions of the TBOC are applicable, in which case the TBOC shall apply.

Section 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity; provided that the Company shall be entitled to seek specific performance as a third party beneficiary of Parent’s rights against the Investors under the Equity Financing Commitments that relate to the equity commitment relating to a portion of the Merger Consideration, subject to the terms thereof, and to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing and to cause Parent or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, if, but only if: (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (B) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (C) the Debt Financing (or, if alternative financing is being used in accordance with Section 6.15, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (D) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. Notwithstanding anything herein to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to enforce, including against anticipatory breach, the obligations of the lenders to fund the Debt Financing under the Debt Financing Commitment, but only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 and (ii) all of the conditions to the consummation of the financing provided by the Debt Financing Commitment (or, if alternative financing is being used in accordance with Section 6.15, pursuant to the commitments with respect thereto) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing). Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. For the avoidance of doubt, under no circumstances will the Company be entitled to monetary damages in excess of the aggregate amount of the Parent Fee.

Section 9.11 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware), in the event any dispute arises out of this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) except as set forth below, agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware state or federal courts within the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. The parties hereby further agree that New York state or United States Federal courts sitting in the borough of Manhattan, City of New York shall have exclusive jurisdiction over any action brought against any financing source under the Debt Financing Commitments or any of their respective affiliates in connection with the transactions contemplated under this Agreement.

Section 9.12 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this

Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.13 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY SUCH ACTION INVOLVING THE FINANCING SOURCES UNDER THE DEBT FINANCING COMMITMENTS OR ANY OF THEIR RESPECTIVE AFFILIATES) OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

Section 9.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no other Parent Related Party that is not a party hereto (other than the Investors to the extent set forth in the Equity Financing Commitments) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether (to the extent valid under applicable law) in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith (provided that, for the avoidance of doubt, the parties acknowledge that the foregoing with respect to oral representations in no way limits Section 3.27 or 9.5). In no event shall the Company or any of its affiliates, and the Company agrees not to and to cause its controlled affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party not a party to this Agreement (other than to the extent set forth in the Equity Financing Commitments).

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KINETIC CONCEPTS, INC.

By:	/s/ Catherine M. Burzik
Name: Catherine M. Burzik
Title: President and Chief Executive Officer

CHIRON HOLDINGS, INC.

By:	/s/ Buddy Gumina
Name: Buddy Gumina
Title: President

CHIRON MERGER SUB, INC.

By:	/s/ Buddy Gumina
Name: Buddy Gumina
Title: President

Annex B

July 12, 2011

The Board of Directors

Kinetic Concepts, Inc.

8023 Vantage Drive

San Antonio, Texas 78230

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of Kinetic Concepts, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Chiron Holdings, Inc. (the “Acquiror”), a newly formed corporation owned by Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., Apax US VII, L.P., Port-aux-Choix Private Investments Inc. and CPP Investment Board (USRE V) Inc. Pursuant to the Agreement and Plan of Merger, dated as of July 12, 2011 (the “Agreement”), among the Company, the Acquiror and Chiron Merger Sub, Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of the Company Common Stock, other than shares of the Company Common Stock held in treasury or owned by the Acquiror and its subsidiaries and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $68.50 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; (vi) reviewed certain reports published by industry and equity analysts; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction that would be material to our analysis.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration paid in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction prior to the date of this letter.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial and/or investment banking relationships with the Company and affiliates of the Acquiror (the “Acquiror Group”) and certain of the Acquiror Group’s portfolio companies, for which we and such affiliates have received customary compensation. Such services for the Company during such period included serving as joint lead arranger of certain senior secured credit facilities of the Company in January 2011.

Such services for Apax Partners Limited (“Apax”), a member of the Acquiror Group, and its portfolio companies during such period included acting as: (i) financial advisor to Apax in connection with its acquisition of a controlling equity stake in Tivit Terceirização e Serviços SA in May 2010, (ii) financial advisor to Central European Media Enterprises Ltd. (“CME”) in connection with its sale of a minority equity stake to Time Warner Inc. in May 2009, (iii) financial advisor to TDC A/S (“TDC”) in connection with the sale of its TDC Switzerland subsidiary in September 2010, (iv) financial advisor to Qualitest Pharmaceuticals in connection with its sale to Endo Pharmaceuticals in November 2010, (v) financial advisor to Capio AB in connection with its sale of its subsidiary Capio Sanidad in March 2011, (vi) co-managing underwriter and joint bookrunner, respectively, for offerings by Wind Telecomunicazioni S.p.A. (“Wind”) of its debt securities in June 2009 and December 2009, respectively, and joint bookrunner and lead arranger in connection with senior secured credit facilities of Wind in December 2010, (vii) co-managing underwriter and joint bookrunner, respectively, for offerings by CME of its debt securities in September 2009 and October 2010, respectively, (viii) co-managing underwriter for offerings by Intelsat Jackson Holdings S.A. of its debt securities in October 2009 and September 2010, respectively, (ix) joint bookrunner for offerings by Rue 21, Inc. of its common stock in November 2009 and February 2010, respectively, (x) joint bookrunner for an offering by Promethean World PLC of its common stock in March 2010, (xi) co-managing underwriter for an offering by Phillips-Van Heusen Corporation of its common stock in April

2010, (xii) depository bank in connection with the offering by SouFun Holdings Ltd. of its American Depositary Receipts in July 2010, (xiii) joint bookrunner for offerings by TDC of its common stock and its debt securities in December 2010 and February 2011, respectively, and (xiv) joint bookrunner for the initial public offering by Bankrate, Inc. of its common stock in June 2011.

We and our affiliates are also currently engaged in providing certain financial advisory and/or capital raising services to certain members of the Acquiror Group which are not publicly announced and are unrelated to the Company or the Transaction. In addition, our commercial bank affiliate also provides treasury and cash management services to the Company and certain Apax portfolio companies and is a lender (and in some cases an agent bank) under outstanding credit facilities of the Company and certain Apax portfolio companies. Our investment management affiliate also provides certain asset management services to certain members of the Acquiror Group and their respective portfolio companies. In addition, one of our affiliates is counterparty to the Company in a “call spread” derivative transaction entered into with the Company in connection with its issuance of certain convertible debt securities in April 2008, which will by its terms be liquidated as a result of the Transaction. Our affiliate, and the Company, respectively, may be required to make a payment to the other in connection with any such liquidation and our affiliate may recognize a gain in connection with such liquidation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or portfolio companies of the members of the Acquiror Group for our own account or for the accounts of customers, and accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

J.P. Morgan Securities LLC

Annex C

Texas Business Organization Code

Title 1. General Provisions

Chapter 10. Mergers, Interest Exchanges, Conversions, and Sales of Assets

Subchapter H. Rights of Dissenting Owners

Section 10.351. Applicability of Subchapter

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Section 10.352. Definitions

In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

Section 10.353. Form and Validity of Notice

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

Section 10.354. Rights of Dissent and Appraisal

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange or a similar system;

(B) listed on the Nasdaq Stock Market or a successor quotation system;

(C) designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or a successor system; or

(D) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or a successor entity; or

(iii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

Section 10.355. Notice of Right of Dissent and Appraisal

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(c) A notice required to be provided under Subsection (a) or (b) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(2) may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

(1) each owner who consents in writing to the action before the owner delivers the written consent; and

(2) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(2).

Section 10.356. Procedure for Dissent by Owners as to Actions; Perfection of Right of Dissent and Appraisal

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(2) must give to the responsible organization a notice dissenting to the action that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) before the action is considered for approval, if the action is to be submitted to a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the action was approved by the requisite vote of the owners, if the action is to be undertaken on the written consent of the owners; or

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(c) An owner who does not make a demand within the period required by Subsection (b)(2)(E) is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under this section, the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Section 10.357. Withdrawal of Demand for Fair Value of Ownership Interest

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Section 10.358. Response by Organization to Notice of Dissent and Demand for Fair Value by Dissenting Owner

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356, the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) An offer made under Subsection (c)(2) must remain open for a period of at least 60 days from the date the offer is first delivered to the dissenting owner.

(e) If a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or if a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 60th day after the date the offer is accepted or the agreement is reached, as appropriate, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

Section 10.359. Record of Demand for Fair Value of Ownership Interest

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

Section 10.360. Rights of Transferee of Certain Ownership Interest

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Section 10.361. Proceeding to Determine Fair Value of Ownership Interest and Owners Entitled to Payment; Appointment of Appraisers

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Section 10.362 Computation and Determination of Fair Value of Ownership Interest

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Section 10.363. Powers and Duties of Appraiser; Appraisal Procedures

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Section 10.364. Objection to Appraisal; Hearing

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

Section 10.365. Court Costs; Compensation for Appraiser

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Section 10.366. Status of Ownership Interest Held or Formerly Held by Dissenting Owner

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Section 10.367. Rights of Owners Following Termination of Right of Dissent

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Section 10.368. Exclusivity of Remedy of Dissent and Appraisal

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

FORM OF PROXY CARD

Kinetic Concepts, Inc. 8023 Vantage Drive San Antonio, TX 78230

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Kinetic Concepts, Inc.

The Board of Directors recommends a vote FOR each of the following proposals:

		FOR	AGAINST	ABSTAIN
1.	To adopt the Agreement and Plan of Merger, dated as of July 12, 2011, by and among Kinetic Concepts, Inc., Chiron Holdings, Inc. and Chiron Merger Sub, Inc., a wholly owned subsidiary of Chiron Holdings, Inc., and approve the transactions contemplated thereby.	☐	☐	☐

2.	To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and approving the transactions contemplated thereby at the time of the special meeting.	☐	☐	☐

3.	To approve a non-binding proposal regarding certain Merger-related executive compensation arrangements for Kinetic Concepts, Inc.’s named executive officers.	☐	☐	☐

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice & Proxy Statement is available at www.proxyvote.com.

KINETIC CONCEPTS, INC.

PROXY

Special Meeting of Shareholders, [                    ], 2011

This proxy is solicited on behalf of the Board of Directors

The undersigned shareholder of Kinetic Concepts, Inc., a Texas corporation (the “Company”), hereby appoints Martin J. Landon and John T. Bibb, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the special meeting of shareholders of the Company to be held on [                    ], 2011 at [            ], at [            ], San Antonio time, and any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

The shares represented by this Proxy shall be voted in the manner set forth on the reverse side. If signed and no direction is given for any item, the shares represented by this Proxy will be voted “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, “FOR” any adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies and “FOR” the non-binding proposal regarding certain Merger-related executive compensation arrangements. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.

The undersigned hereby revokes all previous proxies and acknowledges receipt of the Notice of the Special Meeting of Shareholders to be held on [                    ], 2011 and the Proxy Statement.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.